UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SHFL ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of SHFL entertainment, Inc.
2)

Aggregate number of securities to which transaction applies:

59,605,450 shares of common stock, which consist of: (A) 56,623,747 shares of common stock issued and outstanding as of August 19, 2013 (including shares of restricted common stock); (B) 2,201,988 shares of common stock underlying options to purchase shares of common stock outstanding as of August 19, 2013 with an exercise price below $23.25; (C) 664,815 restricted share units as of August 19, 2013; and (D) 114,900 shares of common stock underlying equity-based performance units outstanding as of August 19, 2013.

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the underlying value of the transaction of $1,362,441,600, which has been calculated as the sum of: (A) 56,623,747 shares of common stock issued and outstanding as of August 19, 2013 (including shares of restricted common stock) and the merger consideration of $23.25 per share; plus (B) the product of: (i) 2,201,988 shares of common stock underlying options to purchase shares of common stock outstanding as of August 19, 2013 with an exercise price below $23.25 and (ii) the difference between $23.25 per share and the weighted-average exercise price of such options of $10.62 per share; plus (C) 664,815 restricted share units as of August 19, 2013 and the merger consideration of $23.25; plus (D) the product of 114,900 shares of common stock underlying equity-based performance units outstanding as of August 19, 2013 and the merger consideration of $23.25 per share.

	4)	Proposed maximum aggregate value of transaction: = $1,362,441,600
	5)	Total fee paid: = $185,837.03
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

SHFL ENTERTAINMENT, INC.

6650 El Camino Road

Las Vegas, NV 89118

(702) 897-7150

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[—], 2013

Dear Shareholder:

We cordially invite you to attend a special meeting of shareholders of SHFL entertainment, Inc., a Minnesota corporation, which we refer to as “SHFL”, the “Company”, “we”, “us” or “our” in the accompanying proxy statement, to be held on [—], 2013, at [—] local time, at [—].

On July 15, 2013, we entered into an agreement and plan of merger, which, as it may be amended from time to time, we refer to as the “merger agreement”, with Bally Technologies, Inc., a Nevada corporation, which we refer to as “Bally” in the accompanying proxy statement and Manhattan Merger Corp., an indirect wholly owned subsidiary of Bally, which we refer to as “Merger Sub” in the accompanying proxy statement, providing for the acquisition of SHFL by Bally. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into SHFL, which we refer to as the “merger” in the accompanying proxy statement, with SHFL continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Bally. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt the merger agreement by and among SHFL, Bally and Merger Sub, thereby approving the merger, and certain other matters as set forth in the shareholder notice and the accompanying proxy statement.

If the merger is completed, you will be entitled to receive $23.25 in cash, without interest and less any applicable withholding taxes, for each share of SHFL common stock you own.

The approval of the holders of a majority of the outstanding shares of our common stock, par value $0.01 per share, which we refer to as the “SHFL common stock” in the accompanying proxy statement, is required to approve and adopt the merger agreement, thereby approving the merger. Our board of directors, after considering all factors that our board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its shareholders, and unanimously approved the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger.

The SHFL board of directors unanimously recommends that you vote:

•	“FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement, the merger and related agreements and provides specific information regarding the special meeting. A copy of the merger agreement is included as Annex A to the proxy statement. You can also obtain other information about SHFL from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of our board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety.

Your vote is very important to us regardless of the number of shares you own. The merger cannot be completed unless the holders of a majority of the outstanding shares of SHFL common stock vote in favor of the approval and adoption of the merger agreement, including the plan of merger. If your shares of SHFL common stock are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the approval and adoption of the merger agreement, including the plan of merger. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by completing and returning the enclosed proxy card. You may also submit a proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Innisfree M&A Incorporated, our proxy solicitor, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

On behalf of the SHFL board of directors, we thank you for your support of SHFL entertainment, Inc. and appreciate your consideration of this matter.

/s/ Garry W. Saunders
Garry W. Saunders
Chairman of the Board

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated [—], 2013 and it and the enclosed proxy card are first being mailed to shareholders on or about [—], 2013.

SHFL ENTERTAINMENT, INC.

6650 El Camino Road

Las Vegas, NV 89118

(702) 897-7150

Notice of Special Meeting of Shareholders

To Be Held On [—], 2013

To the Shareholders of SHFL entertainment, Inc.:

Notice is hereby given that a special meeting of the shareholders of SHFL entertainment, Inc. will be held on [—], 2013, at [—] local time, at [—] for the following purposes:

1.	Approval and Adoption of the Merger Agreement. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the “merger agreement” in the accompanying proxy statement, dated as of July 15, 2013, by and among SHFL, Bally Technologies, Inc., a Nevada corporation, which we refer to as “Bally” in the accompanying proxy statement, and Manhattan Merger Corp., a Minnesota corporation and an indirect wholly owned subsidiary of Bally, which we refer to as “Merger Sub” in the accompanying proxy statement, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, which we refer to as the “merger” in the accompanying proxy statement, and the conversion of each share of SHFL common stock, other than the shares of SHFL common stock owned by SHFL or any of its wholly owned subsidiaries (in each case other than shares of SHFL common stock held in a fiduciary or agency capacity that are beneficially owned by a third party), or Bally or Merger Sub or any other wholly owned subsidiary of Bally and those shares of SHFL common stock with respect to which the holder thereof has properly exercised and perfected his or her demand for dissenters’ rights under Section 302A.473 of the Minnesota Business Corporation Act, which we refer to as the “MBCA” in the accompanying proxy statement, which shares we refer to collectively as the “excluded shares” in the accompanying proxy statement (all of which will be canceled at the consummation of the merger) and shares of SHFL restricted stock (the treatment of which is described under the section entitled “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 77 of the accompanying proxy statement), into the right to receive $23.25 in cash, without interest and less any applicable withholding taxes.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger, which we refer to as the “compensation proposal” in the accompanying proxy statement.

3.	Adjournment or Postponement of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement, which we refer to as the “adjournment proposal” in the accompanying proxy statement.

Only shareholders of record of our common stock, par value $0.01 per share, which we refer to as the “SHFL common stock” in the accompanying proxy statement, at the close of business on [—], 2013 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The approval and adoption of the merger agreement, including the plan of merger, by the affirmative vote of the holders of a majority of the outstanding shares of SHFL common stock is a condition to the consummation of the merger and the merger cannot be completed unless the holders of a majority of the outstanding shares of SHFL common stock vote in favor of approval and adoption of the merger agreement, including the plan of merger. The approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon. The vote to approve the compensation proposal is advisory only and will not be binding on SHFL or Bally and is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares of SHFL common stock are held in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE MERGER AGREEMENT OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE PLAN OF MERGER.

The SHFL board of directors unanimously recommends that you vote:

•	“FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Please note that we intend to limit attendance at the special meeting to shareholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of SHFL common stock as of the record date. All shareholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of SHFL common stock, please contact SHFL’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

By Order of the SHFL Board of Directors,

/s/ Linster W. Fox
Linster W. Fox
Executive Vice President, Chief Financial Officer and Secretary

Las Vegas, Nevada

[—], 2013

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of SHFL common stock are voted at the special meeting by submitting your proxy or, if your shares of SHFL common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement, including the plan of merger, but will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If your shares of SHFL common stock are registered in street name through a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of SHFL common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

i

ii

Annex A:	Agreement and Plan of Merger, dated as of July 15, 2013, by and among Bally Technologies, Inc., Manhattan Merger Corp. and SHFL entertainment, Inc.

Annex B:	Opinion of Macquarie Capital (USA) Inc.

Annex C:	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

iii

PROXY STATEMENT

This proxy statement contains information related to our special meeting of shareholders to be held on [—], 2013, at [—] local time, at [—], and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of SHFL entertainment, Inc. as part of the solicitation of proxies by the SHFL board of directors for use at the special meeting.

SUMMARY

This summary term sheet briefly summarizes material information found in this proxy statement. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety, as this summary may not contain all of the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

In this proxy statement, the terms “we”, “us”, “our”, “SHFL” and the “Company” refer to SHFL entertainment, Inc. and, where appropriate, its subsidiaries. We refer to Bally Technologies, Inc. as “Bally” and Manhattan Merger Corp. as “Merger Sub”. All references to the “merger” refer to the merger of Merger Sub with and into SHFL with SHFL surviving as an indirect wholly owned subsidiary of Bally; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 15, 2013, as it may be amended from time to time, by and among SHFL, Bally and Merger Sub, a copy of which is included as Annex A to this proxy statement. SHFL, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation”.

Parties Involved in the Merger (Page 23)

SHFL entertainment, Inc.

SHFL entertainment, Inc., a Minnesota corporation, is a leading global supplier to the legalized gaming market, providing state-of-the-art value-adding products in five distinct segments: (i) Utility products (including automatic card shufflers and roulette chip sorters), (ii) Proprietary Table Games (including live table games, side-bets and progressives), (iii) Electronic Table Systems (including various e-Table game platforms), (iv) Electronic Gaming Machines (including video slot machines) and (v) newly-introduced iGaming (including online versions of SHFL’s table games, social gaming and mobile applications). SHFL’s operations include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of its distinct product lines. SHFL leases, licenses and sells its products worldwide.

SHFL common stock is currently listed on the NASDAQ Global Select Market, which we refer to as the “NASDAQ” in this proxy statement, under the symbol “SHFL”.

SHFL’s principal executive offices are located at 6650 El Camino Road, Las Vegas, NV 89118, its telephone number is (702) 897-7150 and its Internet website address is www.shfl.com. The information provided on or accessible through SHFL’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Additional information about SHFL is contained in its public filings, which are incorporated by reference herein. See the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

Bally Technologies, Inc.

Bally Technologies, Inc., a Nevada corporation, is a diversified global gaming company that designs, manufactures, operates and distributes advanced technology-based gaming devices, systems, server-based solutions, custom mobile applications, and interactive applications. Bally’s innovations and technology solutions allow its customers to more effectively manage their operations using its wide range of marketing, data management and analysis, accounting, player tracking, security and other software applications and tools. Bally also provides hardware, including spinning-reel and video gaming devices, specialty gaming devices, and wide-area progressive systems. Bally supports customers that include traditional land-based, riverboat, and Native American casinos, video lottery and central determination markets.

Bally’s common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE” in this proxy statement) under the symbol “BYI”.

Bally’s principal executive offices are located at 6601 South Bermuda Road, Las Vegas, NV 89119, its telephone number is (702) 584-7700 and its Internet website address is www.ballytech.com. The information provided on or accessible through Bally’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Manhattan Merger Corp.

Manhattan Merger Corp., an indirect wholly owned subsidiary of Bally, is a Minnesota corporation that was formed on July 9, 2013 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into SHFL, with SHFL surviving the merger as an indirect wholly owned subsidiary of Bally.

The principal executive offices of Merger Sub are located at 6601 South Bermuda Road, Las Vegas, NV 89119, its telephone number is (702) 584-7700.

Terms of the Merger (Page 75)

The proposed transaction is the acquisition of SHFL by Bally pursuant to the merger agreement. The acquisition will be effected by the merger of Merger Sub with and into SHFL, with SHFL continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Bally. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Expected Timing of the Merger

We expect to complete the merger promptly following the approval and adoption of the merger agreement, including the plan of merger, by SHFL’s shareholders as described herein, the receipt of all required regulatory approvals and the satisfaction or waiver of the other conditions precedent to the parties’ respective obligations to complete the merger, each as further set forth in the merger agreement, a copy of which is included as Annex A to this proxy statement.

However, it is possible that factors outside the control of both Bally and SHFL could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Merger Consideration (Page 75)

If the merger is completed, each share of our common stock, par value $0.01 per share, which we refer to as “SHFL common stock” or “our common stock” in this proxy statement, issued and outstanding immediately prior to the effective time of the merger, other than the shares of SHFL common stock owned by SHFL or any of its wholly owned subsidiaries, or Bally or Merger Sub or any other wholly owned subsidiary of Bally (in each case other than shares of SHFL common stock held in a fiduciary or agency capacity that are beneficially owned by a third party) and those shares of SHFL common stock with respect to which the holder thereof has properly exercised and perfected his or her demand for dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA, which shares we refer to collectively as the “excluded shares” in this proxy statement (all of which will be canceled at the consummation of the merger) and shares of SHFL restricted stock (the treatment of which is described under the section entitled “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 77 of this proxy statement), will be converted into the right to receive $23.25 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement. At or immediately prior to the effective time of the merger, Bally will deposit or cause to be deposited sufficient funds to pay the aggregate per share merger consideration with the paying agent in the merger.

The Special Meeting (Page 25)

Date, Time and Place (Page 25). The special meeting will be held on [—], 2013, at [—] local time, at [—].

Purpose of the Special Meeting (Page 25). At the special meeting, you will be asked: (1) to consider and vote upon a proposal to approve and adopt the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger (this proposal being referred to as the “compensation proposal” in this proxy statement); and (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement (this proposal being referred to as the “adjournment proposal” in this proxy statement).

Record Date and Voting Information (Page 26). Only shareholders who hold shares of our common stock at the close of business on [—], 2013, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [—] shares of our common stock outstanding entitled to vote at the special meeting.

Quorum (Page 26). The presence in person or by proxy of the holders of record of a majority of the shares of our common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. As of the record date, [—] shares of our common stock will be required to obtain a quorum.

Required Vote (Page 26). Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHFL common stock entitled to vote at the special meeting. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve and adopt the merger agreement. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL common stock which are present in person or by proxy and entitled to vote on the proposal. An abstention from voting will have the same effect as a vote against the compensation proposal and the adjournment proposal, while broker non-votes and shares not in attendance will have no effect on the outcome of any such vote.

Share Ownership of Our Directors and Executive Officers (Page 28). As of [—], 2013, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [—] shares of our common stock, representing approximately [—]% of the outstanding shares of our common stock.

Voting and Proxies (Page 27). Any SHFL shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the Internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of SHFL common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of SHFL common stock using the instructions provided by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

Treatment of Stock Options and Other Stock-Based Compensation (Page 77)

At the effective time of the merger, each option to purchase SHFL common stock, which we refer to as “SHFL options” in this proxy statement, granted under any one of the Company’s equity compensation plans (which plans we refer to as “Company plans” in this proxy statement) that was outstanding and unexercised as of July 15, 2013 and remains outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of SHFL common stock subject to such option, less any applicable withholding taxes. Each SHFL option granted after July 15, 2013 to employees and consultants who are not named executive officers or directors will be converted pursuant to its terms into an option denominated in common stock, par value $0.10 per share, of Bally, which we refer to as “Bally common stock” in this proxy statement, based on the relative per-share trading prices of SHFL and Bally as of, respectively, immediately before and after the merger closing, which we refer to as the “incentive award exchange ratio” in this proxy statement. Any option granted to a named executive officer or director after July 15, 2013 will terminate and be of no effect immediately prior to the effective time of the merger if the merger occurs.

At the effective time of the merger, each equity-based unit that is subject to performance-based conditions and issued under the Company plans (which equity-based units we refer to as “performance units” in this proxy statement) that is outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right receive an amount, in cash, equal to the number of vested performance units as of the effective time of the merger (with unvested performance units to vest at the effective time based on the achievement of a certain level of “total shareholder return”, as calculated using the five-day trading average ending on the effective date of the merger) multiplied by $23.25, less any applicable withholding taxes. Any performance unit granted to employees and consultants who are not named executive officers or directors after July 15, 2013 will be converted pursuant to its terms into a performance unit denominated in Bally common stock based on the incentive award exchange ratio with equitable adjustments to any performance goals as may be determined by the compensation committee of the SHFL board of directors. Any performance unit granted to a named executive officer or director after July 15, 2013 will terminate and be of no effect immediately prior to the effective time of the merger if the merger occurs.

At the effective time of the merger, each restricted share of Company common stock granted pursuant to a Company plan and each Company restricted share unit (other than any performance unit) granted pursuant to a

Company plan that is outstanding as July 15, 2013 and remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled in exchange for the right to receive $23.25, less any applicable withholding taxes. Any SHFL restricted share and restricted share unit (other than any performance unit) granted after July 15, 2013 to employees and consultants who are not named executive officers or directors will be converted pursuant to its terms into a restricted share or restricted share unit, as applicable, in each case denominated in Bally common stock based on the incentive award exchange ratio. Any restricted share or restricted share unit granted to a named executive officer or director after July 15, 2013 generally will terminate and be of no effect immediately prior to the effective time of the merger if the merger occurs.

Delisting and Deregistration of Our Common Stock (Page 54)

Upon completion of the merger, we will remove our common stock from listing on the NASDAQ and price quotations in the public market will no longer be available for our common stock and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, will be terminated.

Committee of Disinterested Directors—Business Combination Act / Control Share Acquisition Act (Page 45)

In order to comply with the anti-takeover provisions of the MBCA, the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, were approved by our board of directors and a committee of disinterested directors of our board of directors (which was comprised of all of our directors other than Mr. Isaacs, who was excluded due to his status as a former employee of Bally), all of whom were “disinterested directors” as defined in the MBCA. See the section of this proxy statement entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Committee of Disinterested Directors—Business Combination Act / Control Share Acquisition Act” beginning on page 45 of this proxy statement.

Determination, Approval and Recommendation of Our Board of Directors (Page 46)

The SHFL board of directors, after considering all factors that the SHFL board of directors deemed relevant and after consulting with independent legal and financial advisors, unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of SHFL and its shareholders, and unanimously approved the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the SHFL board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 41 of this proxy statement.

The SHFL board of directors unanimously recommends that the SHFL shareholders vote:

•	“FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Opinion of SHFL’s Financial Advisor (Page 46 and Annex B)

Macquarie Capital (USA) Inc., which we refer to as Macquarie Capital in this proxy statement, was engaged on March 11, 2013 to act as financial advisor to the Company in connection with the exploration of the Company’s strategic alternatives. On July 15, 2013, Macquarie Capital rendered its oral opinion, subsequently confirmed in writing, to the SHFL board of directors, to the effect that, as of such date, and based upon and subject to various factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid to the holders of SHFL common stock (other than excluded shares), in the proposed merger was fair, from a financial point of view, to such holders of SHFL common stock.

The full text of the written opinion of Macquarie Capital, dated July 15, 2013, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. Holders of shares of SHFL common stock are encouraged to and should read the opinion carefully and in its entirety. Macquarie Capital’s opinion was provided to the SHFL board of directors in connection with its evaluation of the merger consideration provided for in the merger transaction from a financial point of view. The opinion of Macquarie Capital does not address any other aspect of the merger transaction and does not constitute a recommendation to any holder of SHFL common stock as to whether such holder should act or vote in connection with the merger transaction or any other matter. The summary of the opinion of Macquarie Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, which is included as Annex B.

Interests of SHFL’s Directors and Executive Officers in the Merger (Page 56)

In considering the recommendation of the SHFL board of directors to approve and adopt the merger agreement, SHFL shareholders should be aware that certain directors and executive officers of SHFL have interests in the merger that are different from, or in addition to, those of SHFL shareholders generally. These interests are described in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement. The SHFL board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to SHFL shareholders that the merger agreement be adopted. These interests include the following, among others:

•

at the effective time of the merger, each SHFL option held by a director or executive officer that was outstanding and unexercised as of July 15, 2013 and remains outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of SHFL common stock subject to such option, less any applicable withholding taxes;

•

at the effective time of the merger, each performance unit issued under the Company plans to a director or executive officer that was outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right receive an amount, in cash, equal to the number of vested performance units as of the effective time of the merger (with unvested performance units to vest based on “total shareholder return” calculated using the five-day trading average ending on the effective date of the merger) multiplied by $23.25, less any applicable withholding taxes;

•

at the effective time of the merger, each restricted share of Company common stock held by a director or executive officer and granted pursuant to a Company plan and each Company restricted share unit (other than any performance unit) held by a director or executive officer and granted pursuant to a Company plan, in each case that was outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled in exchange for the right to receive $23.25, less any applicable withholding taxes; and

•	the executive officers are entitled to receive certain severance benefits under their employment agreements with SHFL upon certain qualifying terminations following the closing of the merger.

There are certain restrictions under the merger agreement relating to the grant of new equity incentive compensation awards after July 15, 2013, including that any awards granted to directors or named executive officers (who as of the date of this proxy statement constitute all of our executive officers) generally must provide that they will terminate and be of no effect immediately prior to the merger closing if the merger occurs.

If the closing of the merger occurs after November 2013, the first month of SHFL’s 2014 fiscal year, SHFL will pay the pro-rata portion of the 2014 fiscal year annual bonuses on or immediately prior to the merger closing date for each employee terminated concurrently with the merger closing date, including Messrs. Isaacs and Fox (who will be deemed to have been terminated for this purpose even if their service continues). Bally will honor the annual bonus program for the 2014 fiscal year for all other SHFL employees, including the other executive officers, and will pay the 2014 fiscal year annual bonuses concurrently with Bally’s customary payment of annual bonuses; provided, however, that any employee, including any executive officer, who is terminated by Bally without “cause” or for “good reason” (as such terms are defined in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Long-Term Incentive Program” beginning on page 58 of this proxy statement) prior to the customary payment date will receive a pro-rata bonus for the period in the 2014 fiscal year prior to the merger closing date.

Financing (Page 93)

The merger is not conditioned on Bally obtaining the proceeds of any financing, including the financing contemplated by the debt commitment letter. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $1,380,000,000. These funds include the funds needed to:

•	pay our shareholders (including equity award holders) the amount due under the merger agreement;

•	refinance, repay or repurchase certain of our outstanding indebtedness; and

•	pay customary fees and expenses in connection with the transactions contemplated by the merger agreement.

In connection with entering into the merger agreement, Bally entered into a commitment letter with Wells Fargo Securities, LLC (which we refer to as “Wells Fargo Securities” in this proxy statement), Wells Fargo Bank, National Association (which we refer to as “Wells Fargo Bank” in this proxy statement, and together with Wells Fargo Securities, as “Wells Fargo”), J.P. Morgan Securities LLC (which we refer to as “JP Morgan Securities” in this proxy statement), JPMorgan Chase Bank, N.A. (which we refer to as “JPMorgan Chase” in this proxy statement, and together with JP Morgan Securities, as “J.P. Morgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “Merrill Lynch” in this proxy statement), Bank of America, N.A. (which we refer to as “Bank of America” in this proxy statement), Goldman Sachs Bank USA (which we refer to as “Goldman Sachs Bank USA” in this proxy statement), and Union Bank, N.A. (which we refer to as “Union Bank” in this proxy statement). Pursuant to the commitment letter, among other things, each of Wells Fargo Bank, JPMorgan Chase, Bank of America, Goldman Sachs Bank USA and Union Bank (which we refer to, collectively, as the “initial lenders” in this proxy statement) have agreed to provide debt financing to Bally. We refer to this commitment letter, as it may be further amended in accordance with the merger agreement, as the “debt commitment letter” in this proxy statement. The financing contemplated under the debt commitment letter is referred to as the “debt financing” in this proxy statement. See the section entitled “Terms of the Merger Agreement—Financing of the Merger” beginning on page 93 of this proxy statement for additional information with respect to the debt financing.

No Solicitation of Acquisition Proposals (Page 86)

Subject to certain exceptions, SHFL has agreed not to, and will not authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives not to, among other things: (i) initiate, solicit or knowingly encourage, directly or indirectly, the making of any acquisition proposal or (ii) engage in negotiations or substantive discussions with, or furnish any material non-public information to, any third party relating to an acquisition proposal other than informing third parties of certain provisions contained in the merger agreement.

In the event that SHFL receives a written acquisition proposal, SHFL and its board of directors may, prior to obtaining SHFL shareholder approval of the proposal to approve and adopt the merger agreement, engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such acquisition proposal and its representatives or potential sources of financing if the SHFL board of directors determines in good faith, after consultation with SHFL’s outside counsel and financial advisors, and based on information then available, that such acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined under the section entitled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 86 of this proxy statement).

The SHFL board of directors may terminate the merger agreement in response to a written acquisition proposal if the SHFL board of directors has determined in good faith, after consultation with SHFL’s outside counsel and financial advisors, that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Bally, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Bally the opportunity to propose changes to the merger agreement in response to a superior proposal and the conditions described in the prior paragraph. If the merger agreement is terminated in such a circumstance, SHFL must pay, or cause to be paid, to Bally the termination fee prior to or concurrently with such termination as more fully described under the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 108 of this proxy statement.

Changes in Board Recommendation (Page 86)

Prior to obtaining SHFL shareholder approval of the proposal to approve and adopt the merger agreement, the SHFL board of directors may change its recommendation that SHFL shareholders approve and adopt the merger agreement if the SHFL board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties to the shareholders of SHFL under applicable law. If the SHFL board of directors effects a change in recommendation under the merger agreement, Bally may, prior to the approval of the SHFL shareholders of the proposal to approve and adopt the merger agreement, terminate the merger agreement and receive the termination fee as more fully described under the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 108 of this proxy statement.

Conditions to the Merger (Page 105)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	the approval and adoption of the merger agreement, including the plan of merger, by SHFL shareholders;

•

the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act” in this proxy statement;

•

all of the required gaming approvals (described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 68 of this proxy statement) shall have been obtained and be in full force and effect;

•	the absence of any law or order having been enacted, issued, promulgated, enforced or entered by any governmental authority that would enjoin or otherwise prohibit the consummation of the merger;

•

solely with respect to the obligations of Bally and Merger Sub, since the date of the merger agreement, there has not occurred any change, effect, development or circumstance that, individually or in the aggregate, would have or is reasonably likely to have a material adverse effect on SHFL;

•

the accuracy of all representations and warranties made by the other party in the merger agreement, except, in most, but not all cases, for inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect; and performance in all material respects by the other party of its obligations under the merger agreement; and

•	each party having received a certificate signed by an executive officer of the other party certifying as to the satisfaction of certain conditions to the obligations of such other party.

How the Merger Agreement May Be Terminated (Page 97)

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of each of Bally and SHFL. In addition, either Bally or SHFL may terminate the merger agreement before the effective time of the merger, if:

•

the merger has not been completed on or before May 15, 2014, which date may be extended from time to time by either Bally or SHFL until July 10, 2014, under certain circumstances described under the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 97 of this proxy statement; provided, that this termination right will not be available to either party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the termination date (as the same may be extended) or (ii) the failure of the closing of the merger to occur by the termination date (as the same may be extended); provided, further, that neither Bally nor SHFL will have this termination right during the pendency of a legal proceeding by the other party for specific performance and if, prior to such termination date any party to the merger agreement brings an action to specifically enforce the performance of the terms of the merger agreement by the other party, the termination date will be automatically extended by (x) the period of time during which such action is pending plus 20 business days or (y) such other time period established by the court presiding over such legal proceeding;

•

any restraint is in effect enjoining or otherwise prohibiting the consummation of the merger, and such restraint (if an order of a governmental authority) has become final and non-appealable; provided that this termination right will not be available to a party that did not comply with its obligations under the regulatory matters covenants set forth in the merger agreement to prevent, oppose or remove such restraint or if the issuance of such final, non-appealable restraint was primarily due to the failure of such party, and in the case of Bally, including the failure of Merger Sub, to perform any of its obligations under the merger agreement; or

•	SHFL shareholder approval is not obtained at a duly held shareholders’ meeting or at any adjournment or postponement thereof.

The merger agreement may also be terminated by SHFL if:

•	Bally or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to SHFL’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date (as described under the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 97 of this proxy statement) or is not cured by Bally or Merger Sub on or before the earlier of the termination date and the date that is 30 days following the receipt by Bally of written notice from SHFL of such breach or failure; provided that this termination right will not be available if SHFL is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

the SHFL board of directors has determined to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by and subject to the terms of the merger agreement, so long as concurrently with such termination, SHFL enters into the associated alternative acquisition agreement and pays, or causes to be paid, to Bally the termination fee of $43,335,601 described under the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 97 of this proxy statement; or

•

all conditions to Bally’s and Merger Sub’s obligation to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Bally or Merger Sub fail to consummate the merger by the time the closing of the merger should have occurred pursuant to the merger agreement.

The merger agreement may also be terminated by Bally if:

•

SHFL has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Bally’s and Merger Sub’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by SHFL on or before the earlier of the termination date and the date that is 30 days following the receipt by SHFL of written notice from Bally of such breach or failure; provided that this termination right will not be available if Bally or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

(i) SHFL does not include the SHFL board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its shareholders, (ii) a change in recommendation has occurred, (iii) SHFL has breached or failed to perform in any material respect any of its obligations with respect to acquisition proposals, (iv) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal has been commenced by a person unaffiliated with Bally, and SHFL has not published, sent or given to its shareholders, pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender offer or exchange offer is first commenced within the meaning of Rule 14d-2 promulgated under the Exchange Act, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the SHFL board of directors’ recommendation to approve and adopt the merger agreement, (v) SHFL shall have failed, following the announcement of a bona fide acquisition proposal, to publicly reaffirm the board of directors’ recommendation at the request of Bally (subject to certain limitations) or (vi) SHFL or the SHFL board of directors (or any committee thereof) has formally resolved or publicly proposed to take any of the foregoing actions; provided that this termination right will only be available prior to the approval of the SHFL shareholders of the proposal to approve and adopt the merger agreement.

See the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 97 of this proxy statement.

Effects of Termination of the Merger Agreement (Page 98)

If the merger agreement is validly terminated, the merger agreement will become null and void without liability on the part of any party to the merger agreement (or any of its representatives), and, except for the confidentiality provisions, provisions relating to the effect of termination and certain general provisions of the merger agreement, each of which will survive the termination of the merger agreement, all rights and obligations of any party will cease. However, the parties have agreed that if (i) any termination of the merger agreement resulted, directly or indirectly, from the breach of any covenant or other agreement contained in the merger agreement or an intentional breach of any representation or warranty contained in the merger agreement or (ii) if any breach of any covenant or other agreement contained in the merger agreement or an intentional breach of any representation or warranty contained in the merger agreement caused the merger closing not to occur then, in either case, the breaching party shall be fully liable for any and all damages, costs, expenses, liabilities or other losses incurred or suffered by the other party as a result of such failure or breach.

Generally, all costs and expenses incurred in connection with the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, will be paid by the party incurring those expenses. The merger agreement contains certain termination rights for Bally and SHFL. In connection with the termination of the merger agreement under specified circumstances set forth in the merger agreement, (i) including upon a change in the recommendation of the SHFL board of directors or termination of the merger agreement for SHFL to enter into a written definitive agreement for a “superior proposal”, SHFL may be required to pay to Bally a termination fee of $43,335,601. See the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 98 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Performance (Page 100)

The merger agreement generally provides that the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, subject to certain limitations, in addition to any other remedy to which they are entitled at law or in equity.

U.S. Federal Income Tax Considerations of the Merger (Page 70)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 of this proxy statement) for U.S. federal income tax purposes. A U.S. holder who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 of this proxy statement.

Regulatory Approvals (Page 68)

Antitrust Filings

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and Bally furnish certain information and materials relating to the merger to the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, and the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement. Under the

HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. The required notification and report forms under the HSR Act were filed with the Antitrust Division and the FTC by SHFL and Bally on July 26, 2013.

Required Gaming Approvals

The parties have agreed that receipt of gaming approvals from approximately 20 specified jurisdictions, which we refer to as the “required gaming approvals” in this proxy statement, is a condition to closing of the merger. See the section entitled “Terms of the Merger Agreement—Consents, Approvals and Filings” beginning on page 88 of this proxy statement for a definition of “gaming approvals”, as used in this proxy statement.

Bally has filed or caused to be filed all initial applications and documents in connection with obtaining the required gaming approvals. The parties have agreed in the merger agreement that Bally and Merger Sub shall file or cause to be filed (x) all other required initial applications and documents in connection with obtaining all gaming approvals in all other jurisdictions as soon as reasonably practicable, and in any event on or before 45 days after execution of the merger agreement, which is August 29, 2013; and (y) as promptly as practicable all other required documents and applications in connection with obtaining the gaming approvals. With respect to the gaming approvals, Bally and Merger Sub believe (i) they have taken all necessary steps to file or cause to be filed any required initial applications and documents in connection with obtaining the required gaming approvals in each of the 20 specified jurisdictions and in some of such jurisdictions have already received confirmation that all obligations that are necessary to be fulfilled prior to the merger have been satisfied, and (ii) they have taken all necessary steps to file or cause to be filed all required initial applications and documents in connection with obtaining the other gaming approvals.

In addition to the jurisdictions identified by the parties as conditions to the merger, either the Company or Bally may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the consummation of the merger.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that Bally and SHFL will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the merger, Bally.

Other than the filings described above and under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 68 of this proxy statement, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved and adopted by our shareholders, conditions may be placed on the merger, our business or that of Bally that could cause the parties to fail to consummate the merger.

Bally and Merger Sub have agreed to promptly take, and SHFL is permitted to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all gaming approvals that may be required so as to enable the merger closing to occur as promptly as practicable.

Market Price of SHFL Common Stock and Dividend Information (Page 103)

Our common stock is listed on the NASDAQ, under the trading symbol “SHFL”. The closing sale price of our common stock on the NASDAQ on July 15, 2013, which was the last trading day before we announced the merger, was $18.70 compared to which the merger consideration represents a premium of approximately 24.3%. Furthermore, the merger consideration represents a premium of 37% over the average closing price of our common stock for the 90-day period ended July 15, 2013. On [—], 2013, the last trading day before the date of this proxy statement, the closing price of our common stock on the NASDAQ was $[—].

Under the terms of the merger agreement, we may not declare, authorize, make or pay any dividend or other distribution. We do not expect to pay dividends in the foreseeable future.

Fees and Expenses (Page 99)

All fees and expenses incurred in connection with the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement, including reimbursement for all reasonable costs and expenses (including reasonable attorney’s fees) of the prevailing party in any action at law or suit in equity to enforce the merger agreement or the rights of any of the parties thereunder.

Litigation Relating to the Merger (Page 69)

The following complaints challenging the merger have been filed in various jurisdictions: (i) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Brandt v. SHFL entertainment, Inc., et al., No. 27-CV-13-13529; (ii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Morris v. Bally Technologies, Inc., et al., No. A-13-685682-B; (iii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix v. SHFL entertainment, Inc., et al., No. A-13-685793-C; (iv) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, The Harold & Trudy Katzman Trust, U/A DTD 1-10-98 v. SHFL entertainment, Inc., et al., No. 27-CV-13-13816; (v) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Rosenfeld v. SHFL entertainment, Inc., et al., No. 27-cv-13-13933; (vi) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Suchla v. Bally Technologies, Inc., et al., No. A-13-685725-C; and (vii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix. v. SHFL entertainment, Inc., et al., No. A-13-686190-B. Each of the actions is a putative class action or shareholder derivative action filed on behalf of the public shareholders of SHFL and names as defendants the Company, its directors, Bally and Merger Sub, except for Rosenfeld v. SHFL entertainment, Inc., et al., which does not name Bally and Merger Sub as defendants. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those alleged breaches. The complaints seek, among other relief, declaratory judgment and an injunction against the merger.

On August 9, 2013, the Minnesota actions were consolidated before Judge Mel Dickstein under the caption In re SHFL entertainment, Inc., No. 27-CV-13-13529. On August 16, 2013, all defendants moved to dismiss Minnesota’s complaints on several grounds, including failure to state a claim on which relief may be granted and lack of standing. A hearing on the defendants’ motion is currently scheduled for November 6, 2013.

The outcome of these lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. All of the defendants believe that the claims asserted against them in the lawsuits are without merit and are defending against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Dissenters’ Rights (Page 72 and Annex C)

The laws of the State of Minnesota entitle any holder of our common stock as of the record date for the special meeting, in lieu of receiving the merger consideration that such holder would otherwise be entitled to receive pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. SHAREHOLDERS WHO ELECT TO EXERCISE DISSENTERS’ RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA IN ORDER TO PERFECT THEIR RIGHTS. FAILURE TO FULLY AND PRECISELY SATISFY ALL OF THE PROCEDURAL REQUIREMENTS OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA MAY RESULT IN THE LOSS OF SUCH DISSENTERS’ RIGHTS.

Merely voting against, or failing to vote in favor of, the approval of the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, will not preserve your dissenters’ rights. Annex C to this proxy statement contains the full text of Sections 302A.471 and 302A.473 of the MBCA, which relate to your dissenters’ rights. We encourage you to read these provisions carefully and in their entirety.

Help in Answering Questions

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Neither the U.S. Securities Exchange Commission, which we refer to as the “SEC” in this proxy statement, nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of our common stock at the close of business on [—], 2013, the record date for the special meeting of shareholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place on [—], 2013, at [—] local time, at [—].

Q: What matters will be voted on at the special meeting?

A: We will ask you: (1) to consider and vote upon a proposal to approve and adopt the merger agreement by and among SHFL, Bally and Merger Sub, pursuant to which Merger Sub will merge with and into SHFL with SHFL continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Bally, thereby approving the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q: What is the proposed transaction?

A: Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into SHFL, with SHFL continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Bally. If the merger is completed, our common stock will cease to be traded on the NASDAQ and you will not own any shares of the capital stock of the surviving corporation.

Q: What will I receive if the merger is completed?

A: If the merger is completed, you will have the right to receive $23.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, unless you are a dissenting shareholder and you validly exercise your dissenters’ rights under Minnesota law. In either case, as a result of the merger, your shares will be canceled and you will not own shares in the surviving corporation.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If the merger is completed, SHFL shareholders holding SHFL stock certificates will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q: What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A: If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q: What vote is required to approve and adopt the merger agreement, thereby approving the merger?

A: Under Minnesota law and as a condition to the consummation of the merger, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of SHFL common stock at the close of business on the record date entitled to vote at the special meeting. As of the record date, there were [—] shares of SHFL common stock outstanding. Accordingly, a SHFL shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a SHFL shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q: What vote is required for the adjournment proposal?

A: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL stock which are present in person or by proxy and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the adjournment proposal.

Q: What vote is required for the compensation proposal?

A: Approval of the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL stock which are present in person or by proxy and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the compensation proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the compensation proposal.

Q. What is “golden parachute compensation”?

A. “Golden parachute compensation” is any compensation payable to the Company’s named executive officers that is based on or otherwise related to the merger. See the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 61 of this proxy statement.

Q. Why am I being asked to cast a non-binding, advisory vote to approve “golden parachute compensation” payable to the Company’s named executive officers under Company plans or agreements?

A. As required by rules promulgated under Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote in the compensation proposal on the golden parachute compensation that may be payable to the Company’s named executive officers in connection with the merger.

Q. What will happen if the shareholders do not approve the “golden parachute compensation” in the compensation proposal at the special meeting?

A: Approval of the “golden parachute compensation” described in the compensation proposal is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on the Company or Bally. Further, the underlying compensation plans and agreements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, payment of the “golden parachute compensation” is not contingent on shareholder approval on an advisory basis of the compensation proposal.

Q. Are there any other risks to me from the merger that I should consider?

A. Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22 of this proxy statement.

Q: What constitutes a quorum?

A: The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at any meeting of SHFL shareholders shall constitute a quorum for the transaction of any business at such meeting. As of the record date, [—] shares of SHFL common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of SHFL shareholders, it is not broken by the subsequent withdrawal of any SHFL shareholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q: How does the SHFL board of directors recommend that I vote?

A: Our board of directors, after considering all factors that our board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its shareholders, and unanimously approved the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger. Certain factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 41 of this proxy statement.

The SHFL board of directors unanimously recommends that you vote

•	“FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q: What is the difference between holding shares as a shareholder of record and a beneficial owner?

A: Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank N.A., Shareowner Services, which we refer to as “Wells Fargo Shareholder Services” in this proxy statement, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote your shares in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and you are also invited to attend the special meeting where you can vote your shares in person by following the procedure described below.

Because a beneficial owner is not the shareholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

Q: How do I vote my shares of SHFL common stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of our common stock directly in your name as a registered shareholder (which would mean that you are a “shareholder of record”) or through a broker, bank or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of our common stock if you hold your SHFL common stock as a shareholder of record in certificate form or if you hold your SHFL common stock in your name directly with our transfer agent, Wells Fargo Shareholder Services, which includes shares acquired and held through our equity incentive plans. If you are a registered holder of our common stock, you may vote in any of the following ways:

•

Via the Internet—If you choose to vote via the Internet, go to www.proxyvote.com and follow the instructions there (24 hours a day, 7 days a week). You will need the 12 digit control number included on your proxy card or voter instruction form to vote.

•

Via Telephone—If you choose to vote via telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. You will need the 12 digit control number included on your proxy card or voter instruction form to vote.

•

Via Mail—If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•

At the Special Meeting—Shareholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Although SHFL offers four different voting methods, SHFL encourages you to vote through the Internet, as SHFL believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of SHFL common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares of SHFL common stock through the Internet or by telephone, there is no need for you to mail back your proxy card.

Q: If I hold my shares through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: Yes, but only if you properly instruct them to do so. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the shareholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

If you hold your shares in street name through a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your bank, broker or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote”. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares.

We believe that (i) under the MBCA, broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum at the special meeting and (ii) under the current rules of the NASDAQ, brokers do not have discretionary authority to vote on any of the proposals being voted upon at the special meeting. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement but will have no effect on the compensation proposal and the adjournment proposal, the approval of which require only the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote on such proposal at the special meeting.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby voting such shares in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: It is important that you vote your shares. Because under the MBCA, the approval and adoption of the merger agreement, including the plan of merger, requires the affirmative vote of a majority of the outstanding shares of

SHFL common stock, your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal and the adjournment proposal, while broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even after you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our General Counsel at SHFL entertainment, Inc., 6650 El Camino Road, Las Vegas, NV 89118, Attn: General Counsel, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

If your shares are held in street name, you must contact your bank, broker or other nominee in order to revoke your proxy or change your vote.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you hold shares of the Company in more than one way. For example, you may own some shares directly as a shareholder of record and other shares as a beneficial owner through a broker, or you may own shares as a beneficial owner through more than one broker. In these situations, you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy through the Internet or by telephone, vote once for each proxy card or control number you receive.

Q: When do you expect the merger to be completed?

A: The parties to the merger agreement are working toward completing the merger as promptly as possible. Completion of the merger is subject to a number of conditions specified in the merger agreement. See the section entitled “Terms of the Merger Agreement—Conditions to Completion of the Merger” beginning on page 95 of this proxy statement.

Q: If the merger is completed, how will I receive the cash for my shares?

A: If the merger is completed and your shares of our common stock are held in book-entry or in “street name”, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a shareholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions. See the section entitled “Terms of the Merger Agreement—Procedure for Exchanging Shares in the Merger” beginning on page 79 of this proxy statement.

Q: Is the merger taxable to SHFL shareholders?

A: The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 of this proxy statement) for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a

U.S. holder who exchanges shares of our common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger to you. You should also consult your tax advisor to determine the particular U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Q: What happens if the merger is not completed?

A: If the merger agreement is not approved and adopted by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on the NASDAQ. In certain circumstances, we may be required to pay a termination fee or we or Bally may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 98 of this proxy statement.

Q: Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A: Yes. As a holder of shares of our common stock, you are entitled to dissenters’ rights under Minnesota law in connection with the merger if you meet certain conditions, which conditions are described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Dissenters’ Rights” beginning on page 72 of this proxy statement.

Q: Who will count the votes?

A: The votes will be counted by a representative of Broadridge Financial Solutions, Inc., who will act as the inspector of election appointed for the special meeting.

Q: Where can I find the voting results of the special meeting?

A: SHFL intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports SHFL files with the SEC are publicly available when filed. See the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, our proxy solicitation firm, at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements. Forward-looking statements may be typically identified by such words as “may”, “will”, “should”, “expect”, “anticipate”, “plan”, “likely”, “believe”, “estimate”, “project”, “intend” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors:

•

the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that required regulatory approvals for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	litigation relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of SHFL and Bally to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations of the Company;

•	the ability of the Company to retain and hire key personnel;

•	competitive responses to the proposed merger;

•	unexpected costs, charges or expenses resulting from the merger;

•	the failure by Bally to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended October 31, 2012, and the Company’s more recent reports filed with the SEC including the Form 10-Q for the quarter ended January 31, 2013 and the Form 10-Q for the quarter ended April 30, 2013. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SHFL or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of SHFL, Bally or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. The Company can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement exclusively concerning Bally, Merger Sub, and their affiliates has been supplied by Bally and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

SHFL entertainment, Inc.

6650 El Camino Road

Las Vegas, NV 89118

Telephone: (702) 897-7150

SHFL entertainment, Inc., a Minnesota corporation, is a leading global supplier to the legalized gaming market, providing state-of-the-art value-adding products in five distinct segments: (i) Utility products (including automatic card shufflers and roulette chip sorters), (ii) Proprietary Table Games (including live table games, side-bets and progressives), (iii) Electronic Table Systems (including various e-Table game platforms), (iv) Electronic Gaming Machines (including video slot machines) and (v) newly-introduced iGaming (including online versions of SHFL’s table games, social gaming and mobile applications). SHFL’s operations include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of its distinct product lines. SHFL leases, licenses and sells its products worldwide.

SHFL common stock is currently listed on the NASDAQ, under the symbol “SHFL”.

SHFL’s principal executive offices are located at 6650 El Camino Road, Las Vegas, NV 89118, its telephone number is (702) 897-7150 and its Internet website address is www.shfl.com.

The information provided on or accessible through SHFL’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Detailed descriptions about SHFL’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

Bally Technologies, Inc.

6601 South Bermuda Road

Las Vegas, NV 89119

Telephone: (702) 584-7700

Bally Technologies, Inc., a Nevada corporation, is a diversified global gaming company that designs, manufactures, operates and distributes advanced technology-based gaming devices, systems, server-based solutions, custom mobile applications, and interactive applications. Bally’s innovations and technology solutions allow its customers to more effectively manage their operations using its wide range of marketing, data management and analysis, accounting, player tracking, security and other software applications and tools. Bally also provides hardware, including spinning-reel and video gaming devices, specialty gaming devices, and wide-area progressive systems. Bally supports customers that include traditional land-based, riverboat, and Native American casinos, video lottery and central determination markets.

Bally’s common stock is listed on the NYSE under the symbol “BYI”.

Bally’s principal executive offices are located at 6601 South Bermuda Road, Las Vegas, NV 89119, its telephone number is (702) 584-7700 and its Internet website address is www.ballytech.com. The information provided on or accessible through Bally’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Manhattan Merger Corp.

6601 South Bermuda Road

Las Vegas, NV 89119

Telephone: (702) 584-7700

Manhattan Merger Corp., an indirect wholly owned subsidiary of Bally, is a Minnesota corporation that was formed on July 9, 2013 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into SHFL, with SHFL surviving the merger as an indirect wholly owned subsidiary of Bally.

The principal executive offices of Merger Sub are located at 6601 South Bermuda Road, Las Vegas, NV 89119, its telephone number is (702) 584-7700.

THE SPECIAL MEETING

This section contains information about the special meeting of SHFL shareholders that has been called to consider and vote upon a proposal to approve and adopt the merger agreement, to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger, to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, and to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

This proxy statement is being provided to the shareholders of SHFL as part of a solicitation of proxies by the SHFL board of directors for use at the special meeting to be held at the date, time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

A special meeting of shareholders of SHFL is scheduled to be held on [—], 2013, at [—] local time, at [—], unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card on or about [—], 2013, to all shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked:

•

to consider and vote upon a proposal to approve and adopt the merger agreement, which provides for the merger of Merger Sub, with and into SHFL, with SHFL continuing as the surviving corporation, and the conversion of each share of SHFL common stock, other than the excluded shares, into the right to receive $23.25 in cash, without interest and less any applicable withholding taxes;

•

to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger; and

•

to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Recommendations of Our Board of Directors

The SHFL board of directors, after considering all factors that the SHFL board of directors deemed relevant, unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of SHFL and its shareholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the SHFL board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 41 of this proxy statement.

The SHFL board of directors recommends that the SHFL shareholders vote “FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date and Voting Information

Only holders of record of our common stock at the close of business on [—], 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to shareholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

As of the close of business on the record date, there were [—] shares of SHFL common stock, par value $0.01 per share, issued, outstanding and entitled to vote at the special meeting and held by approximately [—] holders of record.

Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval and adoption of the merger agreement, including the plan of merger. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

At the special meeting, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any SHFL shareholders. As of the record date for the special meeting, [—] shares of SHFL common stock will be required to obtain a quorum. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of SHFL common stock entitled to vote at the special meeting, as of the record date. As of the record date, there were [—] shares of SHFL common stock outstanding. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL stock which are present in person or by proxy and entitled to vote on the proposal.

Abstentions and broker non-votes, if any, will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker, bank or other nominee holding shares of a beneficial shareholder does not vote on a particular proposal because it has not received instructions from the beneficial shareholder and the broker, bank or other nominee does not have discretionary voting power for that particular item.

It is important that you vote your shares. Because under the MBCA, the approval and adoption of the merger agreement, including the plan of merger, requires the affirmative vote of a majority of the outstanding shares of SHFL common stock, your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal and the adjournment proposal, while broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Shareholders

After carefully reading and considering the information contained in this proxy statement, each shareholder of record of SHFL common stock (that is, if your shares of SHFL common stock are registered in your name with SHFL’s transfer agent, Wells Fargo Shareholder Services) should vote by mail, through the Internet, by telephone or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For shareholders of record:

If your shares are held in your name by SHFL’s transfer agent, Wells Fargo Shareholder Services, you can vote:

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Via the Internet—If you choose to vote via the Internet, go to www.proxyvote.com and follow the instructions there (24 hours a day, 7 days a week). You will need the 12 digit control number included on your proxy card or voter instruction form to vote.

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Via Telephone—If you choose to vote via telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. You will need the 12 digit control number included on your proxy card or voter instruction form to vote.

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Via Mail—If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

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At the Special Meeting—Shareholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Please do not send in stock certificates or other documents representing SHFL common stock at this time. If the merger is completed, and if you are a holder of SHFL stock certificates, you will receive instructions regarding the procedures for exchanging your existing SHFL stock certificates for the payment of the merger consideration.

For beneficial owners:

If your shares are held in “street name” through a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the shareholder of record, you may not vote these shares at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby voting such shares in favor of approving and adopting the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal.

Revocation of Proxies

SHFL shareholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet. SHFL shareholders can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our General Counsel at SHFL entertainment, Inc., 6650 El Camino Road, Las Vegas, NV 89118, Attn: General Counsel, specifying such revocation. SHFL shareholders may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” through a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Voting by SHFL’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of SHFL and their affiliates were entitled to vote [—] shares of SHFL common stock entitled to vote at the special meeting, or approximately [—]% of the shares of SHFL common stock outstanding on that date. We currently expect that SHFL’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Certain directors and executive officers of SHFL have interests that are different from, or in addition to, those of other SHFL shareholders generally. For more information, see the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are the responsibility of SHFL. We have engaged the services of Innisfree M&A Incorporated, which we refer to as “Innisfree” in this proxy statement, to solicit proxies for the special meeting. In connection with its retention by us, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of approximately $20,000 plus reasonable out-of-pocket expenses for its services and SHFL will indemnify Innisfree for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by email and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, email or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. SHFL and some brokers may be householding SHFL’s proxy materials by delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or SHFL that your broker or SHFL will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker if you are a street name shareholder or SHFL if you are a shareholder of record. You can notify SHFL by sending a written request to our General Counsel at SHFL entertainment, Inc., 6650 El Camino Road, Las Vegas, NV 89118, or by calling our General Counsel at (702) 897-7150. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge Financial Services, Inc., who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Confidential Voting

As a matter of policy, SHFL keeps confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of SHFL’s employees and SHFL’s transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except (i) where disclosure is required by applicable law, (ii) where disclosure is requested by you, (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes or (iv) in a contested proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards. All comments received are then forwarded to SHFL’s General Counsel or Corporate Secretary. However, SHFL intends to announce preliminary voting results at the special meeting and aggregate vote totals will be disclosed in a Current Report on Form 8-K of the Company following the special meeting.

Adjournments and Postponements

In addition to the proposal to approve and adopt the merger agreement and the compensation proposal, SHFL shareholders are also being asked to approve a proposal that will give the SHFL board of directors authority to adjourn the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the special meeting, or otherwise with the consent of Bally. In addition, the SHFL board of directors could postpone the meeting before it commences, in each case in any of the circumstances described above. If the special meeting is so adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than 30 days, or if after the adjournment, the SHFL board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each SHFL shareholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only SHFL shareholders of record as of the close of business on [—], 2013, or their duly appointed proxies, and “street name” holders (those whose shares are held through a broker, bank or other nominee) who bring evidence of beneficial ownership on the record date, such as a copy of your most recent account statement or similar evidence of ownership of SHFL common stock as of the record date, may attend the special meeting. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of SHFL common stock authorizing you to vote at the special meeting. All shareholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Shareholders will be admitted to the meeting room starting at [—], local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding SHFL’s special meeting, please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, NY 10022, or by telephone. Shareholders may call toll-free at (888) 750-5834 and banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is approved and adopted by SHFL’s shareholders and the other conditions to the closing are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into SHFL, with SHFL surviving the merger as an indirect wholly owned subsidiary of Bally. As a result of the merger, SHFL will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the merger, (i) each share of SHFL common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares, which are discussed below) will immediately be converted into the right to receive $23.25 in cash, without interest and less any applicable withholding taxes; (ii) each share of SHFL common stock owned by SHFL or any of its wholly owned subsidiaries (in each case, other than shares held in either a fiduciary or agency capacity that are beneficially owned by third parties), or Bally or Merger Sub or any other wholly owned subsidiary of Bally will be canceled and no payment will be made with respect to such shares; and (iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of SHFL, as the surviving corporation in the merger.

At the effective time of the merger, each SHFL option granted pursuant to a Company plan that was outstanding and unexercised as of July 15, 2013 and remains outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of SHFL common stock subject to such option, less any applicable withholding taxes. It is contemplated that each SHFL option granted after July 15, 2013 to employees and consultants who are not named executive officers or directors will be converted pursuant to its terms into an option denominated in Bally common stock based on the incentive award exchange ratio. Any option granted to a named executive officer or director after July 15, 2013 will terminate and be of no effect immediately prior to the effective time if the merger occurs.

At the effective time of the merger, each performance unit granted pursuant to a Company plan that was outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right receive an amount, in cash, equal to the number of vested performance units as of the effective time of the merger (with unvested performance units to vest at the effective time based on the achievement of a certain level of “total shareholder return”, as calculated using the five-day trading average ending on the effective date of the merger) multiplied by $23.25, less any applicable withholding taxes. Any performance unit granted to employees and consultants who are not named executive officers or directors after July 15, 2013 will be converted pursuant to its terms into a performance unit denominated in Bally common stock based on the incentive award exchange ratio with equitable adjustments to any performance goals as may be determined by the compensation committee of the SHFL board of directors. Any performance unit granted to a named executive officer or director after July 15, 2013 will terminate and be of no effect immediately prior to the effective time if the merger occurs.

At the effective time of the merger, each restricted share of Company common stock granted pursuant to a Company plan and each Company restricted share unit (other than any performance unit) granted pursuant to a Company plan that is outstanding as July 15, 2013 and remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled in exchange for the right to receive an amount, in cash, equal to $23.25, less any applicable withholding taxes. Each SHFL restricted share and restricted share unit (other than any performance unit) granted after July 15, 2013 to employees and consultants (other than named executive officers and directors) will be converted pursuant to its terms into a restricted share or restricted share unit, as applicable, in each case denominated in Bally common stock based on the incentive award exchange ratio. Any restricted share or restricted share unit granted to a named executive officer or director after July 15, 2013 generally will terminate and be of no effect immediately prior to the effective time if the merger occurs.

At the effective time of the merger, the restated articles of incorporation of SHFL will, by virtue of the merger, be amended in their entirety to read as set forth on Exhibit A of the merger agreement and the amended and restated bylaws of SHFL will, by virtue of the merger, be amended in their entirety to read as set forth on Exhibit B of the merger agreement.

Background of the Merger

The SHFL board of directors, together with certain members of SHFL senior management, regularly reviews and considers various strategic alternatives available to the Company, including whether the continued execution of SHFL’s strategy as a stand-alone company or the possible sale of SHFL to, or a combination of SHFL with, a third party would offer the best avenue to maximize shareholder value. In addition, the SHFL board of directors, together with certain members of SHFL senior management, periodically reviews and assesses the Company’s operations and financial performance, competitive position, industry trends and potential strategic initiatives, including potential acquisitions, dispositions, recapitalization transactions, stock buy-back and dividend alternatives and business combinations.

From time to time, certain members of SHFL senior management meet with investment banks with expertise in the gaming industry, including representatives of Macquarie Capital, to discuss developments and trends in the gaming industry and the overall domestic and international economy. In February 2013, the SHFL board of directors invited Macquarie Capital to meet to discuss Macquarie Capital’s view of the gaming industry and the advisability of pursuing strategic alternatives for SHFL. On February 27, 2013, representatives of Macquarie Capital provided the SHFL board of directors with their views of the gaming industry, the Company’s competitive position in the industry and strategic alternatives available to the Company to enhance shareholder value, including potential strategic acquisitions, recapitalization via share repurchase and a potential sale of the Company. Macquarie Capital and the Board also discussed the risks faced by and possibilities available to SHFL.

On February 28, 2013, the SHFL board of directors held a regularly scheduled meeting at the Company’s offices with certain members of SHFL senior management in attendance. A representative of Greenberg Traurig LLP, outside counsel to the Board and to which we refer as “Greenberg” in this proxy statement, also attended this meeting. The SHFL board of directors discussed whether Macquarie Capital should be engaged by the Company to assist it in exploring strategic alternatives. Certain members of SHFL senior management reported that the Company had received and informally discussed fee proposals with Macquarie Capital, which had indicated its willingness to assist the Company should the SHFL board of directors decide to explore strategic alternatives. The SHFL board of directors then discussed the relevant experience and qualifications of Macquarie Capital, including its recent experience representing WMS Industries Inc. in connection with its recently announced proposed sale to Scientific Games Corporation, and also discussed the fact that Macquarie Capital had from time to time been engaged on other matters by the Company, and was familiar with the Company and its industry.

After due consideration of the risks faced by, and possibilities reasonably available to, the Company and its shareholders in the current economic environment, the SHFL board of directors decided to explore the Company’s strategic alternatives, and authorized certain members of SHFL senior management to negotiate terms for engaging Macquarie Capital to act as financial advisor to the Company in connection with such exploration.

On March 6, 2013, the SHFL board of directors met telephonically with certain members of SHFL senior management, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden” in this proxy statement, the Company’s outside special legal counsel, and Greenberg in attendance. At such meeting, representatives from Skadden provided an overview of the SHFL board of directors’ fiduciary duties in connection with the exploration of the Company’s strategic alternatives.

On March 11, 2013, SHFL engaged Macquarie Capital as its financial advisor in connection with SHFL’s exploration of strategic alternatives.

On March 14, 2013, following the Company’s annual meeting, the SHFL board of directors held a meeting at the Company’s offices, with certain members of SHFL senior management, Macquarie Capital, Skadden and Greenberg in attendance. The SHFL board of directors and certain members of SHFL senior management discussed the results of the annual meeting as well as the Company’s current business plan, industry trends and the potential for increasing shareholder value through implementation of the Company’s business initiatives. Thereafter, representatives of Skadden reviewed with the SHFL board of directors the fiduciary duties applicable to such directors, including in connection with the exploration of the Company’s strategic alternatives. Following such discussion, Macquarie Capital outlined an indicative timeline for the Company’s exploration of strategic alternatives and preliminarily identified for the SHFL board of directors certain third parties that, based on Macquarie Capital’s professional experience, Macquarie Capital thought could have an interest in discussing a potential transaction with the Company. This list, which included 10 potentially interested strategic parties and 16 potentially interested financial parties, was prepared by Macquarie Capital solely as an illustrative presentation of parties that the Company may wish to contact. Macquarie Capital, certain members of senior management and the SHFL board of directors discussed various strategic rationales that could impact the respective ability of each party identified by Macquarie Capital to deliver a bona fide proposal, including each party’s financial ability to consummate a transaction with the Company and capacity to obtain required regulatory approvals.

Macquarie Capital discussed the significant efforts that would be required by certain members of SHFL senior management in connection with the preparation of confidential marketing materials for use in connection with any such exploratory process. The SHFL board of directors also considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory process and the resulting distraction of SHFL management and employees, and the SHFL board of directors concluded that such risks could be adequately managed by proceeding with such a process on a non-public basis. The SHFL board of directors and certain members of SHFL senior management also discussed risks associated with sharing competitively sensitive information with parties potentially interested in a transaction with SHFL for strategic reasons and determined that such risks, if managed through customary virtual data room procedures, would not preclude the inclusion of such parties in the Company’s exploratory process and, thereafter, instructed certain members of SHFL senior management in conjunction with representatives of Macquarie Capital to establish such a virtual data room. Furthermore, the SHFL board of directors, together with certain members of SHFL senior management and its legal and financial advisors, also discussed additional information control protocols intended to minimize the likelihood of a leak relating to the Company’s exploratory process. In light of these considerations, the SHFL board of directors then instructed Macquarie Capital to refine, with the assistance of certain members of SHFL senior management, the preliminary grouping of potential parties distributed to the SHFL board of directors in advance of the meeting. Macquarie Capital was further instructed not to contact any such potentially interested third parties at that time, whether on a confidential basis or otherwise. The SHFL board of directors also determined that it was not necessary to form a special negotiating committee in order to evaluate the Company’s strategic alternatives at such time.

On March 28, 2013, the SHFL board of directors met telephonically with certain members of SHFL senior management and SHFL’s legal and financial advisors in attendance. During the course of this meeting, the SHFL board of directors and its advisors discussed a revised list, which was developed by Macquarie Capital for the Company with the assistance of certain members of SHFL senior management, of potential strategic and financial parties that might be interested in a potential transaction with the Company, as well as the financial ability of each such party to consummate a transaction with the Company, such party’s ability to obtain applicable regulatory approvals and the risk to the confidentiality of the Company’s exploratory process associated with including parties that were not reasonably capable of delivering a bona fide proposal. Following these discussions, the SHFL board of directors instructed Macquarie Capital to contact the potentially interested third parties discussed and included in the meeting list in order to assess such parties’ interest in holding further discussions regarding a transaction with the Company.

Following the March 28th meeting, at the instruction of certain members of SHFL senior management and the SHFL board of directors, representatives of Macquarie Capital contacted a total of 24 potentially interested third parties in April and May 2013, including 13 financial parties and 11 strategic parties. Following negotiations between counsel for certain of such parties and representatives of Skadden (in consultation with the general counsel of the Company), 16 of the parties (6 of which were strategic parties and the remainder of which were financial parties) contacted during that time period executed confidentiality agreements with the Company, including Bally, which did so on April 22, 2013. Each confidentiality agreement entered into by the Company in connection with its exploration of strategic alternatives contained a “standstill” provision pursuant to which the counterparty thereto agreed to limit certain activities for a period of at least twelve months following its entry into the confidentiality agreement, including, among other things, (i) seeking to acquire ownership of any securities of SHFL or seeking to enter into a business combination transaction with SHFL, (ii) soliciting proxies with respect to any voting securities of SHFL, (iii) forming a “group” (as defined in the Exchange Act) with respect to the Company and (iv) seeking to control or influence the management of SHFL. However, following the Company’s entry into a definitive sale agreement, such as the merger agreement, which provided for a merger, consolidation or other business combination involving the Company, the standstill restrictions contained in each of the confidentiality agreements ceased to apply to the extent the counterparty thereto was making a proposal to take any of the foregoing actions so long as such proposal would constitute an “acquisition proposal” under such definitive agreement or would otherwise constitute a proposal to acquire more than a majority of the outstanding voting securities or all or substantially all of the assets of the Company. Therefore, no third party that executed a confidentiality agreement with the Company in connection with the exploratory process described herein is prohibited by the standstill restrictions in its respective confidentiality agreement from making a proposal to acquire the Company.

On April 12, 2013, the SHFL board of directors held a special telephonic meeting to discuss a draft of the confidential marketing materials, a full copy of which had previously been provided to the SHFL board of directors. Certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg were present. During the course of this meeting, Macquarie Capital provided an update on its outreach to potentially interested third parties, and the SHFL board of directors and the Company’s legal and financial advisors also discussed the draft confidential marketing materials. Following such discussions, the SHFL board of directors requested that Macquarie Capital distribute the confidential marketing materials to interested third-parties that executed a confidentiality agreement with SHFL.

Beginning on April 15, 2013, Macquarie Capital began sending the confidential marketing materials, which contained more detailed information concerning SHFL’s business operations as well as certain non-public projected financial information and “phase I” due diligence materials through the virtual data room, as described more fully below under “Proposal 1: Approval and Adoption of the Merger Agreement—Certain Projections Prepared by the Management of SHFL” beginning on page 64 of this proxy statement, to interested third-parties after such parties executed a confidentiality agreement with SHFL.

Beginning on April 22, 2013, at the direction of the SHFL board of directors and following review and comment by certain members of SHFL senior management and the Company’s advisors, a process instruction letter was distributed by Macquarie Capital to the 16 parties that had previously executed a confidentiality agreement with SHFL. The process instruction letter requested preliminary, non-binding indications of interest regarding the potential acquisition of 100% of the Company in an all-cash transaction be submitted to Macquarie Capital on or before May 13, 2013.

Telephonic meetings of the SHFL board of directors were held on each of April 26, 2013 and May 10, 2013, with certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg in attendance. At each meeting, representatives of Macquarie Capital presented the SHFL board of directors with an update on Macquarie Capital’s outreach to potentially interested third-parties, each party’s ongoing diligence efforts and identifying parties who had executed confidentiality agreements or had indicated that they were not interested in participating in the process, and discussing the evolving timing of the process.

On May 13 and 14, 2013, four of the original 24 parties contacted by Macquarie Capital, consisting of one financial party, which we refer to as Company X in this proxy statement, Bally and two other strategic parties, which we refer to in this proxy statement as Company Y and Company Z, submitted preliminary, non-binding indications of interest at prices ranging from $18.50 per share to $21.50 per share of SHFL common stock. All of the indications of interest provided for consideration to be paid in cash. Company X submitted an indication of interest that contemplated a purchase price between $20.00 and $21.50 while Company Y submitted an indication of interest that contemplated a purchase price of $21.00 per share. Bally initially submitted a preliminary indication of interest that contemplated a purchase price in the range of $18.50—$20.50 per share, which included a request for a 45-day period of exclusivity. Company Z submitted a preliminary indication of interest that contemplated a purchase price of $19.00 per share.

On May 15, 2013, the SHFL board of directors held a special telephonic meeting to discuss the status of the strategic alternative review process and the indications of interest received from the four potential bidders, full copies of which had previously been provided to the SHFL board of directors. Certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg were present. Representatives of Macquarie Capital noted that they had contacted 24 parties, including 13 financial parties and 11 parties that may have had strategic interest in the Company. Of these 24 parties, 16 had executed a confidentiality agreement with SHFL and thereafter received confidential information about the Company. 16 parties had notified representatives of Macquarie Capital that they had formally withdrawn from the Company’s exploratory process, and representatives of Macquarie Capital reported to the SHFL board of directors that 4 parties had neither withdrawn nor submitted a non-binding indication of interest as of that date. After summarizing the status of the Company’s ongoing process, representatives of Macquarie Capital described each indication of interest in detail. The SHFL board of directors discussed the merits of each indication of interest, including the relative ability of the respective potential bidders to obtain the necessary financing, transaction completion risk and the anticipated timing to complete the transaction, including the risks related to obtaining the necessary approvals from gaming authorities, and the price or price ranges indicated by each potential bidder. Thereafter, representatives of Skadden again discussed with the SHFL board of directors the fiduciary duties of the directors, including in connection with evaluating the Company’s strategic alternatives. The SHFL board of directors discussed the likelihood of other potential interested parties engaging in the process. The SHFL board of directors then discussed other alternatives available to it with certain members of SHFL senior management and the Company’s legal and financial advisors, including remaining with the then-current business plan, possible modifications to the current business plan, recapitalization transactions, stock buy-back and dividend alternatives and business combinations. The SHFL board of directors also discussed a potential process timeline, which included scheduling management meetings with only those parties to be invited to the second round (i.e., “phase II”) of the Company’s exploratory process. The SHFL board of directors authorized the exploratory process to continue and instructed such members of SHFL senior management and Macquarie Capital that exclusivity was not to be granted to any of the potential bidders at this time. Based on a variety of factors, including the purchase prices indicated in the proposals that had been received, as well as the other terms and conditions set forth therein, as well as the time and resources required of SHFL’s management to manage and provide the necessary due diligence information, the SHFL board of directors directed that Macquarie Capital invite Company X and Company Y into the next round of the process. Furthermore, the SHFL board of directors instructed Macquarie Capital to inform Bally and Company Z that if such party wished to participate in the next round of the Company’s exploratory process, each would need to increase the valuation set forth in its non-binding indication of interest. At this meeting, the SHFL board of directors reaffirmed its position that the Company had been engaging in an exploration of its strategic alternatives, that it had not determined whether or not to pursue the sale of the Company and that it would not pursue a transaction that it believed did not reflect an appropriate value for the Company.

On May 15, 2013, following the meeting of the SHFL board of directors, representatives of Macquarie Capital contacted representatives of each of Bally and Company Z and informed each of them that if it wished to participate in the next round of the Company’s exploratory process, such party would need to increase the valuation set forth in its non-binding indication of interest.

On May 17, 2013, Goldman Sachs & Co., Bally’s financial advisor, which we refer to as “Goldman Sachs” in this proxy statement, informed representatives of Macquarie Capital that Bally was willing to increase the purchase price range set forth in its indication of interest to $20.50 – $21.50 per share and requested a 45-day period of exclusivity. Following receipt of this revised indication of interest, the Company determined to include Bally in “phase II” of the process on a nonexclusive basis. Company Z did not increase the valuation set forth in its non-binding expression of interest.

Beginning on May 19, 2013, the Company opened access to the “phase II” due diligence materials contained in the Company’s virtual data room to Bally, Company X and Company Y, with customary redactions (including with respect to potentially competitively sensitive information).

On May 29, 2013, the Company began presenting management presentations to the three continuing parties, as well as additional telephonic and in-person due diligence meetings and site visits. Company X participated in diligence meetings and attended a management presentation on May 29, 2013, Company Y participated in diligence meetings and attended a management presentation on June 3, 2013 and Bally participated in diligence meetings and attended a management presentation on June 10, 2013. Representatives of Macquarie Capital and Skadden also attended or participated telephonically in each of the management presentations, which were presented in Las Vegas, Nevada. Topics covered in the management presentations included Company and industry overviews, growth strategies, commercial overviews and financial information. After the management meetings, Macquarie Capital followed up with each of the three continuing parties to elicit feedback and discuss next steps in the process. Bally and each of the two other continuing parties reiterated their potential interest in acquiring the Company.

On May 30, 2013, the SHFL board of directors held a regularly scheduled board meeting to discuss the business and operations of the Company, which certain members of SHFL senior management, Greenberg and Macquarie Capital also attended. During a portion of this meeting, representatives from Macquarie Capital provided the SHFL board of directors with an update on discussions with the three parties participating in “phase II” of the Company’s exploratory process and discussed with the SHFL board of directors the content of, and schedule for, management presentations.

On June 5, 2013, representatives of Macquarie Capital, at the instruction of the SHFL board of directors, sent second round process letters to Bally, Company X and Company Y. Each of the parties was instructed to deliver a revised final binding all-cash offer to acquire 100% of the equity of the Company, together with a mark-up of the draft merger agreement that such party would be prepared to execute, by June 25, 2013. On June 11, 2013, Macquarie Capital sent a draft merger agreement and a notional capitalization table to each of Bally, Company X and Company Y.

On June 6, 2013, a telephonic meeting of the SHFL board of directors was held to discuss, among other things, the status of the Company’s ongoing exploration of its strategic alternatives. The meeting was attended by certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg. Macquarie Capital provided an update on its discussions with each of the three potential bidders since the previous meeting of the SHFL board of directors on May 30, 2013. Skadden then reviewed with the SHFL board of directors the key provisions of a draft merger agreement that would be distributed to the three continuing parties. A discussion ensued regarding various terms, including circumstances in which the Company and a potential buyer would be permitted to terminate the merger agreement, the efforts a potential buyer would agree to undertake in order to effect the closing, the scope and efforts required to obtain applicable regulatory approvals, the absence of any financing condition, the ability of the SHFL board of directors to change its recommendation and, subject to certain restrictions, the ability of the SHFL board of directors to terminate the merger agreement to accept a “superior proposal”.

After receiving the second round process letters, representatives of the three continuing parties engaged in numerous due diligence teleconferences and in-person meetings with certain members of SHFL senior management and representatives from the Company’s legal and financial advisors. During this period, Macquarie Capital worked with the Company to provide documents and information responsive to the continuing parties’ respective due diligence requests.

On June 20, 2013, the SHFL board of directors held a telephonic meeting to review the process to date, which was attended by certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg. Representatives from Macquarie Capital updated the SHFL board of directors on the current status of each of the three potential bidders in performing due diligence on the Company, arranging financing for their potential bids and expected ability to provide a final proposal in a timely manner. Representatives of Macquarie Capital informed the SHFL board of directors that certain members of SHFL senior management and advisors had been actively engaged with the three continuing parties regarding follow-up diligence requests, management meetings and financing updates.

On June 26, 2013, representatives of Bally delivered to the Company a mark-up of the draft merger agreement that had been provided to them earlier, as well as a proposed debt commitment letter and a letter contemplating an all-cash purchase of 100% of the Company’s outstanding equity at $22.50 per share. In addition, Bally requested a 30-day period of exclusivity during which it would complete its remaining due diligence.

On June 27, 2013, the SHFL board of directors held a meeting in Las Vegas with certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg in attendance. During this meeting, Skadden again presented the SHFL board of directors with a review of the fiduciary duties applicable to the directors, including in connection with evaluating the Company’s strategic alternatives, and representatives of Macquarie Capital discussed the time and efforts allocated by each of the three potential bidders invited to “phase II” of the Company’s exploratory process. Representatives from Macquarie Capital discussed the financial terms and financing proposal, contained in the proposal from Bally. Skadden provided an overview of the material issues raised in the letter and the mark-up of the draft merger agreement provided by Bally, including among other things: (i) the request for exclusivity, (ii) the efforts required to be undertaken by Bally to obtain applicable regulatory approvals, (iii) certain employee benefit related matters, (iv) limitations on the ability of the SHFL board of directors to change its recommendation with respect to the merger or to terminate the merger agreement in favor of a superior proposal and (v) the scope of acceptable limitations on the Company’s operation of its business pending consummation of the merger. Following this review, the SHFL board of directors, with its legal and financial advisors, discussed the principal issues raised by Bally’s proposal and mark-up of the draft merger agreement as well as the request for exclusivity that Bally had set forth in its proposal. Representatives of Macquarie Capital discussed the interest of each of Company X and Company Y in acquiring the Company, the concern stated by each such party with respect to the competitiveness of the price each such party could offer and the failure of each such party to submit a second round proposal by the deadline in accordance with the process letter. Following these discussions, the SHFL board of directors directed Macquarie Capital that the Company would only be willing to engage in continued discussions regarding a potential transaction if the purchase consideration were greater than $23.00 per share.

Following this meeting of the SHFL board of directors, representatives of Macquarie Capital had a telephonic conference with Bally to request some additional information and clarification concerning Bally’s proposal, including with respect to the remaining due diligence to be performed. Macquarie Capital also indicated the terms on which the Company would be willing to continue discussions with representatives of Bally, including that Bally revise its offer to a purchase price greater than $23.00 per share.

On June 28, 2013, representatives of Bally indicated to Macquarie Capital that Bally would proceed on the basis of a last, best and final purchase price offer of $23.25 per share of SHFL common stock, but with the condition that Bally would only proceed if the Company agreed to an exclusivity agreement with Bally prior to June 30, 2013.

On June 29, 2013, Goldman Sachs, on behalf of Bally, sent Macquarie Capital a proposed binding exclusivity agreement to be provided to SHFL, providing for a 21-day exclusivity period for Bally to complete its due diligence and negotiate a definitive merger agreement to acquire all of the outstanding equity of SHFL. Bally’s proposed exclusivity agreement would, among other things, prevent SHFL from engaging in substantive discussions with other potential bidders during the period of exclusivity.

Following the June 27 meeting of the SHFL board of directors, representatives of Macquarie Capital, at the direction of the SHFL board of directors, also contacted Company X and Company Y. On June 29, 2013, representatives of each of Company X and Company Y responded to such contact, and, at such time, representatives of Macquarie Capital had separate telephonic conversations with Company X and Company Y, during which Macquarie Capital advised each such party of the terms on which the Company would be willing to engage in continued discussions with such party regarding a potential transaction, including that each such party be prepared to offer a price greater than $23.00 per share. During the course of such discussions, neither Company X nor Company Y expressed an interest in pursuing a transaction with the Company on such terms.

On June 29, 2013, a telephonic meeting of the SHFL board of directors was held, with certain members of SHFL senior management and representatives of Macquarie Capital, Skadden and Greenberg in attendance, to discuss Bally’s revised proposal and its requirement that the Company enter into an exclusivity agreement with Bally. At the direction of the SHFL board of directors, representatives of Macquarie Capital reviewed the history and current status of discussions with Bally. Representatives of Macquarie Capital noted Bally’s position that its proposed price of $23.25 per share was the highest price that it would be willing to pay and that Bally would only continue discussions with the Company if SHFL entered into an exclusivity agreement with Bally. After discussion between the SHFL board of directors and Skadden regarding Bally’s proposed exclusivity agreement, the SHFL board of directors directed the representatives of Macquarie Capital to communicate to Bally that a 21-day exclusivity period was not acceptable and requested that Skadden, Macquarie Capital and certain members of SHFL senior management negotiate the terms of an acceptable exclusivity agreement of more limited duration and, furthermore, asked Skadden, along with certain members of SHFL senior management, to engage with Bally’s legal advisors to negotiate the terms of Bally’s proposed merger agreement. In determining whether the Company should enter into an exclusivity agreement with Bally, the SHFL board of directors considered several factors, including, but not limited to: (i) the increased purchase price proposed by Bally on June 28, 2013 which Bally had stated was conditioned upon execution of an exclusivity agreement, (ii) certain strategic alternatives other than the then-current Bally proposal, (iii) the fact that the Company’s exploratory process involving a number of potential strategic and financial parties did not result in any final proposals, other than Bally’s, being made for the Company, (iv) the risk that Bally would terminate discussions if the Company did not enter into the proposed exclusivity agreement, (v) concerns regarding potential leaks if the exploratory process was prolonged, including the possible disruption to the Company’s business that could result therefrom, and (vi) negotiations conducted to date with Bally on the terms of the exclusivity agreement, including Bally’s willingness to provide for a shorter exclusivity period than its initial requirement. After discussing these matters, the SHFL board of directors authorized the execution of an exclusivity agreement with Bally substantially on the terms discussed at the meeting.

On June 29, 2013, following the meeting of the SHFL board of directors and the telephonic conversations with representatives from each of Company X and Company Y, Skadden, Macquarie Capital, Goldman Sachs and Gibson, Dunn & Crutcher LLP, which we refer to as “Gibson” in this proxy statement, Bally’s outside legal counsel, negotiated the final terms of the exclusivity agreement and discussed certain of the material terms raised in the merger agreement, including those Skadden had previously raised with the SHFL board of directors.

On June 30, 2013, the Company executed an agreement with Bally pursuant to which it agreed, subject to receipt of revised commitment papers from Bally’s debt financing sources on or prior to July 1, 2013, to engage in exclusive discussions with Bally regarding a potential acquisition of the Company by Bally until the earlier of (i) July 15, 2013, (ii) Bally’s written notice of its intent to terminate negotiations and (iii) the execution of a definitive merger agreement. On July 1, 2013, Bally provided the Company with such revised commitment papers.

On June 30, 2013, Skadden and Gibson had a series of telephonic meetings to discuss various provisions of the draft merger agreement.

From June 30, 2013 to July 15, 2013, Bally, its financing sources, and its legal, accounting and financial advisors addressed confirmatory due diligence topics raised by Bally through teleconferences, emails and in-person meetings involving certain members of SHFL senior management. During this period, Skadden and Gibson exchanged mark-ups of the merger agreement and certain members of the respective senior management of SHFL and Bally, with the assistance of their respective advisors, continued to negotiate the terms of the draft merger agreement.

On July 11, 2013, Mr. Isaacs and Ms. Lever met with Ramesh Srinivasan, the president and chief executive officer of Bally, and Mark Lerner, the senior vice president, general counsel and secretary of Bally, and discussed the industry, certain remaining diligence-related matters and the current status of SHFL’s business.

On July 12, 2013, Skadden and Gibson, along with certain members of senior management from each of the Company and Bally, met in Las Vegas, Nevada, and discussed the mark-up of the draft merger agreement. During the period from July 12 to July 15, 2013, the Company and Bally, with input from their respective advisors, continued negotiations of the terms of the proposed transaction, including (i) the appropriate level of efforts Bally would agree to undertake in connection with obtaining applicable regulatory approvals, (ii) the amount of the Company termination fee and the instances in which any such fee would be payable, (iii) the scope of acceptable limitations on the Company’s operation of its business pending consummation of the merger, (iv) limitations on the ability of the SHFL board of directors to change its recommendation with respect to the merger or to terminate the merger agreement in favor of a superior proposal and (v) certain employee benefit matters during the period between the signing of a definitive agreement and the consummation of the merger.

On the evening of July 13, 2013, in advance of the meeting of the SHFL board of directors to be held on July 14, 2013, members of the SHFL board of directors received discussion materials via e-mail, which included, among other items, a then-current draft of the merger agreement and a summary of the terms thereof, together with certain draft board resolutions.

On the afternoon of July 14, 2013, the SHFL board of directors held an in-person meeting, with certain members of SHFL senior management as well as representatives of Macquarie Capital, Skadden, Greenberg and Leonard Street & Deinard, the Company’s Minnesota counsel, which we refer to as “Leonard Street” in this proxy statement, in attendance. During the meeting, presentation materials prepared by Macquarie Capital were distributed to the directors. At the meeting, representatives of Macquarie Capital and Skadden reviewed with the SHFL board of directors the proposed terms of the transaction and discussed the outstanding issues in the draft merger agreement. Representatives of Skadden and Leonard Street then reviewed with the SHFL board of directors its fiduciary duties in considering the transaction.

Certain members of SHFL senior management then discussed with the SHFL board of directors the Company’s exploratory process and provided an overview of SHFL senior management’s views with respect to certain other strategic alternatives (including possible modifications to the current business plan, recapitalization transactions, stock buy-back and dividend alternatives and business combinations) that the Company could pursue. Certain members of SHFL senior management then provided their assessment of the proposed transaction and provided their recommendation that the Company continue to pursue the proposed transaction with Bally. Representatives of Macquarie Capital then reviewed with the directors a presentation it prepared, including its review of the Company’s exploratory process since its engagement as financial advisor and its financial analysis of the proposed merger consideration of $23.25 per share. Following this presentation, representatives of Macquarie Capital indicated that, on the basis of the terms set forth in the current draft merger agreement, Macquarie Capital would, if requested by the SHFL board of directors, be prepared to deliver a fairness opinion to the SHFL board of directors.

Following questions from and discussion among the directors and their legal and financial advisors, representatives of Skadden discussed the detailed terms of the proposed merger agreement with the SHFL board of directors, including the history of negotiations of the material transaction terms, and the material terms of the Bally’s financing commitment.

Throughout July 15, 2013, the Company and Bally had a series of telephonic negotiations, in which certain of each party’s respective senior management teams and legal and financial advisors participated, to continue negotiating the remaining open issues in the draft merger agreement, including, among other matters, the size of the Company termination fee, limitations on the ability of the SHFL board of directors to change its recommendation with respect to the merger or to terminate the merger agreement in favor of a superior proposal, the provisions relating to the restrictions on the Company’s interim operations pending the consummation of the merger and certain employee benefit matters.

On the afternoon of July 15, 2013, the SHFL board of directors held a telephonic meeting to consider the proposed acquisition of SHFL by Bally, with certain members of SHFL senior management as well as representatives of Macquarie Capital, Skadden and Greenberg in attendance. Representatives of Skadden and Macquarie Capital provided the SHFL board of directors with an update on the progress made with Bally on the outstanding issues in the draft merger agreement and on discussions with Bally and its advisors. Skadden reviewed with the SHFL board of directors the changes in the proposed merger agreement since the previous meeting of the SHFL board of directors and the proposed resolutions to be adopted. At the request of the SHFL board of directors, Macquarie Capital reviewed with the SHFL board of directors its financial analysis of the proposed merger consideration of $23.25 per share. Macquarie Capital rendered to the SHFL board of directors its oral fairness opinion, which was confirmed by delivery of a written opinion dated July 15, 2013, that, as of July 15, 2013, and based on and subject to the assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by Macquarie Capital, as described in its opinion, the $23.25 per share to be received by the holders of shares of SHFL’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Skadden further reviewed with the SHFL board of directors their fiduciary duties, including in connection with the evaluation of the proposed transaction with Bally, and the provisions of the Minnesota anti-takeover laws concerning the formation of a limited purpose committee of disinterested directors for certain purposes (see the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Committee of Disinterested Directors—Business Combination Act/ Control Share Acquisition Act” beginning on page 45 of this proxy statement for a further description of the committee of disinterested directors).

Following these presentations and further discussion and deliberation, and after considering all of the factors that it deemed relevant, the SHFL board of directors unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of SHFL and its shareholders, and the SHFL board of directors and a committee of disinterested directors formed for purposes of compliance with Minnesota anti-takeover laws unanimously approved the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger. Later that evening, certain members of senior management of each of SHFL and Bally, along with Skadden and Gibson, finalized the provisions of the merger agreement and all ancillary documents, and execution versions of the merger agreement and the ancillary documents were circulated reflecting the agreement reached earlier that day. After execution of the debt commitment letter, a copy of which was provided to SHFL and its financial and legal advisors, each of SHFL, Bally and Merger Sub executed and delivered the merger agreement, effective as of July 15, 2013.

On the morning of July 16, 2013, the Company issued a press release announcing the transaction. On July 16, 2013, the Company filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and filing the press release as an exhibit. On July 18, 2013, the Company filed a Current Report on Form 8-K with the SEC summarizing the material terms of the merger agreement and filing the merger agreement as an exhibit.

Reasons for the Merger

The SHFL board of directors evaluated, with the assistance of certain members of SHFL senior management and its legal and financial advisors, the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger. In unanimously determining that the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of the Company and its shareholders, and in reaching its unanimous decision to approve and recommend to the SHFL shareholders the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the SHFL board of directors considered the following positive factors relating to the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, each of which the directors believed supported their decision (but which are not intended to be exhaustive and are not presented in any relative order of importance):

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the current and historical market prices of the SHFL common stock, including the market performance of the SHFL common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $23.25 per share to be received by the holders of SHFL common stock in the merger represents a significant premium over the market price at which the SHFL common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration of $23.25 per share represents an approximate premium of:

•	24.3% based on the closing price per share of $18.70 on July 15, 2013, the last full trading day before the execution of the merger agreement was publicly announced;

•	28.1% based on the closing price per share of $18.15 on July 12, 2013, the last full trading day before the SHFL board of directors approved the execution of the merger agreement;

•	30.2% based on the volume-weighted average closing price per share of $17.86 over the 30-day period ending July 12, 2013;

•	37.3% based on the volume-weighted average closing price per share of $16.93 over the 60-day period ending July 12, 2013;

•	40.2% based on the volume-weighted average closing price per share of $16.58 over the 90-day period ending July 12, 2013;

•	49.94% based on the volume-weighted average closing price per share of $15.51 over the 180-day period ending July 12, 2013;

•	51.4% based on the volume-weighted average closing price per share of $15.35 over the one-year period ending July 12, 2013;

•	26.9% based on the 52-week high closing price per share of $18.32 on July 11, 2013;

•	83.6% based on the 52-week low closing price per share of $12.66 on November 15, 2012; and

•	10.7% based on the Wall Street research median price target of $21.00 as of July 12, 2013.

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the financial analyses presented to the SHFL board of directors and the oral opinion of Macquarie Capital provided to the SHFL board of directors dated on July 15, 2013 (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written fairness opinion dated the same date) (including the selected public company analysis, the selected precedent analysis and the discounted cash flow analysis conducted by Macquarie Capital) that, based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the merger agreement by holders of shares of common stock (other than excluded shares) is fair, from a financial point of view, to such shareholders, as more fully described in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Opinion of SHFL’s Financial Advisor” beginning on page 46 of this proxy statement;

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the fact that the proposed merger consideration is all cash, which provides shareholders certainty of value and liquidity for their shares of SHFL common stock, while eliminating long-term business and execution risk, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

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that SHFL’s business plan is based, in part, on projections for a number of variables, including economic growth, SHFL’s ability to expand its iGaming business, attract new customers and retain existing customers;

•	general macroeconomic challenges and economic weaknesses that could continue to result in reduced business spending;

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the uncertain outlook for the global gaming industry generally and the iGaming industry specifically, and the related challenges for SHFL and other companies in the gaming industry in accurately forecasting future demand for their products and services and accurately forecasting the elimination of regulatory barriers to iGaming, which represented a significant percentage of the Company’s projected future financial performance, as described in more detail in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Certain Projections Prepared by the Management of SHFL” beginning on page 64 of this proxy statement; and

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that the process for developing new products requires long-term investments that often require a time horizon of a year or more from the initial development of the concept to when the product is ready to be sold to customers.

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the merger consideration of $23.25 per share was more favorable to SHFL’s shareholders than the potential value that might result from the alternatives reasonably available to SHFL (including, but not limited to, a merger with a different buyer, leveraged recapitalization or other extraordinary transaction involving the Company, acquisitions, dividends, stock repurchases and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives);

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the fact that the price proposed by Bally reflected extensive negotiations between the parties and their respective advisors, and represented the highest offer price that SHFL received for shares of its common stock after a broad competitive solicitation of interest as well as Bally’s stated position that the agreed price was the highest price per share to which Bally was willing to agree;

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the fact that the merger agreement has no financing condition and that the SHFL board of directors believed, following consultation with the Company’s financial advisor, that Bally has adequate financial resources to pay the aggregate merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the debt commitment letter obtained by Bally as described under “Proposal 1: Approval and Adoption of the Merger Agreement—Financing of the Merger” beginning on page 54 of this proxy statement, Bally’s representations and covenants contained in the merger agreement relating to such financing and the SHFL board of directors’ assessment, after consultation with its financial advisor, of Bally’s ability to obtain financing;

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the SHFL board of directors’ understanding, based upon consultation with its legal advisors and SHFL management, that Bally is authorized to conduct business by gaming authorities or has submitted applications for gaming approvals in almost all of the same jurisdictions in which SHFL is authorized to conduct business by gaming authorities, which it believed would be likely to lessen the risk of the merger not closing for failure to achieve required gaming authority approvals;

•	the terms and conditions of the merger agreement and related transaction documents, in addition to those described above (relating to financing), including:

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the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Bally to obtain applicable regulatory approvals and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such approvals up to a specified threshold, the absence of a financing condition and Bally’s representations, warranties and covenants related to obtaining financing for the transaction, which the SHFL board of directors assessed, after consultation with its legal advisors, to be substantial assurances that the merger ultimately should be consummated on a timely basis;

•	SHFL’s ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, any third party regarding an acquisition proposal;

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SHFL’s ability to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Bally a termination fee of $43,335,601, which the SHFL board of directors determined was reasonable, in light of, among other things, the benefits of the merger to SHFL’s shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described in “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 98 of this proxy statement;

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the ability of the SHFL board of directors, prior to the approval of the merger proposal by the SHFL shareholders, subject to certain conditions, to change its recommendation supporting the merger, regardless of the existence of a competing or superior acquisition proposal, to the extent the board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties to the shareholders of SHFL under applicable law;

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the requirement that the merger will only be effective if approved by the holders of a majority of the outstanding shares of SHFL common stock and the absence of any stock voting commitments by management or other shareholders, so that shareholders will have the right to approve or disapprove of the merger;

•	the delivery by Bally of letters setting forth the financing commitments and other arrangements regarding the financing Bally contemplated using to consummate the transaction;

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SHFL’s ability to seek to specifically enforce Bally’s obligations under the merger agreement, including Bally’s obligations to consummate the merger, under certain circumstances specified in the merger agreement;

•	SHFL’s ability to seek damages in the event of a breach by Bally of its obligations under the merger agreement;

•	the customary nature of the other representations, warranties and covenants of SHFL in the merger agreement; and

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the SHFL board of directors’ assessment that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate SHFL’s business during the pendency of the merger;

•

the fact that SHFL has conducted a lengthy and thorough process of exploring its strategic alternatives stretching over five months during such time representatives of SHFL solicited bids from a broad group of 24 potential buyers, including financial and strategic parties, 16 of whom entered into confidentiality agreements with SHFL and received confidential marketing materials and access to a virtual data room, and none of which, after receiving such non-public information and conducting due diligence, made an offer in cash that exceeded the merger consideration of $23.25 per share;

•

after lengthy meetings with management, the SHFL board of directors’ consideration of SHFL’s business, strategy, assets, financial condition, capital requirements, results of operations, competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which SHFL competes, including prospects for SHFL’s iGaming products and services, and the risks and upside potential relating thereto and the potential impact of those factors on the trading price of SHFL common stock (which cannot be quantified numerically);

•

the negotiation process with Bally, which was conducted at arm’s length, and the fact that certain members of SHFL senior management, legal and financial advisors were involved throughout the negotiations and updated the SHFL board of directors directly and regularly;

•	the risks and uncertainties associated with maintaining SHFL’s existence as an independent company and the opportunities presented by the merger, including the risks and uncertainties with respect to:

•

achieving SHFL’s growth plans in light of the current and foreseeable future market conditions, including regulatory barriers to iGaming and the risks and uncertainties in the U.S. and global economy generally and the gaming industry specifically;

•	the general risks and market conditions that could affect the price of SHFL common stock; and

•	the “risk factors” set forth in SHFL’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and subsequent reports filed with the SEC;

•

the SHFL board of directors’ understanding, based upon consultation with counsel and SHFL’s management, that the existing businesses of SHFL and Bally are sufficiently different so as to lessen the risk of the merger not closing for failure to receive any necessary antitrust clearance; and

•

the availability of appraisal rights under Minnesota law to holders of common stock who do not vote in favor of the adoption of the merger agreement and comply with the requisite procedures under Minnesota law, which provides those eligible shareholders with an opportunity to have a Minnesota court determine the fair value of their shares.

The SHFL board of directors also considered and balanced against the potentially positive factors enumerated above a variety of risks and other potentially negative factors, including the following:

•

the fact that the completion of the merger will generally preclude SHFL’s shareholders from having any ongoing equity participation in SHFL following the merger and, as such, current shareholders of SHFL will cease to participate in SHFL’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the SHFL common stock, including benefits that may be attributable to SHFL’s iGaming products and services and potential opening of new markets, and will not participate in any potential future sale of the surviving corporation to a third party;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from the SHFL shareholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, the potential resulting disruptions to SHFL’s business, the diversion of management and employee attention, potential employee attrition and the potential effect on customer and other business relationships;

•	the Company may be unable to obtain shareholder approval for the transactions contemplated by the merger agreement;

•	the risk that the debt financing contemplated by the debt commitment letter will not be obtained, resulting in Bally having insufficient funds to consummate the merger;

•

the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•

the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•

the potential negative effect of the pendency of the merger on the Company’s business, including uncertainty about the effect of the proposed merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company;

•

the risk that, if the merger is not completed, the trading price of the Company’s common stock could be adversely affected and the market’s perception of the Company’s continuing business could potentially result in a loss of customers, vendors, business partners and employees; and

•	the fact that the receipt of cash by shareholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

In addition, the SHFL board of directors was aware that certain of SHFL’s directors and executive officers may receive certain benefits that are different from, or in addition to, those of SHFL’s other shareholders as described under “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement. The SHFL board of directors, however, observed that the majority of the value of such different or additional interests relates to change in control benefits that arise from equity-based compensation, which the SHFL board of directors felt to a significant extent aligned the interests of the directors and executive officers with those of the shareholders in seeking to maximize the per-share merger consideration.

After considering the foregoing potentially negative and potentially positive factors, the SHFL board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the SHFL board of directors is not exhaustive but is intended to reflect the material factors considered by the SHFL board of directors in its consideration of the merger. In view of the complexity and the large number of the factors considered, the SHFL board of directors, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors and individual directors may have given different weights to different factors. Rather, the SHFL board of directors based its unanimous recommendation on all these factors as a whole, including discussions with, and questioning of, certain members of SHFL senior management and its financial and legal advisors, and overall considered the factors to be favorable to, and in support of, its determination.

The foregoing discussion of the information and factors considered by the SHFL board of directors is forward-looking in nature and, therefore, this information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22 of this proxy statement.

Committee of Disinterested Directors—Business Combination Act / Control Share Acquisition Act

We are governed by the provisions of Section 302A.673 (the Business Combinations Act) of the MBCA, which in some cases may discourage a negotiated acquisition of SHFL and thus deprive our shareholders of an opportunity to sell their shares at a premium over the market price. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder, and an “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation and, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. The restrictions of Section 302A.673 do not apply to any transaction if a committee of a Minnesota corporation’s board of directors consisting solely of one or more disinterested directors (excluding the corporation’s current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

While our board of directors had determined that it was not necessary to form a special negotiating committee in order to evaluate the Company’s strategic alternatives (see the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Background of the Merger” beginning on page 32 of this proxy statement), the consideration and approval of a binding merger proposal triggered technical requirements under the MBCA. In order to ensure that Section 302A.673 of the MBCA would not be triggered by our entry into the merger agreement and the completion of the merger, and to prevent Bally and Merger Sub from becoming an “interested shareholder” (as defined in Section 302A.011, subd. 49 of the MBCA) as a result of the merger, our board of directors formed a committee of disinterested directors comprised of all of our directors other than Mr. Isaacs (who was excluded because of his status as a former officer of Bally), each member of such committee being a “disinterested director” (as defined in Section 302A.673 of the MBCA). This committee approved the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, all for the purposes of exempting the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, and the respective parties thereto, from the restrictions and limitations of Section 302A.673 of the MBCA, and rendering the restrictions and limitations set forth in Section 302A.673 of the MBCA inapplicable to the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, and the respective parties thereto.

Recommendation of Our Board of Directors

Our board of directors, after considering all factors that our board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its shareholders, and unanimously approved the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger. Certain factors considered by the SHFL board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 41 of this proxy statement.

The SHFL board of directors recommends that the SHFL shareholders vote “FOR” the approval and adoption of the merger agreement, including the plan of merger, thereby approving the merger.

Opinion of SHFL’s Financial Advisor

Macquarie Capital was engaged on March 11, 2013 to act as exclusive financial advisor to the SHFL board of directors in connection with the exploration of strategic alternatives. On July 15, 2013, Macquarie Capital rendered its oral opinion, subsequently confirmed in writing, to the SHFL board of directors, to the effect that, as of such date, and based upon and subject to various factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid to the holders of SHFL common stock (other than excluded shares), in the merger transaction was fair, from a financial point of view, to such holders of SHFL common stock.

The full text of the written opinion of Macquarie Capital, dated July 15, 2013, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement and is incorporated herein by reference. Holders of shares of SHFL common stock are encouraged to and should read the opinion carefully and in its entirety. Macquarie Capital’s opinion was provided to the SHFL board of directors in connection with its evaluation of the merger consideration provided for in the merger transaction from a financial point of view. The opinion of Macquarie Capital does not address any other aspect of the merger transaction and does not constitute a recommendation to any holder of SHFL common stock as to whether such holder should act or vote in connection with the merger transaction or any other matter. The summary of the opinion of Macquarie Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Macquarie Capital, among other things:

•

Reviewed a draft of the merger agreement dated July 14, 2013, received on July 15, 2013, which Macquarie Capital assumed was in substantially final form and would not vary in any respect material to its analysis;

•	Reviewed certain publicly available business and financial information relating to the Company and its subsidiaries that Macquarie Capital deemed to be relevant;

•

Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and its subsidiaries that were prepared and furnished to Macquarie Capital by SHFL management;

•

Reviewed certain financial projections relating to the Company and its subsidiaries (which financial projections are included under the heading “Proposal 1: Approval and Adoption of the Merger Agreement—Certain Projections Prepared by the Management of SHFL” beginning on page 64 of this proxy statement) that were provided to Macquarie Capital by SHFL management and upon which Macquarie Capital had been instructed to rely;

•	Discussed the past and present operations, financial projections, current financial condition and prospects of the Company and its subsidiaries with certain members of SHFL management;

•	Reviewed the reported prices and trading activity of SHFL common stock;

•

Compared the financial performance of the Company with publicly available information concerning certain other companies that Macquarie Capital deemed relevant, and compared the prices and trading activity of SHFL common stock with that of certain publicly traded companies that Macquarie Capital deemed relevant;

•	Reviewed the financial terms of certain publicly available transactions involving companies Macquarie Capital deemed relevant;

•

Considered the information garnered in Macquarie Capital’s efforts to solicit and hold discussions with, at the direction of the Company, certain specified third parties to solicit indications of interest from such third parties in the possible acquisition of the Company; and

•	Performed such other financial analyses and examinations and considered such other factors that Macquarie Capital deemed appropriate for purposes of its opinion.

For purposes of its analysis and opinion, Macquarie Capital assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by Macquarie Capital or reviewed for Macquarie Capital. With respect to the financial projections of the Company which were furnished to Macquarie Capital, Macquarie Capital assumed that such financial projections were reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. Macquarie Capital expressed no view as to any such financial projections or the assumptions on which they were based.

For purposes of rendering its opinion, Macquarie Capital assumed, with the consent of the SHFL board of directors, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver or modification thereof. Macquarie Capital further assumed, with the consent of the SHFL board of directors, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger and that the merger will be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay.

Macquarie Capital did not make, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor was Macquarie Capital furnished with any such valuations or appraisals, nor did Macquarie Capital evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Macquarie Capital’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Macquarie Capital as of July 15, 2013. It is understood that subsequent developments may affect Macquarie Capital’s opinion, and Macquarie Capital has no obligation to update, revise, reaffirm or withdraw its opinion.

Macquarie Capital was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of July 15, 2013, to the holders of SHFL common stock (other than holders of excluded shares), of the merger consideration to be paid to such holders of SHFL common stock in the proposed transaction. Macquarie Capital did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger transaction, including, without limitation, the fairness of the merger transaction to, or any consideration received in connection therewith by, the holders of any other class of securities or options, creditors or other constituencies of the Company; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger transaction, whether relative to the merger consideration in cash to be paid to the holders of SHFL common stock (other than holders of excluded shares) pursuant to the merger agreement or otherwise. Macquarie Capital’s opinion does not address the relative merits of the merger transaction as compared to other business or financial strategies that might be available to the Company nor does it address the underlying business decision of the Company to engage in the merger transaction. Macquarie Capital is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. Macquarie Capital did not express any opinion as to the impact of the merger transaction on the solvency or viability of the Company, Bally or Merger Sub or the ability of the Company, Bally or Merger Sub to pay its obligations when they come due.

The following is a summary of the material financial analyses presented by Macquarie Capital to the SHFL board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Macquarie Capital. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Macquarie Capital. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 15, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Macquarie Capital’s financial analyses.

Historical Stock Price Discussion

Macquarie Capital presented historical trading prices of SHFL common stock over the one-year period ending July 12, 2013, calculated the volume-weighted average daily closing prices for SHFL common stock over various time periods and noted the closing stock price on selected dates prior to and including July 12, 2013, including the 52-week high and low closing stock prices. SHFL’s common stock price per share ranged from $12.66 to $18.32 over the one-year period ending on July 12, 2013. This analysis indicated that the $23.25 per share cash consideration to be paid to holders of SHFL common stock represented a premium of:

•	28.1% based on the closing price per share of $18.15 on July 12, 2013, the last full trading day before the delivery of the fairness opinion to the SHFL board of directors;

•	30.2% based on the volume-weighted average closing price per share of $17.86 over the 30-day period ending July 12, 2013;

•	37.3% based on the volume-weighted average closing price per share of $16.93 over the 60-day period ending July 12, 2013;

•	40.2% based on the volume-weighted average closing price per share of $16.58 over the 90-day period ending July 12, 2013;

•	49.9% based on the volume-weighted average closing price per share of $15.51 over the 180-day period ending July 12, 2013;

•	51.4% based on the volume-weighted average closing price per share of $15.35 over the one-year period ending July 12, 2013;

•	26.9% based on the 52-week high closing price per share of $18.32 on July 11, 2013; and

•	83.6% based on the 52-week low closing price per share of $12.66 on November 15, 2012.

Selected Public Company Trading Comparables Analysis

Macquarie Capital reviewed and compared the financial and operating performance of the Company with certain publicly available information of selected gaming equipment companies, as set forth below:

•	Ainsworth Game Technology Ltd.

•	Amaya Gaming Group

•	Aristocrat Leisure Ltd.

•	Bally Technologies, Inc.

•	International Game Technology

•	Konami Corporation

•	GTECH S.p.A.

•	Multimedia Games Holding Company, Inc.

•	Scientific Games Corporation

•	Universal Entertainment Corporation

Macquarie Capital chose the selected companies for the purposes of this analysis utilizing its professional judgment and experience, taking into account several factors, including, among other things, the size of the Company and the selected companies, the operational and financial characteristics of the Company compared with the selected companies, the competitive landscape in which the Company and the selected companies operate and the product offerings of the Company and the selected companies. Although none of the selected public companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar in certain respects to the Company’s business.

For each selected company, using actual publicly reported results for the most recently reported last twelve-month (“LTM”) period and Wall Street research consensus estimates for the years ending December 31, 2013 and 2014, Macquarie Capital calculated enterprise value (which we refer to as “EV” in this proxy statement) to earnings before interest, taxes, depreciation and amortization, which we refer to in this proxy as “EBITDA”, and such ratio, “EV/EBITDA”, and the price to earnings ratio, which we refer to in this proxy as the “P/E” ratio. The results of these analyses are summarized below.

	EV/EBITDA				P/E
	LTM	2013E	2014E	LTM	2013E	2014E
Ainsworth Game Technology Ltd.	19.0x	15.8x	13.4x	27.9x	24.1x	20.4x
Amaya Gaming Group	12.4x	11.1x	7.7x	NM	NM	27.1x
Aristocrat Leisure Ltd.	14.3x	12.7x	11.3x	24.3x	21.1x	18.4x
Bally Technologies, Inc.	8.7x	8.5x	8.0x	16.5x	15.5x	14.7x
International Game Technology	7.2x	7.1x	6.9x	13.8x	14.7x	14.5x
Konami Corporation	8.2x	7.0x	5.9x	22.4x	18.0x	14.1x
GTECH S.p.A.	6.1x	6.0x	5.8x	13.6x	15.0x	13.8x
Multimedia Games Holding Company, Inc.	11.1x	10.0x	8.6x	30.0x	29.9x	24.1x
Scientific Games Corporation	7.5x	8.0x	7.3x	NM	NM	NM
Universal Entertainment Corporation	2.7x	NA	NA	5.1x	NA	NA
Median	8.5x	8.5x	7.7x	19.4x	18.0x	16.5x
Mean	9.7x	9.6x	8.3x	19.2x	19.8x	18.4x

Macquarie Capital selected a range of multiples to apply to the Company’s estimates, as well as Wall Street research consensus estimates of the Company’s Adjusted EBITDA and Adjusted Net Income for the twelve months ended April 30, 2013 and the calendar years ending December 31, 2013 and 2014. Based upon Macquarie Capital’s professional judgment and experience, and taking into account the analysis of trading comparables described above, Macquarie Capital derived a range of implied values of SHFL common stock of between $16.69 and $18.71 per share. Macquarie Capital noted that the merger consideration was above the resulting implied ranges per the public company trading comparables analysis. Implied values for SHFL common stock were calculated as follows: (i) for EV/EBITDA ratios, the relevant derived enterprise value less debt plus cash and cash equivalents as of May 31, 2013, as estimated by SHFL management, divided by fully diluted shares outstanding as of May 31, 2013, as provided by SHFL management, and (ii) for P/E ratios, the relevant derived equity value divided by fully diluted shares outstanding as of May 31, 2013, as provided by SHFL management.

The following table presents the ranges of multiples and implied values of SHFL common stock calculated by Macquarie Capital based upon the trading comparables.

Selected Trading Comparables	Range	$/Share(1)
Adjusted EBITDA(2)	Enterprise Value/ Adjusted EBITDA
LTM Adjusted EBITDA (4/30/13)	8.0x - 9.0x	$13.44 - $15.00
CY2013P Adjusted EBITDA—Management	8.0x - 9.0x	$16.91 - $18.91
CY2013E Adjusted EBITDA—Research	8.0x - 9.0x	$14.25 - $15.91
CY2014P Adjusted EBITDA—Management	7.2x - 8.2x	$22.94 - $25.99
CY2014E Adjusted EBITDA—Research	7.2x - 8.2x	$14.39 - $16.26

Adjusted Net Income(3)	Equity Value/Adjusted Net Income
LTM Adjusted Net Income (4/30/13)	18.4x - 20.4x	$13.90 - $15.37
CY2013P Adjusted Net Income—Management	17.0x - 19.0x	$16.96 - $18.91
CY2013E Adjusted Net Income—Research	17.0x - 19.0x	$13.76 - $15.33
CY2014P Adjusted Net Income—Management	15.5x - 17.5x	$25.71 - $28.97
CY2014E Adjusted Net Income—Research	15.5x - 17.5x	$14.61 - $16.44

Note: Management projections (P) provided by SHFL management. Research estimates (E) based on Wall Street consensus estimates from Capital IQ. CY refers to the period between January 1 and December 31.

(1)	Based on fully diluted shares calculated using the treasury stock method, $34.7 million of cash & cash equivalents and $2.8 million of debt as of 5/31/13, as estimated by SHFL management.
(2)	Adjusted for share-based compensation and non-recurring items.
(3)	Adjusted for non-recurring items on a tax-effected basis.

Selected Precedent Transactions Analysis

Macquarie Capital reviewed publicly available information relating to the following selected transactions within the gaming equipment industry announced since January 2001. Macquarie Capital calculated the implied Purchase Price/EBITDA multiples of each target company for the LTM period prior to the announcement of the relevant transaction and then calculated means and medians for the transactions. The results of these calculations are set forth in the table below.

Date Announced	Date Closed	Acquirer	Target	Purchase Price / LTM EBITDA
January 2013	Pending	Scientific Games Corporation	WMS Industries, Inc.	6.2x
September 2012	November 2012	Amaya Gaming Group	Cadillac Jack	4.7x
May 2010	July 2010	Vitruvian Partners	Inspired Gaming Group	3.7x
January 2006	April 2006	Scientific Games Corporation	The Global Draw Limited	5.4x
January 2006	August 2006	Lottomatica Group S.p.A.	GTECH Holdings	9.6x
November 2005	February 2006	Shuffle Master, Inc.	Stargames Limited	12.4x
December 2004	January 2008	GTECH Holdings	Atronic	8.0x
November 2003	April 2004	GTECH Holdings	Spielo Manufacturing	5.4x
June 2003	October 2003	International Game Technology	Acres Gaming	5.5x
July 2001	December 2001	International Game Technology	Anchor Gaming	7.3x
January 2001	June 2001	Aristocrat Leisure Ltd.	Casino Data Systems	8.9x

			Median	6.2x
			Mean	7.0x

Macquarie Capital chose the selected transactions for purposes of this analysis based on its professional judgment and experience. No transaction reviewed was directly comparable to the proposed transaction. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the selected precedent transactions.

Based on Macquarie Capital’s professional judgment taking into account the median Purchase Price/LTM EBITDA multiple referenced above, and the differences between the Company’s business and the businesses of the target companies in the selected precedent transactions, Macquarie Capital derived a range of implied equity values of SHFL common stock of between $9.78 and $11.38. Macquarie Capital noted that, per the selected precedent transaction analysis, the merger consideration considerably exceeded the resulting implied range.

Discounted Cash Flow Analysis

Macquarie Capital performed a discounted cash flow analysis to produce a range for the implied present value per share of SHFL common stock, assuming the Company continued to operate as an independent entity. The valuation range was determined by adding (i) the net present value of the unlevered free cash flows for the second half of fiscal year 2013 and fiscal years 2014 through 2015 and (ii) the present value of the terminal value of the Company as of October 31, 2015. Macquarie Capital’s analysis used the financial projections provided by SHFL management for the six months ending October 31, 2013, and the fiscal years ending October 31, 2014, and October 31, 2015. For purposes of Macquarie Capital’s analysis, unlevered free cash flow, a non-GAAP metric used to measure operating performance, was calculated as Adjusted EBITDA, less depreciation and amortization, less stock-based compensation, less taxes, less capital expenditures.

Macquarie Capital estimated the range for the implied present value per share of SHFL common stock by using the following assumptions, which Macquarie Capital selected based on its professional judgment: (i) a range of terminal multiples applied to projected 2015 Adjusted EBITDA of 6.25x to 8.25x, (ii) a range of perpetuity growth rates applied to projected 2015 unlevered free cash flow of 4.0% to 5.0% and (iii) a range of discount rates of 12.0% to 14.0% taking into account the Company’s current cost of debt and the capital asset pricing model. Macquarie Capital also assumed the following: fully diluted shares using the treasury stock method, and $34.7 million of cash and cash equivalents and $2.8 million of debt as of May 31, 2013, as estimated by SHFL management. In order to determine the ranges of discount rates to use, Macquarie Capital first prepared estimates of the Company’s weighted average cost of capital, which we refer to as “WACC” in this proxy statement, as summarized in the tables shown below. This calculation resulted in an estimated WACC of 12.89%, which, in the exercise of its professional judgment, Macquarie Capital used as a midpoint in selecting a range of discount rates. The discounted cash flow analysis resulted in a range for the implied present value per share of SHFL common stock of between $22.17 and $30.28. Macquarie Capital noted that the merger consideration was within the resulting implied ranges per the discounted cash flow analysis. Projected changes in working capital were not prepared by SHFL management. While the calculation of unlevered free cash flow does not adjust for changes in working capital, because SHFL management indicated that changes in working capital were expected to be a use of cash throughout the forecast period, this is a more conservative presentation for purposes of rendering an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SHFL common stock (other than excluded shares).

The following tables present the results of these analyses in a range of implied present values:

	Terminal EBITDA Multiple
Discount Rate	6.25x	6.75x	7.25x	7.75x	8.25x
12.0%	$22.97	$24.47	$25.96	$27.45	$28.95
12.5%	$22.73	$24.21	$25.69	$27.17	$28.65
13.0%	$22.50	$23.96	$25.43	$26.89	$28.35
13.5%	$22.27	$23.72	$25.17	$26.61	$28.06
14.0%	$22.05	$23.48	$24.91	$26.34	$27.77

	Perpetuity Growth Rate
Discount Rate	4.00%	4.25%	4.50%	4.75%	5.00%
12.0%	$27.97	$28.79	$29.67	$30.60	$31.60
12.5%	$26.30	$27.02	$27.79	$28.60	$29.48
13.0%	$24.82	$25.46	$26.13	$26.85	$27.61
13.5%	$23.49	$24.06	$24.66	$25.29	$25.97
14.0%	$22.30	$22.81	$23.34	$23.91	$24.51

The following WACC table prepared by Macquarie Capital in connection with its analysis support the range of discount rates selected:

WACC Calculation
Risk-free Rate(1)	2.61%
Re-levered Beta	1.37
Equity Risk Premium(2)	6.14%
Beta Adjusted Market Risk Premium	8.40%
Size Premium(3)	1.88%
Estimated Cost of Equity	12.89%
Pre-Tax Cost of Debt	2.25%
Applicable Marginal Tax Rate	40.0%
Estimated After Tax Cost of Debt	1.35%
Estimated Debt/Capitalization Ratio	0%
Estimated Equity/Capitalization Ratio	100.0%
Estimated WACC	12.89%

(1)	Represents U.S. Treasury 10-year Yield as of July 12, 2013.
(2)	2012 Ibbotson Valuation Yearbook, Long-horizon expected equity risk premium: historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings.
(3)	Size premium per 2012 Ibottson Valuation Yearbook.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Macquarie Capital’s opinion. In arriving at its fairness opinion, Macquarie Capital considered the results of all of its analyses and, except as expressly stated above, did not attribute any particular weight to any factor or analysis considered by it. Rather, Macquarie Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger transaction. Macquarie Capital prepared these analyses for purposes of providing its opinion to the SHFL board of directors as to the fairness from a financial point of view, to the holders of shares of SHFL common stock (other than excluded shares), of the merger consideration to be paid to such holders in the merger transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Bally, Merger Sub, Macquarie Capital or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Bally and was approved by the SHFL board of directors by unanimous vote following a presentation to the board of directors. Macquarie Capital provided advice to the SHFL board of directors during these negotiations. Macquarie Capital did not, however, recommend any specific amount of consideration to the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger transaction. As described above, Macquarie Capital’s opinion to the SHFL board of directors was one of many factors taken into consideration by the SHFL board of directors in making its determination to approve the merger transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Macquarie Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Macquarie Capital, which is included as Annex B to this proxy statement and is incorporated herein by reference.

Macquarie Capital’s opinion was approved by a committee of Macquarie Capital professionals in accordance with its customary practice.

Macquarie Capital and its affiliates are engaged in a broad range of securities activities and financial advisory services. Macquarie Capital and its affiliates carry on a range of businesses for their own account and for their customers, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. In the ordinary course of business, Macquarie Capital or its affiliates may actively trade in the bank loans or debt and equity securities, or options on securities, of (i) the Company and affiliates of the Company, (ii) Bally and affiliates of Bally and (iii) any other company that may be involved in the merger transaction, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Macquarie Capital and its affiliates have in the past provided, may be currently providing and in the future may provide, financial advisory services to the Company, affiliates of the Company, and to Bally and its affiliates, for which Macquarie Capital or such affiliates have received, and/or would expect to receive, compensation, including (x) other than in connection with the merger transaction, (y) approximately $200,000 in fees received from the Company for a fairness opinion rendered in the Company’s fiscal year 2012 in connection with an acquisition pursued by the Company and (z) holding non-beneficial ownership of the Company constituting less than 0.5% of the outstanding SHFL common stock and non-beneficial ownership of Bally constituting less than 0.5% of its outstanding common stock. Macquarie Capital has not provided advisory services to Bally in the preceding five years, is not currently providing any advisory services to Bally or its affiliates and did not provide any such services to any of them in connection with the merger transaction.

Macquarie Capital has acted as exclusive financial advisor to the SHFL board of directors in connection with the merger transaction. The SHFL board of directors selected Macquarie Capital as its financial advisor because it is an internationally recognized financial advisory firm that has substantial experience in the industries in which the Company operates. Macquarie Capital is expected to receive a fee of $2,000,000 as a result of the delivery of its fairness opinion. If the merger transaction is consummated, Macquarie Capital will receive an additional fee of approximately $11,600,000. In addition, the Company agreed to reimburse certain of Macquarie Capital’s reasonable expenses and to indemnify Macquarie Capital and related persons against certain liabilities arising out of its engagement. In certain circumstances, if the merger agreement is terminated or abandoned and SHFL or any of its affiliates receives any judgment for damages or amount in settlement of any dispute as a result of such termination or any other failure to consummate the merger (in each case, as more fully described in the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 98 of this proxy statement), Macquarie Capital will be entitled to a portion of such judgment or amount in settlement, as applicable.

Delisting and Deregistration of Our Common Stock

SHFL common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ under the symbol “SHFL”. As a result of the merger, we will become an indirect wholly owned subsidiary of Bally, with no public market for our common stock. After the merger, our common stock will cease to be traded on the NASDAQ, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, we will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to our common stock.

Financing of the Merger

The merger is not conditioned on Bally obtaining the proceeds of any financing, including the financing contemplated by the debt commitment letter. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement, including the funds needed to (i) pay our shareholders (including equity award holders) the amount due under the merger agreement; (ii) refinance, repay or repurchase certain of our outstanding indebtedness; and (iii) pay customary fees and expenses in connection with the transactions contemplated by the merger agreement, will be approximately $1,380,000,000.

In connection with entering into the merger agreement, Bally entered into a commitment letter with Wells Fargo, J.P. Morgan, Merrill Lynch, Bank of America, Goldman Sachs Bank USA and Union Bank. Pursuant to the commitment letter, among other things, each of the initial lenders has agreed to provide debt financing to Bally. See the section entitled “Terms of the Merger Agreement—Financing of the Merger” beginning on page 93 of this proxy statement for additional information with respect to the debt financing.

We believe the amounts described in the debt commitment letter, together with cash-on-hand at the Company and at Bally, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially more debt or Bally receives substantially lower net proceeds from the debt financing than we currently expect.

Debt Financing

Pursuant to the debt commitment letter, as reduced by the written notice described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Debt Financing” of this proxy statement pursuant to Section 1(c) of the debt commitment letter, Wells Fargo Bank, JPMorgan Chase, Bank of America, Goldman Sachs Bank USA and Union Bank have agreed on a several and not joint basis to provide, in the aggregate, 100% of either of the following debt facilities:

•

an approximately $1,300 million term loan facility through an amendment to Bally’s Second Amended and Restated Credit Agreement dated April 19, 2013 (which facility we refer to as the “incremental debt facility” in this proxy statement); or

•

a new senior secured credit facility consisting of (i) an approximately $200.0 million senior secured revolving credit facility, (ii) an approximately $200.0 million senior secured term loan facility and (iii) an approximately $1,825.0 million senior secured term loan facility (which facility we refer to as the “new debt facility” in this proxy statement);

the proceeds of which are to be used to pay amounts due under the merger agreement, refinance all of SHFL’s existing indebtedness under its current Credit Agreement, dated as of October 29, 2010, pay fees and expenses incurred in connection with the foregoing, to fund ongoing working capital requirements and other general corporate purposes of Bally and its subsidiaries, and, in the case of the new senior secured credit facility only, refinance all of Bally’s existing indebtedness under its current Second Amended and Restated Credit Agreement dated April 19, 2013.

Pursuant to section 1(c) of the debt commitment letter, Bally gave written notice to Wells Fargo, J.P. Morgan, Bank of America, Merrill Lynch, Goldman Sachs Bank USA and Union Bank on August 1, 2013 that Bally was exercising its option to reduce the term loan B under both of the debt facilities by $200 million. In accordance with the terms of the debt commitment letter, the commitments were automatically and permanently reduced upon receipt of such written notice. Bally does not believe that such reduction materially adversely affects its ability to pay the merger consideration at the effective time of the merger.

If the incremental debt facility is implemented, Bank of America will act as administrative agent for the debt financing. If the new debt facility is implemented, Wells Fargo Bank will act as administrative agent for the debt financing.

The debt commitment letter expires on the earliest of (i) the consummation of the merger with or without the debt financing; (ii) the termination of the merger agreement; and (iii) July 10, 2014 if the closing of the merger shall not have happened by such time. The commitments of the initial lenders to provide the debt financing are subject to the satisfaction of a number of customary conditions, including the following:

•	completion of customary definitive documentation relating to the credit facilities and delivery of certain customary closing documents (including, among others, customary solvency certificates);

•

execution and delivery (if applicable, in proper form for filing) of documents and instruments required to perfect and evidence first priority security interests (subject to certain permitted liens) in certain collateral consistent with the debt commitment letter;

•

consummation substantially simultaneously of the merger in all material respects in accordance with the terms of the merger agreement, without giving effect to any amendments, modifications, consents or waivers thereto or thereunder by Bally that is or would be materially adverse to the lenders without the prior written consent of the lead arrangers;

•

since July 15, 2013, the non-occurrence of any change, effect, development or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a “company material adverse effect” (as defined in the debt commitment letter, which definition is substantially similar to the definition of “company material adverse effect” set forth in the merger agreement);

•

after giving effect to the merger and the contemplated refinancing, the absence of any outstanding indebtedness for borrowed money of Bally or any of its subsidiaries (including the surviving corporation) other than (a) indebtedness under the debt financing, (b) certain indebtedness in respect of capital leases, synthetic lease obligations and purchase money obligations and (c) certain other indebtedness as may be agreed;

•

delivery of certain historical and pro forma financial statements and allowance for a 30 consecutive calendar day period to syndicate the debt financing following delivery of the confidential information memoranda to be used in connection with such syndication;

•	the payment of all fees and expenses due and payable in connection with the debt financing; and

•

the accuracy in all material respects (or, if qualified by materiality or material adverse effect, in all respects) of (a) such of SHFL’s representations in the merger agreement as are material to the interests of the lenders, but only to the extent that Bally (or its applicable affiliate) has the right to terminate its obligations or otherwise decline to close the merger under the merger agreement as a result of such inaccuracy of such representations, and (b) certain specified representations and warranties of Bally and the other guarantors set forth in the credit facilities’ documentation.

Interests of SHFL’s Directors and Executive Officers in the Merger

In considering the recommendation of the SHFL board of directors with respect to the merger, SHFL shareholders should be aware that the executive officers and directors of SHFL have certain interests in the merger that may be different from, or in addition to, the interests of SHFL shareholders generally. The SHFL board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that the SHFL shareholders approve the merger agreement and the merger. These interests are described below.

Potential New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment or compensation arrangements with us or our subsidiaries in anticipation of the merger, nor has any executive officer entered into any agreement, arrangement or understanding with Bally or its affiliates regarding employment with, or the right to purchase or participate in any equity incentive compensation programs of, Bally or the surviving company. Although no such agreement, arrangement or understanding currently exists, it is generally expected that several of our executive officers will remain employed after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with Bally or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Bally or the surviving company.

Mr. Isaacs and/or Mr. Fox may not be employed with the Company following the merger closing date.

Treatment of Outstanding Equity Awards

SHFL equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the merger will be subject to the following treatment. There are certain restrictions under the merger agreement relating to the grant of new equity incentive compensation awards after July 15, 2013, including that any awards granted to directors or named executive officers (who as of the date of this proxy statement constitute all of our executive officers) generally must provide that they will terminate and be of no effect immediately prior to the merger closing if the merger occurs, except for certain restricted share units which may be granted to Messrs. Snow and Castle pursuant to existing contractual obligations (as described in detail below).

Options

The merger agreement provides that upon the effective time of the merger, each option granted pursuant to a Company plan that was outstanding and unexercised as of July 15, 2013 and remains outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of SHFL common stock subject to such option, less any applicable withholding taxes.

Restricted Share Units / Restricted Shares

At the effective time of the merger, each restricted share of Company common stock granted pursuant to a Company plan and each Company restricted share unit (other than any performance unit) granted pursuant to a Company plan that was outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled in exchange for the right to receive $23.25, less any applicable withholding taxes.

Performance Units

Similarly, at the effective time of the merger, each performance unit granted pursuant to a Company plan that was outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount, in cash, equal to the number of vested performance units as of the effective time of the merger (with unvested performance units eligible to vest at the effective time based on the achievement of a certain level of “total shareholder return” on SHFL common stock, as calculated using the five-day trading average ending on the effective date of the merger) multiplied by $23.25, less any applicable withholding taxes.

Summary Table

The following table shows, for each executive officer and each director, as applicable, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares subject to restricted share units and performance units and the number of shares of restricted stock held by him or her, which we refer to as “Other Equity Awards” in this proxy statement, (vi) the cash consideration that he or she will receive for the Other Equity Awards upon completion of the merger (assuming that all performance units vest at the maximum level), (vii) the total cash consideration he or she will receive for all unvested equity awards upon completion of the merger, and (viii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger, in each case as of an assumed merger closing date of January 31, 2014, based on applicable holdings on the date hereof and assuming continued employment or service through the assumed merger closing date, January 31, 2014 (and as such without regard to any grants that may be made, including those that may be contractually required to be made, after the date hereof).

Name	Number of Shares Subject to Vested Options	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Unvested Other Equity Awards(1)	Cash-Out Payment for Unvested Other Equity Awards	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Executive Officers
Michael Gavin Isaacs	97,374	1,180,746	153,002	1,747,039	99,289	2,308,469	4,055,508	5,236,254
Linster W. Fox	60,883	870,122	44,190	464,040	27,815	646,698	1,110,738	1,980,860
Louis J. Castle, II	57,637	745,146	51,887	571,229	40,177	934,115	1,505,344	2,250,490
Roger Snow	42,645	534,068	41,145	430,320	41,343	961,225	1,391,545	1,925,613
Kathryn S. Lever	30,527	342,307	48,027	519,232	29,575	687,619	1,206,851	1,549,158

Directors
Gary Saunders	173,090	2,590,360	—	—	7,657	178,025	178,025	2,768,385
John R. Bailey	151,357	2,641,059	—	—	5,890	136,943	136,943	2,778,002
Daniel M. Wade	49,357	712,029	—	—	5,890	136,943	136,943	848,972
Eileen F. Raney	26,107	322,937	—	—	5,890	136,943	136,943	459,880
A. Randall Thoman	27,929	346,223	—	—	7,068	164,331	164,331	510,554

Long-Term Incentive Program

SHFL maintains a 2012 Stock Incentive Plan, which we refer to as the “2012 Plan” in this proxy statement, providing for grants of equity-based incentive compensation to employees, consultants and directors, including the executive officers. Under the merger agreement, SHFL may grant equity-based awards under the 2012 Plan in the ordinary course of business consistent with past practice, provided that, except as otherwise required pursuant to existing contractual obligations: (i) any portion of such equity-based grants may be in the form of restricted share units (even portions that are ordinarily granted as options); (ii) no equity-based awards granted after July 15, 2013 may vest or become payable solely by reason of the merger and any such awards that remain outstanding upon the merger closing instead will convert into equity-based awards with respect to the common stock of Bally based on the incentive award exchange ratio and otherwise remain subject to the same terms and conditions that applied to such equity-based awards prior to the closing of the merger (including the same vesting schedule, subject to continued employment through the applicable vesting date); (iii) any such converted Bally’s equity-based awards will vest on a pro-rata basis if a holder’s employment is terminated by Bally without “cause” or by such holder for “good reason” within one year following the closing of the merger; and (iv) any such equity-based award granted to a director or named executive officer will terminate immediately before the merger closing if the merger occurs. For this purpose “cause” and “good reason” will have the definitions ascribed to them in the 2012 Plan, provided that a diminution in duties or responsibilities will be deemed to occur only upon a change in the grantee’s responsibilities or duties which represents a material and substantial diminution in the essential nature of the grantee’s job duties as in effect immediately preceding the completion of the merger that is not cured within 30 days after grantee provides written notice of the grantee’s nonacquiescence to such condition. No determination has yet been made regarding what equity incentive compensation awards, if any, will be granted to the directors or executive officers prior to completion of the merger.

Retention Bonus Plan

In connection with the execution of the merger agreement, SHFL has adopted a retention bonus plan pursuant to which it may grant retention bonus awards to up to 30 of its employees and consultants, including executive officers, though it is not expected that any named executive officer will receive a retention award. Under the agreed terms of the retention plan, no participant may receive a retention award in excess of 6 months’ base pay. Each retention award will be paid as soon as practicable following the earlier of the 180th day after the merger closing date or the date of a participant’s termination without “cause” or for “good reason” as such terms are defined in the 2012 Plan, provided that for purposes of the retention award, the first clause of such good reason definition (relating to diminution of duties and responsibilities) will be deemed deleted.

Annual Bonus Programs

SHFL will determine the amount of the 2013 fiscal year annual cash bonuses for eligible employees who participate in the SHFL 2013 fiscal year annual cash bonus plans, including the executive officers, in the ordinary course of business, based on actual performance and level of achievement of the applicable performance targets in accordance with the terms of the SHFL 2013 fiscal year annual cash bonus plans and otherwise in the ordinary course of business consistent with past practice; provided that if the merger closing date occurs prior to October 31, 2013, the SHFL board of directors or the compensation committee may determine the expected amount of bonuses based on actual performance and level of achievement through such closing date and the SHFL board of directors or the compensation committee, with Bally’s consent, will have the discretion to appropriately adjust the 2013 fiscal year annual bonus awards for unusual events, including events relating to the merger. The 2013 fiscal year annual bonuses will be paid on the earlier of immediately prior to the merger closing date or the time such annual bonuses are normally paid.

SHFL will establish an annual bonus program for the 2014 fiscal year if the merger has not yet been completed once such fiscal year begins (on November 1, 2013). If the closing of the merger occurs after the first month of fiscal year 2014, SHFL will pay the pro-rata portion of the 2014 fiscal year annual bonuses on or immediately prior to the merger closing date for each employee terminated concurrently with the merger closing date, including Messrs. Isaacs and Fox (who will be deemed to have been terminated for this purpose even if their service continues). Bally will honor the annual bonus program for the 2014 fiscal year for all other SHFL employees and will pay the 2014 fiscal year annual bonuses concurrently with Bally’s customary payment of annual bonuses; provided, however, that any employee who is terminated by Bally without “cause” or for “good reason” (as such terms are defined in the section above entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Long-Term Incentive Program”) prior to the customary payment date will receive a pro-rata bonus for the period in the 2014 fiscal year prior to the merger closing date.

Executive Officer Severance and Employment Arrangements

Each of SHFL’s executive officers is a party to an employment agreement with SHFL that provides for severance benefits upon a termination of employment under certain circumstances and, in the case of Mr. Fox, enhanced severance benefits upon a termination following a change in control, which would include completion of the merger. The applicable severance provisions of these employment agreements are described below. As noted above, Mr. Isaacs and/or Mr. Fox may not be employed with the Company following the merger closing date and, should that be the case, they would become entitled to the severance benefits described below upon the merger closing date.

Employment Agreements with Messrs. Gavin Isaacs, Louis J. Castle, II, Roger Snow and Ms. Lever

Pursuant to each of Messrs. Isaacs, Castle and Snow’s and Ms. Lever’s employment agreements with SHFL, in the event of their termination of employment by SHFL without cause (as defined in the applicable employment agreement) or by the executive for “good reason” (as defined below), the applicable named executive officer will receive (i) severance in an amount equal to one-half year’s annual base salary paid over a 12-month period (for purposes of this paragraph, the “Restricted Period”) in equal installments in accordance with normal payroll practices and (ii) in exchange for the restrictive covenants contained in the employment agreement, an amount equal to one-half year’s annual base salary paid over a 12-month period in equal installments in accordance with normal payroll practices. In addition, through the earlier of (i) 12 months from the termination date or the maximum number of months that COBRA coverage is available by law, whichever is less, or (ii) the named executive officer’s date of employment by a subsequent employer, the named executive officer shall receive premiums for the named executive officer’s (and his or her spouse’s and dependents’ if applicable) COBRA coverage, and, in the case of Mr. Isaacs and Ms. Lever, the agreements also provide an amount in respect of accrued vacation. For Messrs. Isaacs and Snow, the employment agreement also provides that in the event the Company restates its earnings, then Mr. Isaacs and Mr. Snow shall each be required to immediately repay any bonus amount paid in excess of that supported by the restated earnings. The employment agreement for Ms. Lever also provides that any equity previously granted to Ms. Lever will continue to vest during the Restricted Period.

Generally, the employment agreements described above provide that the applicable named executive officer may terminate his or her employment agreement for “good reason” upon the occurrence of: (i) a material reduction in the nature or scope of the named executive officer’s duties, responsibilities, authority or position; (ii) other than in the case of Mr. Isaacs, a material change in the named executive officer’s title in a manner that indicates a reduction in responsibility or prestige; (iii) a material reduction in the named executive officer’s base salary (other than certain reductions allowed under the terms of the employment agreement); (iv) a change in control of the Company (as defined in the Shuffle Master, Inc. 2004 Equity Incentive Plan (which we refer to as the “2004 Plan” in this proxy statement), which would include completion of the merger) whereby there is a material reduction in the nature or scope of the named executive officer’s duties, responsibilities, authority or position; or (v) a material breach of the employment agreement.

The employment agreements for Messrs. Snow and Castle provide that the applicable named executive officer will be entitled to receive annual equity grants of restricted share units for each fiscal year based on, for Mr. Snow, the achievement of certain gross revenue performance metrics for the preceding fiscal year and, for Mr. Castle, the achievement of certain other performance objectives established at the beginning of the preceding fiscal year. Mr. Snow is entitled to receive an annual amount of restricted share units with a value determined as of the date of grant equal to 100% of his base salary (Mr. Snow’s current base salary is $300,000) if the threshold gross revenue targets are met and is entitled to receive restricted share units with a value determined as of the date of grant equal to an additional 1% of base salary for each additional percent by which the actual applicable gross revenues exceed the threshold gross revenue target. Mr. Castle is entitled to receive an annual amount of restricted share units with a value determined as of the date of grant equal to 50% of his base salary (Mr. Castle’s current base salary is $309,000) if all of the applicable bonus objectives are achieved and he may receive up to 200% of his base salary if the bonus objectives are exceeded. The restricted share units for Mr. Castle in respect of fiscal year 2013 performance will be granted at the first regularly scheduled meeting of the SHFL board of directors after the end of our 2013 fiscal year (i.e., after October 31, 2013) and after our 2013 fiscal year financials have been confirmed and verified by our auditors as part of our Form 10-K for the 2013 fiscal year and the restricted share units for Mr. Snow will be granted after the end of our 2013 fiscal year, and in no event later then the end of the first quarter of our 2014 fiscal year (i.e., not later than January 31, 2014). Under the terms of the employment agreements with Messrs. Castle and Snow, 25% of such restricted share units would be vested and settled at grant, and the vesting of the remaining restricted share units would accelerate upon a change in control, which includes the merger closing. Accordingly any such restricted share units will be canceled at the effective time of the merger in exchange for the right to receive $23.25 per restricted share unit that remains unvested, less any applicable withholding taxes.

Employment Agreement with Mr. Linster W. Fox

Pursuant to Mr. Fox’s employment agreement with SHFL, in the event Mr. Fox’s employment is terminated within one month prior to or one month following the merger closing date and, in either case, solely because of the merger, and provided Mr. Fox is not offered a position with Bally or one its affiliates where Mr. Fox is entitled to a base salary that is no less than the base salary he received during the 12-month period prior to the merger closing date, then, during the 24-month period (for purposes of this paragraph and the following paragraph, the “Restricted Period”) immediately following Mr. Fox’s last day of full-time employment, Mr. Fox (i) will be paid a severance amount equal to 24 months of his base salary and (ii) will receive additional compensation for his covenant not to compete equal to two times the amount of his prior year’s actual cash bonus (excluding any equity grants and long-term incentive bonuses, but including spot bonuses). The amounts due to Mr. Fox will be paid in the same intervals as other employees are being paid their base salaries. In addition, Mr. Fox will continue to receive, during the Restricted Period, all insurance coverages and any other benefits that he would have received had his employment not been so terminated, provided that if Mr. Fox is not eligible for continued medical insurance, the Company will pay the COBRA premiums for continuation coverage during the Restricted Period. Furthermore, during the Restricted Period, Mr. Fox’s unvested stock options and restricted stock awards will continue to vest and Mr. Fox must be available to perform services on a part-time basis.

In the event that Mr. Fox’s employment is terminated without “just cause” (as defined in Mr. Fox’s employment agreement) or for “good reason” (as defined below), in each case, provided that Mr. Fox’s employment is not terminated in the manner described in the paragraph above, then, during the Restricted Period, Mr. Fox will be entitled to the severance amounts described above, expect that Mr. Fox will be entitled to 12 months of his base salary (instead of 24 months) and Mr. Fox will be entitled to additional compensation equal to one times his prior year’s actual bonus (instead of two times his prior year’s actual bonus).

For purposes of Mr. Fox’s employment agreement, “good reason” generally means: (i) any material diminution or reduction of his title, position, reporting relationship, duties or responsibilities or (ii) any material breach of his employment agreement.

Mr. Fox’s employment agreement also provides that if any payment or benefit received by Mr. Fox would subject him to an excise tax under the “golden parachute” provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code” in this proxy statement, then the payments and benefits under his employment agreement will be reduced to the extent necessary to make such payments and benefits not subject to such excise tax, but only if such reduction results in a higher after-tax payment to Mr. Fox after taking into account the excise tax and any additional taxes he would pay if such payments and benefits were not reduced.

Certain Limitations on Equity Vesting

Pursuant to the 2004 Plan, if the vesting of any equity-based award under the 2004 Plan, together with any other payments which the participant, including the executive officers, has the right to receive from SHFL or any member of its affiliated group, would constitute a “parachute payment” under the Internal Revenue Code, then the payments to the participant will be reduced to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by the Code on golden parachute payments unless otherwise provided in a separate agreement between SHFL and any such participant.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

The “named executive officers” for purposes of the disclosure in this proxy statement are: Michael Gavin Isaacs (Chief Executive Officer), Linster W. Fox (Executive Vice President, Chief Financial Officer and Secretary), Louis J. Castle, II (Chief Strategy Officer), Roger Snow (Executive Vice President and Chief Product Officer) and Kathryn S. Lever (Executive Vice President and General Counsel).

As required by Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that each named executive officer could receive that is based on or otherwise related to the merger. These amounts have been calculated assuming the merger is consummated on January 31, 2014, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the merger closing date. To the extent applicable, calculations of cash severance are based on the named executive officer’s current base salary and the named executive officer’s average annual bonus for fiscal year 2012 and fiscal year 2013 (using the assumption that fiscal year 2013 bonuses will be paid out at target). See the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement for further information about the compensation disclosed in the table below. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Pension/ Non-Qualified Deferred Compensation(3) ($)	Perquisites / Benefits(4) ($)	Other(5) ($)	Total(6) ($)
Michael Gavin Isaacs	707,500	4,055,508	—	17,829	—	4,780,837
Linster W. Fox	1,478,944	1,110,738	—	30,038	—	2,619,720
Louis J. Castle, II	324,450	1,621,219	—	17,829	—	1,963,498
Roger Snow	315,024	1,616,545	—	13,898	—	1,945,467
Kathryn S. Lever	320,014	1,206,851	—	7,207	—	1,534,072

(1)	Cash. Represents, as applicable, the value of cash severance payments payable under the applicable named executive officer’s employment agreement as described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Executive Officer Severance and Employment Arrangements” beginning on page 59 of this proxy statement. As described in greater detail there, upon a qualifying termination of employment Messrs. Isaacs, Snow and Castle and Ms. Lever will each be entitled to cash severance equal to one times base salary and Mr. Fox will be entitled to cash severance equal to two times the sum of his base salary and prior year’s bonus. Mr. Isaacs and Ms. Lever also would receive an amount in respect of accrued vacation. For purposes of calculating Mr. Fox’s severance we have used his fiscal year 2012 bonus as his prior year bonus. The severance amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of the merger and a qualifying termination of employment.
(2)

Equity. Represents the aggregate payments to be made in respect of unvested options, restricted share units, performance units and shares of restricted stock (excluding unvested restricted share units, unvested performance units and shares of restricted stock that are currently outstanding but are expected to vest or expire prior to January 31, 2014) upon consummation of the merger, as described in greater detail in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” beginning on page 56 of this proxy statement and as quantified for each named executive officer in the summary table set forth in that section. For Messrs. Castle and Snow these amounts also include the estimated value of what would be, as of the merger closing date, the unvested portion (75%) of the restricted share units Messrs. Castle and Snow are eligible to receive after the end of our fiscal year under their employment agreements if applicable target levels of performance are attained (i.e., restricted share units, including the immediately vested component, equal in value to 50% of base salary, or $154,500, for Mr. Castle and restricted share units equal in value to 100% of base salary, or $300,000, for Mr. Snow), which will vest upon consummation of the merger, as described in greater detail in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the

Merger—Executive Officer Severance and Employment Arrangements” beginning on page 59 of this proxy statement. The actual number of restricted share units (if any) to be granted to Messrs. Castle and Snow pursuant to their employment agreements is not known at this time as the applicable performance periods are not yet complete: Mr. Castle is eligible for a grant with a value of up to two times his base salary (or $618,000) and the maximum grant value for Mr. Snow is a function of the performance formula set out in his employment agreement as described in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Executive Officer Severance and Employment Arrangements” beginning on page 59 of this proxy statement. The actual amounts realized by Messrs. Castle and Snow would exceed the amounts shown above to the extent the per share value of SHFL’s common stock is less than $23.25 at the time of any such grant. The amounts in this column do not include any additional grants which may be made after the date of this proxy statement, which would terminate in any event immediately prior to the merger. Amounts included in this column are all “single trigger” in nature, which means that payment is conditioned solely upon completion of the merger.
(3)	Pension/Non-Qualified Deferred Compensation. None of the named executive officers will receive any increased pension or non-qualified deferred compensation benefits in connection with the merger.
(4)	Perquisites/Benefits. Represents, for Messrs. Isaacs, Snow and Castle and Ms. Lever, the value of continuing health benefits during the 12 months following a termination of employment pursuant to such named executive officer’s respective employment agreement and, for Mr. Fox, the value of continuing health benefits during the 24 months following a termination of employment pursuant to his employment agreement. These benefits are all double trigger.
(5)	Other. Because no fiscal year 2014 bonus plan has yet been approved, the amount in this column does not include payment of a pro-rata target bonus for fiscal year 2014 which may be payable pursuant to the merger agreement to all eligible employees, including the named executive officers, who are terminated as of the merger closing date if the merger closing date occurs after the first month of SHFL’s 2014 fiscal year, as described in greater detail in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Annual Bonus Programs” beginning on page 59 of this proxy statement. Assuming that the named executive officers are granted bonuses for fiscal year 2014 that are comparable at target levels to the target bonuses the named executive officers are expected to receive for fiscal year 2013, the estimated bonus amount each named executive officer would be expected to receive for fiscal year 2014 (pro-rata through the merger closing date and assuming a merger closing date of January 31, 2014 and a termination of employment on the merger closing date) is approximately $170,625 for Mr. Isaacs, $58,181 for Mr. Fox, $48,668 for Mr. Castle, $47,253 for Mr. Snow and $46,306 for Ms. Lever. These amounts are double trigger.
(6)	Total. The following table shows, for each named executive officer, the amounts of golden parachute compensation that are single trigger or double trigger in nature, as the case may be. Single trigger amounts include the amounts shown in the “Equity” column of the “Golden Parachute Compensation” table above. Double trigger amounts include the amounts shown in the “Cash Severance” column. The total amounts do not reflect any reductions which may be made to payments which constitute “parachute payments” under the Internal Revenue Code, as described in the sections entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Executive Officer Severance and Employment Arrangements—Employment Agreement with Mr. Linster W. Fox” and “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Certain Limitations on Equity Vesting”.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Michael Gavin Isaacs	4,055,508	725,329
Linster W. Fox	1,110,738	1,508,982
Louis J. Castle, II	1,621,219	342,279
Roger Snow	1,616,545	328,922
Kathryn S. Lever	1,206,851	327,221

Director and Officer Indemnification

The MBCA provides for mandatory indemnification of any person, including directors and officers, made a party to a proceeding by reason of such person’s former or current official capacity under certain circumstances. SHFL is also party to indemnification agreement with its directors and certain officers of the Company that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, directors and officers of SHFL have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. For more information, see the section entitled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 92 of this proxy statement.

Certain Projections Prepared by the Management of SHFL

SHFL does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the exploration of the Company’s strategic alternatives, SHFL management prepared, during the course of March to July of 2013, certain non-public financial projections covering multiple years that were not intended for public disclosure. Projections for SHFL’s 2013 fiscal year were updated by SHFL management in May 2013 to reflect actual results for the second quarter of SHFL’s 2013 fiscal year and a projected delay in revenues related to iGaming, and were further updated by SHFL management in July 2013 in connection with ongoing diligence efforts to reflect actual results for May 2013, preliminary results for June 2013 and a reforecast of the anticipated results for July 2013. In connection with the exploratory process, SHFL shared the projections summarized under the heading “Summary of Certain Projections” below. These projections were (i) provided to Bally and certain other parties that had executed confidentiality agreements during the course of the Company’s exploratory process in connection with their respective due diligence review of the Company, (ii) provided to Macquarie Capital for use in connection with Macquarie Capital’s advisory services to SHFL, including in connection with the financial analyses summarized above under “Proposal 1: Approval and Adoption of the Merger Agreement—Opinion of SHFL’s Financial Advisor” beginning on page 46 of this proxy statement and (iii) reviewed by the SHFL board of directors in considering the merger at the special meetings of the SHFL board of directors during the period from April 12, 2013 to July 15, 2013, as further described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Background of the Merger” beginning on page 32 of this proxy statement.

SHFL advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections provided below reflect various assumptions and estimates of SHFL management made in good faith including, without limitation, with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties beyond SHFL’s control. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected. In addition, it should be noted that the projections were prepared by SHFL management on specific dates, and that, accordingly, the projections do not take into account any circumstances or events occurring after such date and do not give effect to the transactions contemplated by the merger agreement (including any limitations imposed under the merger agreement on the ability of SHFL to engage in certain specified transactions or activities without Bally’s prior consent). Further the projections do not take into account fees and expenses related to the merger or the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the projections set forth below.

The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of

Certified Public Accountants for preparation and presentation of financial projections, or GAAP. The projected financial information included herein has been prepared by, and is the responsibility of, SHFL’s management. SHFL cautions you that the internal financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of the financial forecasts is not included in this document in order to influence your decision whether to vote in favor of the proposal to approve and adopt the merger agreement, including the plan of merger, and the transactions contemplated thereby, including the merger, or any of the other proposals to be voted on at the special meeting, but because these projections were provided by SHFL management to certain interested third-parties, including Bally, as well as the SHFL board of directors and Macquarie Capital in contemplation of a potential transaction.

In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, our independent accountants, PricewaterhouseCoopers LLC. SHFL’s independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, and accordingly, SHFL’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The report of SHFL’s independent registered public accounting firm incorporated by reference in this proxy statement only relates to SHFL’s historical consolidated financial statements and notes thereto. It does not extend to the projected financial information and it should not be read to do so.

For the foregoing reasons, these internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of SHFL’s or Bally’s management. The projections should be evaluated in conjunction with the historical consolidated financial statements and other information regarding SHFL contained in SHFL’s public filings with the SEC. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to SHFL’s business (including its ability to achieve potential strategic goals, acquisitions, objectives and targets over applicable periods, the gaming industry, the interactive business, the regulatory environment, general business and economic conditions and other risk factors described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2013 and in more recent filings incorporated by reference in this proxy statement). For additional information on factors that may cause SHFL’s future financial results to materially vary from those projected below, see the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22 of this proxy statement. In addition, because the projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that any of SHFL, Bally or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon as such. None of SHFL, Bally or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

None of SHFL or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding SHFL’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. SHFL has made no representation to Bally, in the merger agreement or otherwise, concerning these internal financial projections.

Since the date of the projections, SHFL has made publicly available its actual results of operations for the quarter ended April 30, 2013. You should review SHFL’s Current Report on Form 8-K, filed June 4, 2013, and Quarterly Report on Form 10-Q for the quarter ended April 30, 2013, filed on June 4, 2013, to obtain this information. See the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

Summary of Certain Projections

The following tables summarize the projections that were provided to the SHFL board of directors, Macquarie Capital and certain other parties that executed a confidentiality agreement with SHFL, including Bally, as described above. Figures presented below may not be exactly reconcilable due to rounding.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Total Revenue	$299.6	$398.3	$502.6
Gross Profit	$196.7	$272.1	$352.3
Adjusted EBITDA	$108.1	$167.3	$237.1
Net Income	$48.1	$87.8	$132.0
Capital Expenditures	$41.7	$38.0	$27.3

With respect to the projections for each of FY 2013, FY 2014 and FY 2015, the iGaming business represented approximately 2.6%, 13.3% and 19.2% of total revenues, respectively.

Adjusted EBITDA, as presented above and below, may be considered a non-GAAP financial measure. SHFL provided this information to certain other parties that executed a confidentiality agreement with SHFL and Macquarie Capital because SHFL believed it could be useful in evaluating, on a prospective basis, SHFL’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SHFL may not be comparable to similarly titled amounts used by other companies.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Net Income	$48.1	$87.8	$132.0
Other Expense (Income)	$0.6	$0.6	$0.6
Income Tax Provision	$20.5	$39.5	$59.3
Depreciation and Amortization	$29.5	$33.7	$39.4
Share-Based Compensation	$5.5	$5.8	$5.9
Non-Recurring Expenses	$3.9	—	—
Adjusted EBITDA	$108.4	$167.3	$237.1

As set forth in the foregoing table, non-recurring expenses include certain deal and litigation related expenses, as well as certain rebranding and building move expenses.

The following tables summarize the updated projections that were provided to the SHFL board of directors, Macquarie Capital and the potential bidders that participated in phase II of SHFL’s exploratory process, including Bally, as described above. As noted above, the projections for SHFL’s 2013 fiscal year were updated in May 2013 to reflect actual results for the second quarter of SHFL’s 2013 fiscal year and a projected delay in revenues related to iGaming. Figures presented below may not be exactly reconcilable due to rounding.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Total Revenue	$298.5	$402.1	$502.2
Gross Profit	$195.4	$275.9	$351.9
Adjusted EBITDA	$107.5	$171.1	$237.1
Net Income	$47.7	$90.4	$131.9
Capital Expenditures	$41.7	$38.0	$27.3

With respect to the projections for each of FY 2013, FY 2014 and FY 2015, the iGaming business represented approximately 2.2%, 14.2% and 19.1% of total revenues, respectively.

Adjusted EBITDA, as presented above, may be considered a non-GAAP financial measure. SHFL provided this information to potential bidders that participated in phase II of SHFL’s exploratory process and Macquarie Capital because it believed it could be useful in evaluating, on a prospective basis, SHFL’s potential operating performance and cash flow. As noted above, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SHFL may not be comparable to similarly titled amounts used by other companies.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Net Income	47.7	90.4	$131.9
Other Expense (Income)	0.6	0.6	0.6
Income Tax Provision	20.4	40.6	59.3
Depreciation and Amortization	29.5	33.8	39.4
Share-Based Compensation	5.5	5.8	5.9
Non-Recurring Expenses	3.9	0.0	—

Adjusted EBITDA	107.5	171.1	$237.1

As set forth in the foregoing table, non-recurring expenses include certain deal and litigation related expenses, as well as certain rebranding and building move expenses.

The following tables summarize the updated projections that were provided to the SHFL board of directors, Macquarie Capital and Bally in July 2013, after SHFL and Bally had entered into the exclusivity agreement described in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Background of the Merger” beginning on page 32 of this proxy statement. As noted above, the projections for SHFL’s 2013 fiscal year were updated in July 2013 in connection with ongoing diligence efforts to reflect actual results for May 2013, preliminary results for June 2013 and a reforecast for July 2013. Figures presented below may not be exactly reconcilable due to rounding.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Total Revenue	$301.8	$402.1	$502.2
Gross Profit	196.4	275.9	351.9
Adjusted EBITDA	108.5	171.1	237.1
Net Income	$48.1	$90.4	$131.9

		Fiscal Year Ending October 31,
	2H 2013E	2014E	2015E
Capital Expenditures	$30.3	$38.0	$27.3

With respect to the projections for each of FY 2013, FY 2014 and FY 2015, the iGaming business represented approximately 2.1%, 14.2% and 19.1% of total revenues, respectively.

Adjusted EBITDA, as presented above, may be considered a non-GAAP financial measure. SHFL provided this information to Bally and Macquarie Capital because it believed it could be useful in evaluating, on a prospective basis, SHFL’s potential operating performance and cash flow. As noted above, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SHFL may not be comparable to similarly titled amounts used by other companies.

	Fiscal Year Ending October 31,
($ in millions)	2013E	2014E	2015E
Net Income	$48.1	$90.4	$131.9
Other Expense (Income)	0.5	0.6	0.6
Income Tax Provision	20.7	40.6	59.3
Depreciation and Amortization	29.9	33.8	39.4
Share-Based Compensation	4.2	5.8	5.9
Non-Recurring Expenses	5.1	—	—

Adjusted EBITDA	$108.5	$171.1	$237.1

In addition, the following table shows the estimated amount of unlevered free cash flow calculated by the Company that Macquarie Capital considered in performing its illustrative discounted cash flow analyses described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Opinion of SHFL’s Financial Advisor” beginning on page 46 of this proxy statement, but such line item was not included in the projections provided to Bally or any of the other potential bidders. These amounts were derived from the projections, taking into account capital expenditures therein and do not take into account changes in working capital, because projected changes in working capital were not prepared by management.

($ in millions)	Six Months Ending October 31, 2013E	Fiscal Year Ending October 31, 2014E	Fiscal Year Ending October 31, 2015E
Unlevered Free Cash Flow	$15.7	$86.6	$144.5

Except as may be required by federal securities laws, SHFL does not intend to, and expressly disclaims any responsibility to, update or otherwise revise these projections to reflect circumstances or events existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of projections become inaccurate or any of the assumptions underlying the projections are shown to be in error or no longer appropriate (even in the short term), whether to reflect circumstances existing before or after the projections were prepared.

Regulatory Approvals

Antitrust Filings

The HSR Act and the regulations promulgated thereunder require that we and Bally file notification and report forms with respect to the merger and related transactions with the Antitrust Division and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on July 26, 2013, by SHFL and Bally.

At any time before or after the completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Required Gaming Approvals

The parties have agreed that receipt of the required gaming approvals is a condition to closing of the merger.

Bally has filed or caused to be filed all initial applications and documents in connection with obtaining the required gaming approvals. The parties have agreed in the merger agreement that Bally and Merger Sub shall file or cause to be filed (x) all other required initial applications and documents in connection with obtaining all gaming approvals in all other jurisdictions as soon as reasonably practicable, and in any event on or before 45 days after execution of the merger agreement, which is August 29, 2013; and (y) as promptly as practicable all other required documents and applications in connection with obtaining the gaming approvals. With respect to the gaming approvals, Bally and Merger Sub believe (i) they have taken all necessary steps to file or cause to be filed any required initial applications and documents in connection with obtaining the required gaming approvals in each of the 20 specified jurisdictions and in some of such jurisdictions have already received confirmation that all obligations that are necessary to be fulfilled prior to the merger have been satisfied, and (ii) they have taken all necessary steps to file or cause to be filed all required initial applications and documents in connection with obtaining the other gaming approvals.

In addition to the jurisdictions identified by the parties as conditions to the merger, either the Company or Bally may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the consummation of the merger.

At any time before or after the completion of the merger, a regulator could take such action under the gaming laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or to seek divestiture of particular assets.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that Bally and SHFL will obtain all required regulatory approvals or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the merger, Bally.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or waiting periods to expire, in order to complete the merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals and the merger agreement is approved and adopted by our shareholders, conditions may be placed on the merger, our business or that of Bally that could cause the parties to fail to consummate the merger.

Bally and Merger Sub have agreed to promptly take, and SHFL is permitted to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all licenses, approvals and consents under any gaming laws that may be required by any governmental authority so as to enable the merger closing to occur as promptly as practicable.

Litigation Relating to the Merger

The following complaints challenging the merger have been filed in various jurisdictions: (i) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Brandt v. SHFL entertainment, Inc., et al., No. 27-CV-13-13529; (ii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Morris v. Bally Technologies, Inc., et al., No. A-13-685682-B; (iii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix v. SHFL entertainment, Inc., et al., No. A-13-685793-C; (iv) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, The Harold & Trudy Katzman Trust, U/A DTD 1-10-98 v. SHFL entertainment, Inc., et al., No. 27-CV-13-13816; (v) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Rosenfeld v. SHFL entertainment, Inc., et al., No. 27-cv-13-13933; (vi) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Suchla v. Bally Technologies, Inc., et al., No. A-13-685725-C; and (vii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix. v. SHFL entertainment, Inc., et al., No. A-13-686190-B. Each of the actions is a putative class action or shareholder derivative action filed on behalf of the public shareholders of SHFL and names as defendants the Company, its directors, Bally and Merger Sub, except for Rosenfeld v. SHFL entertainment, Inc., et al., which does not name Bally and Merger Sub as defendants. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those alleged breaches. The complaints seek, among other relief, declaratory judgment and an injunction against the merger.

On August 9, 2013, the Minnesota actions were consolidated before Judge Mel Dickstein under the caption In re SHFL entertainment, Inc., No. 27-CV-13-13529. On August 16, 2013, all defendants moved to dismiss the Minnesota complaints on several grounds, including failure to state a claim on which relief may be granted and lack of standing. A hearing on the defendants’ motion is currently scheduled for November 6, 2013.

The outcome of these lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. All of the defendants believe that the claims asserted against them in the lawsuits are without merit and are defending against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to U.S. holders of our common stock. This summary is based on the Internal Revenue Internal Revenue Code, the U.S. Treasury Department regulations promulgated under the Internal Revenue Code, published rulings by the Internal Revenue Service, which we refer to as the “IRS”, and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust (i) if the administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) who is not a U.S. holder.

This summary does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of our common stock in light of their particular circumstances. For example, this summary does not address the alternative minimum tax or the tax consequences to shareholders who validly exercise dissenters’ rights. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; mutual funds; real estate investment trusts; personal holding companies; regulated investment companies; securities or currency dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as or hold their shares through partnerships or other flow-through entities under the Internal Revenue Code; holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar;

holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; tax-deferred or other retirement accounts; certain U.S. expatriates; certain former citizens or residents of the United States; and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). In addition, this summary does not address any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the merger.

The tax consequences of the merger to shareholders who hold their shares of our common stock through a partnership or other flow-through entity will generally depend on the status of the shareholder and the activities of the partnership or other flow-through entity. Partners in a partnership (or other flow-through entity) holding shares of our common stock should consult their tax advisors regarding the tax consequences of the merger to them.

Further, this summary does not address any tax consequences of the merger to U.S. holders of options, shares of restricted stock, restricted share units, performance stock units or warrants to acquire shares of our common stock whose options, shares of restricted stock, restricted share units, performance stock units or warrants are canceled in exchange for cash or other consideration pursuant to the merger. Such option, share of restricted stock, restricted share units, performance units and warrant holders should consult their tax advisors regarding the tax consequences of the merger to them.

U.S. Holders

Exchange of Common Stock for Cash

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting on all cash payments to which such U.S. holder is entitled in connection with the merger and may be subject to U.S. federal backup withholding on such payments, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the Form W-9 that will be included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Non-U.S. Holders

Exchange of Common Stock for Cash

A Non-U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally not be subject to U.S. federal income tax, unless:

•

any gain recognized on the exchange of our common stock for cash is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

In general, a non-U.S. holder will be subject to information reporting and backup withholding with respect to cash received on the exchange of our common stock in the merger, unless a properly completed IRS Form W-8BEN (or other applicable form) has been received on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

This summary is provided for general information only and is not tax advice. Holders of our common stock should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any potential tax consequences of the merger arising under foreign, state, local, estate, gift, and other tax laws.

Dissenters’ Rights

Sections 302A.471 and 302A.473 of the MBCA entitle any holder of our common stock as of the record date for the special meeting of our shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX C TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights, which should be read in conjunction with the full text of Sections 302A.471 and 302A.473 of the MBCA appearing in Annex C to this proxy statement. The following description does not purport to be a complete statement of the provisions of Sections 302A.471 and 302A.473 of the MBCA and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3 of the MBCA, a holder of our common stock as of the record date of our special meeting of shareholders who wishes to exercise dissenters’ rights (who we refer to as a “dissenter” in this proxy statement) must give to SHFL (at SHFL entertainment, Inc., Attn: General Counsel, 6650 El Camino Road, Las Vegas, NV 89118), before the vote on the merger, a written notice that such holder objects to the merger proposal and that such holder intends to demand the “fair value” of such holders’ shares of our common stock if the merger proposal is approved. The written notice should specify the shareholder’s name and mailing address and the number of shares owned. Please note that a shareholder may not assert dissenter’s rights as to less than all of the shares registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such person. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES OF OUR COMMON STOCK IN FAVOR OF APPROVING THE MERGER AGREEMENT. A VOTE AGAINST APPROVING THE MERGER AGREEMENT WILL NOT ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND A WAIVER OF STATUTORY DISSENTERS’ RIGHTS.

If the merger agreement is approved and adopted by our shareholders, we will send to all dissenters who filed the necessary notice of intent to demand the “fair value” of their shares of our common stock, and who did not vote their shares of our common stock in favor of approving the merger agreement, a notice containing certain information required by Section 302A.473, Subd. 4 of the MBCA, including, without limitation, (i) the address to which a dissenter must send a demand for payment and certificates representing shares of our common stock in order to obtain payment for such shares and the date by which they must be received and (ii) a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment. In order to receive the “fair value” of the shares of our common stock under Section 302A.473 of the MBCA, a dissenter must demand payment and deposit certificates representing shares of our common stock at the address set forth in our notice within 30 days after such notice from us is given. Under Minnesota law, notice by mail is given by us when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4 OF THE MBCA WILL NOT BE A DISSENTER AND WILL LOSE THE RIGHT TO RECEIVE THE “FAIR VALUE” OF HIS OR HER SHARES OF OUR COMMON STOCK UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473 SUBD. 3 OF THE MBCA, BUT WILL BE ENTITLED TO THE MERGER CONSIDERATION PAYABLE UNDER THE MERGER AGREEMENT.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with the Company as required by the notice, then after the effective time of the merger or the receipt of the demand, whichever is later, the Company will pay the dissenter an amount which the Company estimates to be the fair value of the dissenter’s shares of common stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473 of the MBCA, “fair value” means the value of the shares of common stock immediately before the effective date of the merger and “interest” means interest commencing on the date that is five days after the effective time of the merger until the date of payment, calculated at the statutory interest rate. The payment must be accompanied by (i) the Company’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger and the Company’s latest available interim financial statements and (ii) a brief description of the method used by the Company to reach such estimate. If the dissenter believes the payment received from the Company is less than the fair value of the shares of common stock, with interest, if any, such dissenter must give written notice to the Company of his or her own estimate of the fair value of the shares of common stock, with interest, if any, within 30 days after the date of the Company’s remittance, and must demand payment of the difference between his or her estimate and the Company’s remittance. If the dissenter fails to give written notice of such estimate to the Company within the 30-day time period, such dissenter will be entitled only to the amount remitted by the Company.

The Company may withhold such remittance with respect to shares of common stock for which the dissenter demanding payment was not the registered owner (or the person on whose behalf such dissenter acts was not the beneficial owner) as of the first public announcement date of the merger (the “public announcement date”). As to each such dissenter who has validly demanded payment, following the Effective Time or the receipt of demand, whichever is later, the Company will mail its estimate of the fair value of such dissenter’s shares of common stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction.

If the dissenting shareholder believes that the amount remitted by us is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to us of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving entity.

Within 60 days after receipt of a demand for supplemental payment, we must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion or petition a court in Hennepin County, Minnesota for the determination of the statutory fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with us. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, any valuation method or combination of methods it deems appropriate to use. The fair value of the shares as determined by the court is binding on all shareholders and may be less than, equal to or greater than the $23.25 per share price to be paid if the merger is completed. Each dissenter is entitled to judgment in cash for the amount by which the fair value of the shares of common stock as determined by the court, plus interest, exceeds the estimated payment previously remitted by the Company to the dissenter. However, under the statute, dissenters are not liable to the Company for the amount, if any, by which payments remitted by the Company to the dissenters exceed the fair value of such shares determined by the court, plus interest.

The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against us, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders.

Under Section 302A.471, Subd. 4 of the MBCA, a shareholder of the Company has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or the Company.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about SHFL, Bally or Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings that we or Bally make with the SEC, as described in the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other shareholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SHFL, Bally or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in SHFL’s or Bally’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where Shareholders Can Find More Information” beginning on page 108 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the MBCA, at the effective time of the merger, Merger Sub will be merged with and into SHFL, whereupon the separate existence of Merger Sub will cease, and SHFL will continue as the surviving corporation and an indirect wholly owned subsidiary of Bally.

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement:

•

each share of SHFL common stock issued and outstanding immediately prior to such time, other than the excluded shares (all of which will be canceled at the consummation of the merger) and restricted shares (the treatment of which is described under the section entitled “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 77 of this proxy statement), will be converted into the right to receive $23.25 in cash, without interest and subject to any applicable withholding taxes;

•

each share of SHFL common stock owned by SHFL or any of its wholly owned subsidiaries (in each case, other than shares held in either a fiduciary or agency capacity that are beneficially owned by third parties), or Bally or Merger Sub or any of Bally’s other wholly owned subsidiaries will be canceled and no payment will be made with respect to such shares; and

•

each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of SHFL, as the surviving corporation in the merger.

In the event that, during the period between July 15, 2013 and the effective time of the merger, the number of outstanding shares of capital stock of SHFL or securities convertible or exchangeable into or exercisable for such shares of capital stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or subdivision or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the merger consideration and any other similarly dependent item will be equitably adjusted to provide holders of shares of capital stock of SHFL with the same economic effect.

Articles of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, the restated articles of incorporation of SHFL will, by virtue of the merger, be amended in their entirety to read as set forth on Exhibit A of the merger agreement and the amended and restated bylaws of SHFL will, by virtue of the merger, be amended in their entirety to read as set forth on Exhibit B of the merger agreement. In addition, from and after the effective time of the merger, the directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation until their successors are duly elected or appointed, or their earlier death, incapacitation, retirement, resignation or removal.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the second business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions); however, if the marketing period has not ended at the time of such satisfaction or waiver, then the merger closing will instead occur on the first business day following the satisfaction or waiver of such conditions after the earliest to occur of (i) any business day before or during the marketing period as specified by Bally on no fewer than three business days’ prior notice, (ii) the final day of the marketing period (described below under the section entitled “Terms of the Merger Agreement—Marketing Period”), if applicable, and (iii) such other date or time as the parties may mutually agree in writing.

Marketing Period

The “marketing period” referred to above is the first period of 30 consecutive calendar days after July 15, 2013 throughout which Bally has the required financial information described below that the Company is required to provide to Bally. Such 30 consecutive-day-period shall not commence until 5 days after the Company’s delivery of the required financial information and is subject to the following further limitations: if such period has not ended prior to August 19, 2013, then it will not commence until September 3, 2013 and if it has not ended prior to December 24, 2013, then it will not commence until January 2, 2014; such period is not required to be consecutive to the extent it would include November 28, 2013 through December 1, 2013, January 18, 2014 through January 20, 2014, February 15, 2014 through February 17, 2014 or April 18, 2014 through April 21, 2014 (which dates, in each case, do not count for the purposes of the 30 consecutive-day-period). Notwithstanding anything to the contrary in the merger agreement, the marketing period will be deemed to have been completed from and after May 1, 2014 if it has not previously been completed.

The required financial information refers to the financial information regarding SHFL and its subsidiaries specified in the debt commitment letters, which consists of audited consolidated financial statements for SHFL and its subsidiaries for the most recent three fiscal years ended more than 90 days prior to the merger closing and quarterly unaudited financial statements for the first three quarterly periods ended since the last audited financial statements and more than 45 days prior to the merger closing. The timely filing by SHFL of the financial statements required to be filed on Form 10-K and Form 10-Q with the SEC by SHFL will satisfy the foregoing requirements.

Effective Time

The effective time of the merger will be at the time when the articles of merger are filed with the Secretary of State of the State of Minnesota, or at such later time as the parties agree and specify in the articles of merger in accordance with the MBCA. The articles of merger will be filed on the merger closing date.

Treatment of Stock Options and Other Stock-Based Compensation

The treatment of all SHFL equity awards, including those held by SHFL’s directors and executive officers is summarized below. All payments noted below will be made less any applicable withholding taxes.

At the effective time of the merger, each SHFL option that was granted prior to July 15, 2013 and that is outstanding (whether vested or unvested) immediately prior to the merger will be canceled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of SHFL common stock subject to such option.

At the effective time of the merger, each SHFL option that is granted after July 15, 2013 to an employee or consultant who is not a named executive officer or director and that is outstanding (whether vested or unvested) immediately prior to the merger will not be cashed out in the merger but instead will be converted at the effective time into a stock option to acquire a number of shares of Bally common stock equal to the number of shares of SHFL common stock subject to such SHFL option immediately prior to the closing of the merger multiplied by the incentive award exchange ratio (rounded down to the nearest whole share), at an exercise price per share of Bally common stock (rounded up to the nearest whole cent) equal to the exercise price of each such share of SHFL common stock subject to such SHFL option immediately prior to the closing of the merger divided by the incentive award exchange ratio. The terms and conditions of any such converted options will otherwise remain generally the same as the terms and conditions applicable to the options immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment), provided that all such converted options will immediately vest in full if the holder’s employment is terminated by Bally without “cause” or by the holder for “good reason” (as defined in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Long-Term Incentive Program” beginning on page 58 of this proxy statement) within one year following the closing of the merger.

At the effective time of the merger, each SHFL option that is granted after July 15, 2013 to a named executive officer or director and that is outstanding (whether vested or unvested) immediately prior to the merger will terminate immediately prior to the merger closing.

At the effective time of the merger, each performance unit that is outstanding as of July 15, 2013 and remains outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount, in cash, equal to the number of vested performance units as of the effective time of the merger (with unvested performance units eligible to vest at the effective time based on the achievement of a certain level of “total shareholder return”, as calculated using the five-day trading average ending on the effective date) multiplied by $23.25. Any performance unit granted to employees and consultants other than named executive officers and directors after July 15, 2013 will be converted pursuant to its terms into a performance unit denominated in Bally common stock based on the incentive award exchange ratio with equitable adjustments to any performance goals as may be determined by the compensation committee of the SHFL board of directors. Any performance unit granted to a named executive officer or director after July 15, 2013 will terminate and be of no effect immediately prior to the effective time of the merger if the merger occurs.

At the effective time of the merger, each share of SHFL restricted stock and each SHFL restricted share unit (that is not a performance unit) that was granted prior to July 15, 2013 and is outstanding immediately prior to the merger, whether vested or unvested, will be canceled in exchange for a cash amount equal to $23.25.

At the effective time of the merger, each SHFL restricted share unit or restricted share that is granted after July 15, 2013 to employees and consultants who are not named executive officers or directors and that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be converted into a restricted share or restricted share unit, as applicable, with respect to the common stock of Bally based on the incentive award exchange ratio. The terms and conditions of any such converted restricted shares and restricted share units will otherwise generally be the same terms and conditions that applied to such restricted shares and restricted share units immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment), provided that any such converted units will vest immediately on a pro rata basis if a holder’s employment is terminated by Bally without “cause” or by the holder for “good reason” (as defined in the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Interests of SHFL’s Directors and Executive Officers in the Merger—Long-Term Incentive Program” on page 58 of this proxy statement) within one year following the closing of the merger. Any restricted share or restricted share unit granted to a named executive officer or director after July 15, 2013 generally will terminate and be of no effect immediately prior to the effective time of the merger if the merger occurs.

Dissenting Shares

Shares of our common stock which are issued and outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to dissenters’ rights under Section 302A.471 of the MBCA, and who has properly exercised and perfected his or her demand for dissenters’ rights under Section 302A.473 of the MBCA (we refer to such shares as the “dissenting shares” in this proxy statement), will not be converted into or represent a right to receive the merger consideration, but such holder will be entitled to receive the payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such dissenting shares in accordance with its dissenter’s rights. In such case, at the effective time of the merger, each holder of dissenting shares will cease to have any rights with respect thereto, except with respect to dissenter’s rights (unless such holder fails to perfect or otherwise waives, effectively withdraws or loses his or her dissenters’ rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the dissenters’ rights, in which case the right of such holder to be paid the fair value of such holder’s dissenting shares under the dissenters’ rights will cease and such shares will no longer be considered dissenting shares for purposes of the merger agreement and such holder’s shares of Company common stock will thereupon be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration, without any interest thereon).

We have agreed to give Bally prompt written notice of any demands we receive for dissenters’ rights with respect to shares of our common stock, attempted withdrawals of such notices or demands and any other instruments received relating to the dissenters’ rights. To the extent permitted by applicable law, Bally has the opportunity to participate in all negotiations and proceedings with respect to such demands. We have agreed not to make any voluntary payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Bally or as otherwise required by an order of an applicable governmental authority.

Procedure for Exchanging Shares in the Merger

Prior to the effective time of the merger, Bally will designate a paying agent reasonably acceptable to SHFL to handle the exchange of shares of SHFL common stock for the merger consideration. At or immediately prior to the effective time of the merger, Bally will deposit (or cause to be deposited) with the paying agent all of the cash sufficient to pay the aggregate merger consideration. At any time after the effective time of the merger, shares of SHFL common stock, other than the excluded shares (all of which will be canceled at the consummation of the merger) and the restricted shares (the treatment of which is described under the section entitled “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 77 of this proxy statement), will represent only the right to receive the merger consideration (except to the extent dissenters’ rights have been properly exercised in respect of such shares).

As promptly as practicable after the effective time of the merger, the paying agent will mail to each record holder of SHFL common stock certificates a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the paying agent, and providing instructions for effecting the surrender of SHFL common stock certificates in exchange for the merger consideration.

SHFL shareholders should not return stock certificates with the enclosed proxy card and SHFL shareholders should not forward stock certificates to the paying agent without a letter of transmittal.

As soon as reasonably practicable after the effective time of the merger, the paying agent shall deliver to each holder of record of one or more book-entry shares the amount of cash each such holder is entitled to receive, without such holder being required to deliver a stock certificate to the paying agent in order to receive the merger consideration. The amount will be deposited into the bank or brokerage account of such holder without any further action required by the holder of such book-entry shares. The book entry shares of SHFL common stock held by such holder will be canceled.

After the effective time of the merger, shares of SHFL common stock will no longer be outstanding and cease to exist, and each certificate that previously represented shares SHFL common stock will represent only the right to receive the merger consideration as described above.

Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by our former shareholders, including the proceeds from investment thereof, shall be delivered to Bally. Thereafter, our former shareholders may look only to Bally or the surviving corporation (subject to abandoned property, escheat or similar laws) for payment with respect to the merger consideration.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, such certificates will be canceled and exchanged for payment of the merger consideration.

If the payment of the merger consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the merger consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the paying agent) and the person requesting such payment must pay the paying agent any applicable stock transfer or other taxes or establish to the reasonable satisfaction of Bally that such taxes have been paid or are not payable.

No interest will be paid or will accrue on any cash payable upon surrender of any SHFL common stock certificate or book-entry share.

Lost, Stolen or Destroyed Certificates

If any SHFL common stock certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the posting by such person of a bond in such customary and reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by SHFL to Bally and customary representations and warranties made by Bally and Merger Sub to SHFL. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that SHFL made in the merger agreement are qualified by certain confidential disclosures that SHFL delivered to Bally concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”), or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. See also the definition of “material adverse effect” beginning on page 82 of this proxy statement. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of SHFL, Bally or Merger Sub. SHFL’s representations and warranties under the merger agreement relate to, among other things:

•	the due organization, valid existence, good standing and corporate power of SHFL and each of its subsidiaries;

•	the capitalization of SHFL, including the number of shares of common stock, options and other stock-based awards outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of restrictions or encumbrances with respect to the capital stock of SHFL and its subsidiaries;

•

the authority of SHFL to enter into the merger agreement, including the plan of merger, and consummate transactions contemplated by the merger agreement, including the merger, and the enforceability of the merger agreement against SHFL;

•	the absence of any voting requirement for the SHFL shareholders in connection with the merger, other that the vote of the shareholders of SHFL to be taken at the special meeting;

•

the unanimous approval and recommendation by the SHFL board of directors of the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger;

•

the absence of (i) any conflict with or violation of the organizational documents of SHFL, (ii) any conflict with or violation of applicable laws, or (iii) any breach of, default under or loss or impairment of rights under, any contract of SHFL or its subsidiaries as a result of the execution and delivery by SHFL of the merger agreement and the consummation by SHFL of the merger;

•	the consents and approvals required by governmental entities in connection with the transactions contemplated by the merger agreement;

•	gaming approvals and licensing matters;

•	the possession of and compliance with required franchises, grants, licenses, permits and other similar governmental approvals necessary for the conduct of SHFL’s business;

•	compliance with applicable laws and governmental orders, including applicable gaming laws;

•

compliance with SEC filing requirements for SHFL’s SEC filings since October 31, 2010 until July 15, 2013, including the accuracy of information contained in such documents and compliance with U.S. GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein, and the absence of any SEC filing requirements for any subsidiary of SHFL;

•	compliance with applicable listing and corporate governance rules of the NASDAQ;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	adequacy of disclosure controls and internal controls over financial reporting;

•	the absence of certain changes and events since October 31, 2012 to July 15, 2013;

•	the absence of certain undisclosed liabilities;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	environmental matters;

•	employee benefit plans, compensation, labor and employment matters;

•	intellectual property;

•	tax matters;

•	material contracts and the performance of obligations and the absence of breach or default thereunder;

•	title to or valid leasehold interests in real property and certain tangible personal property;

•	labor matters;

•	insurance policies with respect to SHFL’s business and assets;

•	the absence of breach of contract or dispute with SHFL’s largest suppliers and customers;

•

compliance with the Foreign Corrupt Practices Act of 1977, which we refer to as the “FCPA” in this proxy statement, the U.K. Bribery Act or any other foreign or domestic anti-bribery or anti-corruption laws;

•

receipt by the SHFL board of directors of an opinion of SHFL’s financial advisor as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of SHFL common stock, other than excluded shares, upon the consummation of the merger;

•	the absence of restrictions under any anti-takeover statute or regulation;

•

the unanimous approval and recommendation by a committee of disinterested directors of the SHFL board of directors of the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger;

•	brokers’ and financial advisors’ fees related to the merger; and

•	the absence of any additional representations and warranties.

The merger agreement also contains customary representations and warranties made by Bally that are subject to specified exceptions and qualifications contained in the merger agreement and certain confidential disclosures that Bally delivered to SHFL concurrently with the execution of the merger agreement. The representations and warranties of Bally and Merger Sub to SHFL under the merger agreement, relate to, among other things:

•	Bally’s and Merger Sub’s due organization, valid existence, good standing and corporate power;

•

the authority of Bally and Merger Sub to enter into the merger agreement, including the plan of merger, and consummate the transactions contemplated by the merger agreement, including the merger, and the enforceability of the merger agreement against Bally and Merger Sub;

•

the absence of (i) any conflict with or violation of the organizational documents of Bally and Merger Sub; (ii) any conflict with or violation of applicable laws or (iii) any breach or default under any contract of Bally or Merger Sub as a result of the execution and delivery by Bally and Merger Sub of the merger agreement and consummation by Bally and Merger Sub of the merger;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	the accuracy of information supplied to SHFL by Bally for use in this proxy statement, as it may be amended or supplemented from time to time;

•	the financing commitments that Bally and Merger Sub would use to fund the merger consideration;

•	capitalization of Merger Sub;

•	gaming approvals and licensing matters;

•	Bally’s investment intent with respect to acquisition of the shares of capital stock of SHFL;

•	solvency of Bally and the surviving corporation at and immediately following the merger;

•	the absence of beneficial ownership of SHFL’s common stock;

•

the absence of agreements or arrangements with SHFL’s directors, officers or affiliates relating to the transactions contemplated by the merger agreement or the operations of SHFL after the effective time of the merger;

•	brokers’ and financial advisors’ fees related to the merger; and

•	the absence of any additional representations and warranties.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to SHFL, any change, effect, development or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of SHFL and its subsidiaries, taken as a whole; except that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded:

•

any change, effect, development or circumstance in any of the industries or markets in which SHFL or its subsidiaries operate (but only to the extent such change, effect, development or circumstance does not disproportionately impact SHFL and its subsidiaries, taken as a whole, relative to other companies in their industry);

•

any change in any law or GAAP (or changes in interpretations or enforcement of any law or GAAP) applicable to SHFL or any of its subsidiaries or any of their respective properties or assets (but only to the extent such change, effect, development or circumstance does not disproportionately impact SHFL and its subsidiaries, taken as a whole, relative to other companies in their industry);

•

changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices) (but only to the extent such change, effect, development or circumstance does not disproportionately impact SHFL and its subsidiaries, taken as a whole, relative to other companies in their industry);

•

any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, sabotage, war or any escalation or worsening thereof (but only to the extent such change, effect, development or circumstance does not disproportionately impact SHFL and its subsidiaries, taken as a whole, relative to other companies in their industry);

•	the negotiation, execution, announcement or consummation of the merger agreement and the transactions contemplated thereby, and any related suit, action or proceeding;

•

any action taken as expressly permitted or required by the merger agreement (other than SHFL’s obligation to operate its and its subsidiaries’ businesses in the ordinary course) or any action taken at the written direction of Bally or Merger Sub;

•

any changes in the market price or trading volume of SHFL common stock, any changes in credit ratings or any failure by SHFL or its subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded); or

•	changes, effects, developments or circumstances arising from or relating to the identity of Bally or Merger Sub or Bally’s ability to obtain gaming approvals.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Bally, any change, effect, development or circumstance which, individually or in the aggregate, has or would reasonably be expected to prevent or materially delay the ability of Bally or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis.

Covenants Regarding Conduct of Business by SHFL Pending the Merger

SHFL has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, SHFL has agreed to, and to cause its subsidiaries to, except as (i) may be required by applicable law, (ii) may be agreed in writing by Bally, (iii) required under the merger agreement or (iv) set forth in SHFL’s confidential disclosure schedule delivered to Bally concurrently with the execution of the merger agreement, it will and will cause its subsidiaries to (A) carry on its business in all material respects in the ordinary course and (B) use commercially reasonable efforts to preserve substantially intact their respective business organizations, to preserve their respective assets, rights and properties in good repair and condition, to keep available the services of their respective current officers, employees and consultants and to preserve their respective goodwill and relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with each of them.

SHFL has also agreed that, except as (i) may be required by applicable law, (ii) may be agreed in writing by Bally, (iii) required under the merger agreement or (iv) set forth in SHFL’s confidential disclosure schedule delivered to Bally concurrently with the execution of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or termination of the merger agreement, it will not, and will not permit any of its subsidiaries to:

•

amend or otherwise change SHFL’s charter or, in any material respect, SHFL’s bylaws (or, in any material respect, such equivalent organizational or governing documents of any of the subsidiaries of SHFL);

•

except for transactions among SHFL and its wholly owned subsidiaries or among SHFL’s wholly owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of SHFL or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock; provided, however that SHFL may issue shares upon the exercise of any outstanding company option or the vesting of any restricted share unit or performance unit;

•

declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to SHFL’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of SHFL to SHFL or any wholly owned subsidiary of SHFL;

•	split, combine or reclassify or amend the terms of any shares of capital stock or other equity interests of SHFL or any of its subsidiaries;

•

redeem, purchase or otherwise acquire any shares of SHFL’s capital stock or securities except for repurchase of SHFL common stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment with SHFL or any other repurchases, in each case, to the extent required by any company benefit plan;

•

increase the compensation or other benefits payable or to become payable to employees of SHFL or its subsidiaries except for merit increases in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus compensation review process conducted each year and the award and payment of customary annual bonuses);

•

increase the compensation or other benefits payable or to become payable to directors or executive officers of SHFL or its subsidiaries, except for merit increases and annual incentive bonuses in the ordinary course of business consistent with past practice;

•

grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of SHFL or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•

enter into any employment agreement (other than offer letters to new hires in the United States or customary employment agreements for internationally located new hires in the ordinary course of business) with any employee or executive officer of the Company except (i) to the extent necessary to replace a departing employee who is not an executive officer and who receives compensation and benefits consistent with that provided to the departing employee, (ii) for employment agreements terminable on less than 30 days’ notice without penalty or in accordance with applicable law and (iii) for extension of employment agreements in the ordinary course of business consistent with past practice;

•

establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to SHFL in the cost of maintaining such plan, trust, fund, policy or arrangement;

•	forgive any loans or issue any loans to directors, officers, or employees of SHFL or any of its subsidiaries;

•

grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted share units or other rights to acquire any capital stock of the Company or any of its subsidiaries or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding July 15, 2013);

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to (i) acquisitions of majority interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets with collective purchase prices not exceeding $5,000,000 in the aggregate; or (ii) any merger, consolidation or business combination among SHFL and its wholly owned subsidiaries or among SHFL’s wholly owned subsidiaries;

•

dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets (other than intellectual property rights, which are subject to separate restrictions described below) of SHFL and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to existing contracts in effect as of July 15, 2013;

•

incur any long-term indebtedness for borrowed money or guarantee any such indebtedness, except for indebtedness (i) (A) incurred under SHFL’s existing credit facilities or to replace, renew, extend, refinance or refund any existing indebtedness, (B) for borrowed money incurred pursuant to agreements in effect prior to July 15, 2013 or (C) incurred under letters of credit in the ordinary course of business, in a principal amount such that, in the aggregate for indebtedness incurred under the foregoing (A)-(C), not more than $20,000,000 is at any one time outstanding, or (ii) as otherwise required in the ordinary course consistent with past practice in all material respects or among the Company and any of its wholly owned subsidiaries or among any of such subsidiaries;

•

other than in the ordinary course of business consistent with past practice, materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any contract that is material to the Company and its subsidiaries, taken as a whole, or enter into (A) contracts with respect to the Company’s iGaming business (other than certain types of contracts entered into in the ordinary course of business consistent with past practice) which cannot be terminated without material penalty upon notice of 90 days or less and has an initial term of more than 2 years, (B) certain types of material contracts with a term longer than 1 year which cannot be terminated without material penalty upon notice of 90 days or less or (C) certain other types of material contracts outside the ordinary course of business consistent with past practice;

•

make any material change in its financial, tax or accounting methods, practices or principles except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable law, (iv) as disclosed in certain Company SEC filings or (v) as recommended by the Company’s independent auditors;

•

waive, release, assign, settle or compromise any (X) governmental complaint (other than those related to taxes, which are subject to restrictions described in the following bullet) or (Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning the merger agreement) other than settlements of, or compromises for, any litigation where (I) the amounts paid or to be paid are (A) covered, subject to payment of a deductible, by insurance coverage maintained by SHFL and its subsidiaries without any material increase in the premiums due under such policies or (B) otherwise less than $5,000,000 in the aggregate or (II) that do not impose equitable remedies on, or the admission of wrongdoing by the Company or any of its subsidiaries;

•

make, rescind or modify any material tax election, change any accounting methods, principles, procedures or practices for tax purposes, file any amended tax return or claim for refund or credit of taxes, file any tax return other than consistent with past practices, extend or request an extension of the limitations period on the assessment or collection of taxes, or settle or compromise any material tax liability or tax claim;

•	fail to maintain insurance policies consistent with past practices for the business of SHFL and its subsidiaries, taken as a whole;

•	sell, assign, transfer, pledge or mortgage any intellectual property rights (other than non-material intellectual property rights in the ordinary course of business consistent with past practice);

•

grant any licenses of intellectual property rights or covenants not to sue (other than intellectual property rights with respect to the SHFL’s iGaming business) except for licenses or covenants not to sue granted in the ordinary course of business consistent with past practice;

•

grant any licenses of, or covenants not to sue regarding, any intellectual property rights with respect to the Company’s iGaming business which cannot be terminated without material penalty upon notice of 90 days or less and have an initial term of more than 2 years;

•

abandon or cease to prosecute any intellectual property rights, unless the Company or its subsidiaries has determined in its reasonable business judgment that any such rights, or the further prosecution thereof, are no longer necessary for or desirable in the conduct of the business of the Company or its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SHFL;

•

commence any material action (other than (i) an action as a result of an action commenced against the Company or any of its subsidiaries, (ii) in connection with the transactions contemplated by the merger agreement or (iii) in the ordinary course of business consistent with past practice that would not reasonably be expected to result in the payment of money damages in excess of $1,000,000 individually or $5,000,000 in the aggregate);

•	change its fiscal year;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries, other than in the ordinary course of business;

•	enter into any new line of business outside of its existing business;

•

enter into any new lease of real property or amend the terms of any existing lease of real property, other than leases that (i) are entered into or amended in the ordinary course of business; (ii) impose liabilities in the aggregate, over the duration of the lease term, of not more than $1,000,000; and (iii) have a term not longer than 1 year (including any option to renew thereunder, whether or not actually exercised);

•	acquire any real property except with respect to properties acquired for a purchase price of not more than $2,500,000;

•	incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $2,500,000; or

•	enter into any written agreement to do any of the foregoing.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

SHFL has agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to an acquisition proposal (as defined below) or potential acquisition proposal, and to seek to have returned to it any confidential information that had been provided with respect to any acquisition proposal or potential acquisition proposal.

From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, SHFL has agreed not to, and will not authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives not to:

•	initiate, solicit or knowingly encourage, directly or indirectly, the making of any acquisition proposal; or

•	engage in negotiations or substantive discussions with, or furnish any material non-public information to, any third party relating to an acquisition proposal.

However, in the event that SHFL receives a written acquisition proposal, SHFL and its board of directors may, prior to the approval and adoption of the merger agreement by the SHFL shareholders, engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such acquisition proposal and its representatives or potential sources of financing if the SHFL board of directors determines in good faith, after consultation with SHFL’s outside legal and financial advisors and based on information then available, that such acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal. SHFL may not furnish material non-public information to any such third party making the acquisition proposal without first entering into an acceptable confidentiality agreement with such third party that is no less restrictive of such third party than the confidentiality agreement entered into by and between SHFL and Bally and making available to Bally on a substantially concurrent basis any such information made available to such third party.

In addition to the foregoing, SHFL and the SHFL board of directors has agreed not to (i) withdraw (or modify in a manner adverse to Bally) or publicly propose to withdraw (or so modify) the SHFL board of directors’ recommendation to SHFL shareholders that they vote to approve and adopt the merger agreement or (ii) adopt a formal resolution approving, adopting or recommending any acquisition proposal, or propose publicly to approve, adopt or recommend any acquisition proposal, which we refer to as a “change in recommendation” in this proxy statement. However, the SHFL board of directors may make a change in recommendation prior to the approval and adoption of the merger agreement by the SHFL shareholders if the SHFL board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties to the shareholders of SHFL under applicable law.

If the SHFL board of directors effects a change in recommendation under the merger agreement, Bally may terminate the merger agreement prior to the approval and adoption of the merger agreement by the SHFL shareholders and, following such termination, would be entitled to receive the termination fee of $43,335,601 as more fully described below.

The merger agreement provides that the SHFL board of directors may terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if:

•

SHFL has notified Bally, at least five business days in advance, of such proposed termination, and unless the proposed transaction agreement has been provided to Bally specifying, in reasonable detail, the material terms and conditions of such superior proposal and the identity of the third party making any such superior proposal and, if applicable, SHFL has provided Bally a copy of the relevant proposed transaction agreement;

•

during the five business day period following such written notice described above (or such shorter period as specified below), SHFL has engaged in good faith negotiations with Bally regarding changes to the terms of the merger agreement intended to cause such acquisition proposal to no longer constitute a superior proposal; and

•

at the end of such five business day period (or such shorter period as specified below) the SHFL board of directors determined, after consultation with its outside counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement which Bally has offered in writing) that the acquisition proposal continues to be a superior proposal.

If the merger agreement is terminated in such a circumstance, SHFL must pay, or cause to be paid, to Bally the termination fee of $43,335,601 prior to or concurrently with such termination as more fully described below.

Any material revision or amendment to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and SHFL shall be required to deliver a new written notice to Bally and to again comply with the above requirements, except that the five business day notice period described above shall be reduced to two business days with respect to such revised superior proposal.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as, other than the transactions contemplated by the merger agreement, any bona fide proposal or offer (other than a proposal or offer by Bally or any of its subsidiaries) from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving SHFL or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of SHFL (based on fair market value, as determined in good faith by the SHFL board of directors); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of 25% or more of the assets of SHFL and its subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the SHFL board of directors); (iii) the acquisition in any manner, directly or indirectly, by any person of 25% or more of the issued and outstanding shares of SHFL common stock; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of SHFL common stock or any class of equity or voting securities of SHFL (or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of SHFL and its subsidiaries (based on fair market value as determined in good faith by the SHFL board of directors).

For the purposes of the merger agreement, the term “superior proposal” is defined as an acquisition proposal (the references to “25%” in the definition of acquisition proposal shall be deemed to be references to “50%”) made by a third party on terms that the SHFL board of directors determines in its good faith judgment, after consultation with its outside counsel and financial advisors, and considering such factors as the SHFL board of directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to SHFL and its shareholders than the transactions contemplated by the merger agreement (after giving effect to any revised terms proposed by Bally).

Required Company Vote

As promptly as practicable, in consultation with Bally, and in any event within 10 business days following the date on which the SEC confirms it has no further comment to this proxy statement, SHFL is obligated to establish a record date for the special meeting, commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and, as promptly as reasonably practicable after the record date, mail (or cause to be mailed) this proxy statement, which includes the notice of the special meeting to shareholders, for the purpose of voting upon the approval and adoption of the merger agreement, including the plan of merger. Subject to SHFL’s right to effect a change in recommendation and/or terminate the merger agreement (as described above), SHFL is obligated to include in this proxy statement the recommendation of the SHFL board of directors that SHFL shareholders vote in favor of the proposal to approve and adopt the merger agreement and use its reasonable best efforts to solicit from SHFL shareholders proxies in favor of the approval and adoption of the merger agreement, including the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Consents, Approvals and Filings

General

Bally, Merger Sub and SHFL have each agreed to use, and cause each of their applicable affiliates and subsidiaries to use, their respective reasonable best efforts to:

•

take, or cause to be taken, and assist and cooperate with the other parties doing, all actions necessary, proper or advisable to consummate, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement;

•

obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or non-actions by, any governmental authority (including gaming authorities) or any third party necessary in connection with the consummation of the transactions contemplated by the merger agreement, and make all necessary registrations, declarations and filings with, and notices to, any governmental authorities (including pursuant to the HSR Act and any other applicable antitrust law necessary to start any applicable waiting period and including under gaming laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any governmental authority or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement;

•

vigorously defend against or contest any claims, lawsuits, actions or other legal proceedings, whether judicial or administrative and whether brought by a governmental authority or any third party, challenging the merger agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed;

•

oppose any request by any governmental authority or any other person for any divestiture, hold separate condition, or any other restriction with respect to any assets, businesses, or product lines of either Bally or SHFL (provided that, subject to certain limitations on antitrust divestiture actions described below, Bally and Merger Sub shall use reasonable best efforts to ensure that the merger closes before the termination date and to eliminate any impediments thereto); and

•

execute and deliver any additional instruments necessary to consummate the merger and any other transactions to be performed or consummated in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement.

Subject to applicable law, each of Bally, Merger Sub and SHFL have agreed to furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any governmental authority and will cooperate in responding to any inquiry from a governmental authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the merger agreement (other than private or personal information pertaining to any individual applicants which may remain confidential). Neither party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by the merger agreement with a governmental authority without giving the other party a reasonable opportunity to attend in person or by phone (unless the governmental authority prohibits such other party’s participation or attendance in the communication or meeting). Bally and Merger Sub are entitled to direct the antitrust defense of the merger in any investigation or litigation by, or any negotiation regarding any antitrust issues or proposed remedies with, any governmental authority or any other person seeking to challenge the merger and SHFL will (x) not make any offer, acceptance, or counter-offer to or otherwise engage in negotiations or discussions with any governmental authority with respect to any proposed settlement, consent decree, commitment or remedy, timing agreements, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Bally, and (y) use its reasonable best efforts to provide full and effective support of Bally and Merger Sub in all material respects in all such negotiations and discussions to the extent requested by Bally and Merger Sub.

Antitrust Approvals

Without limiting their general obligations described above, Bally and Merger Sub have agreed to promptly take, and to cause their respective affiliates to take (and have agreed that notwithstanding anything to the contrary contained in the merger agreement, SHFL and its affiliates are permitted to take, without affecting any representation, warranty, covenant or condition in the merger agreement), any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to close the transactions contemplated by the merger agreement, including the merger, as promptly as practicable, including:

•

committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses (or agreeing to change or modify any course of conduct regarding future operations or otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein),

•	terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Bally or SHFL or their respective subsidiaries, and

•

creating any relationships, ventures, contractual rights, obligations or other arrangements of Bally or SHFL or their respective subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental authority in connection with any of the foregoing and in the case of actions by or with respect to the SHFL or its subsidiaries or its or their businesses or assets, by consenting to such action by SHFL) (we refer to each of the actions described in the foregoing bullet points as an “antitrust divestiture action” in this proxy statement), as are required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any governmental order, that would otherwise have the effect of preventing or delaying the consummation of the merger and the other transactions contemplated by the merger agreement (provided that any such action may be conditioned upon consummation of the transactions contemplated by the merger agreement). However, neither Bally nor Merger Sub shall be required to take or agree to take any antitrust divestiture action if, (i) as a result of such antitrust divestiture action, Bally, SHFL, or any of their respective subsidiaries would be foreclosed, precluded, or prohibited from, or in any way limited in, producing, marketing, selling, offering for sale, deriving any revenue from or otherwise owning all or any portion of SHFL’s iGaming assets if such antitrust divestiture action would reasonably be expected to have a material impact on the iGaming business of SHFL and its subsidiaries, taken as a whole, or Bally and its subsidiaries, taken as a whole, (ii) as a result of such antitrust divestiture action, Bally, SHFL, or their respective subsidiaries would be foreclosed, precluded, or prohibited from, or in any way limited in, producing, marketing, selling, offering for sale, deriving any revenue from or otherwise owning the assets, categories of assets, subsidiaries, affiliates, or businesses that are currently utilized or planned to be utilized by Bally or its subsidiaries for either (A) each of SHFL’s and Bally’s respective proprietary iGaming platforms or (B) each of the SHFL’s and Bally’s respective proprietary remote gaming servers or (iii) in the aggregate, the antitrust divestiture action would exceed the detriment limit.

For purposes of the merger agreement, an antitrust divestiture action would exceed the detriment limit if the assets, businesses or product lines required to be divested or held separate in order to obtain actions or non-actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals under antitrust laws accounted for more than $35,000,000 of gross revenues, on a consolidated basis, for the 12 months ended October 31, 2012 (provided that revenues associated with any divestment of all or any portion of SHFL’s iGaming business do not count towards such detriment limit).

SHFL has agreed to take all necessary steps to achieve any antitrust divestiture action requested by Bally and Merger Sub, other than those which would bind SHFL or its subsidiaries in respect of any matter if the merger closing does not occur.

Further, and for the avoidance of doubt, Bally has agreed not to take any actions that would preclude, impair or delay the consummation of the merger.

Each of SHFL and Bally filed a Notification and Report form pursuant to the HSR Act with respect to the merger on July 26, 2013. Each of SHFL, Bally and Merger Sub also agreed to promptly make any appropriate filings pursuant to any other applicable antitrust law, and to promptly make any other required submissions under the HSR Act and any other applicable antitrust law, in each case, with respect to the transactions contemplated by the merger agreement, including the merger. Further, each of Bally, Merger Sub and SHFL has agreed to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or early termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any other antitrust law as soon as practicable.

Gaming Approvals

Without limiting their general obligations described above, Bally and Merger Sub have agreed to promptly take, and to cause their respective affiliates to take (and have agreed that notwithstanding anything to the contrary contained in the merger agreement, SHFL and its affiliates are permitted to take, without affecting any representation, warranty, covenant or condition in the merger agreement), any and all steps necessary to avoid or eliminate each and every impediment and obtain all licenses, approvals and consents under any gaming laws that may be required by any governmental authority so as to enable the parties to close the transactions contemplated by the merger agreement, including the merger, as promptly as practicable, including taking any and all steps necessary to:

•

as promptly as practicable after July 15, 2013, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any governmental authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations, which we refer to as a “gaming authority” in this proxy statement, required under applicable gaming laws to permit the parties hereto to consummate the transactions contemplated by the merger agreement or necessary to permit Bally to acquire, own and operate SHFL, which we refer to, collectively, as the “gaming approvals” in this proxy statement;

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make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to the merger agreement and the transactions contemplated thereby, including the merger, as required under the gaming laws;

•	schedule and attend (or cause to be scheduled and attended) any hearings or meetings with gaming authorities to obtain the gaming approvals as promptly as possible;

•	comply with the terms and conditions of any and all of the foregoing as necessary to obtain the gaming approvals; and

•	avoid any action or proceeding by any gaming authority challenging the consummation of transactions contemplated hereby.

Bally and Merger Sub believe they have, and believe they have caused their respective representatives and affiliates to have, filed or caused to be filed all required initial applications and documents in respect of officers and directors and affiliates in connection with obtaining the required gaming approvals. Bally and Merger Sub have agreed to, and to cause their respective representatives and affiliates to:

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file or cause to be filed (x) with respect to all other gaming approvals, by August 29, 2013, all required initial applications and documents in respect of officers and directors and affiliates in connection with obtaining such gaming approvals and (y) as promptly as practicable after July 15, 2013 all other required applications and documents in connection with obtaining any gaming approval;

•	request or cause to be requested an accelerated review from the gaming authorities in connection with such filings (if applicable);

•	act diligently and promptly to pursue the gaming approvals;

•	cooperate with SHFL in connection with the making of all filings related to gaming approvals;

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promptly notify SHFL of receipt of material comments or material requests from any gaming authority that relate to gaming approvals and supply SHFL with copies of all correspondence (other than to the extent privileged) between Bally or any of its representatives and affiliates and any gaming authority with respect to gaming approvals; and

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otherwise keep SHFL reasonably informed of the status of Bally’s application for gaming approvals and its activities related to obtaining the gaming approvals, as applicable, including promptly advising SHFL upon receiving any communication from any gaming authority that causes Bally or Merger Sub to believe that there is a reasonable likelihood that any gaming approval required from such gaming authority will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Benefits Matters

Under the merger agreement, Bally has agreed that, for one year after the merger, US-based employees who continue employment will be provided with (i) a base salary or wage rate at least equal to those in effect prior to the merger and (ii) other compensation and benefits that are in the aggregate, comparable to those provided to similarly situated employees of Bally and its subsidiaries. Bally has also agreed to (and to cause the surviving corporation to) honor, fulfill and discharge the obligations of SHFL and its subsidiaries under any Company plan in accordance with the terms of such plan as in effect on July 15, 2013.

For purposes of eligibility and vesting (but not for benefit accrual other than determining the level of paid time off and severance pay accrual), continuing US employees will be credited with their years of service before the merger to the same extent as under any similar SHFL benefit plan and shall be immediately eligible to participate in any and all Bally plans that replace coverage under a SHFL benefit plan in which the continuing U.S. employee participated immediately prior to the replacement.

Except as may otherwise be required by applicable law, for one year after the merger, international employees will continue employment with Bally, the surviving corporation or a subsidiary thereof on terms and conditions (including compensation and benefit plans and arrangements) that are in the aggregate comparable to those provided by Bally to similarly situated employees of Bally, or such other terms and conditions of employment as may be required by applicable law.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, Bally and the surviving corporation will (and Bally will cause the surviving corporation to) indemnify, defend and hold harmless, and advance expenses to any present and former officer, director or employee of SHFL or any of its subsidiaries, each of which we refer to as an “indemnitee” in this proxy statement, with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the effective time of the merger or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the merger, the merger agreement and any transactions contemplated thereby, in either case, to the fullest extent permitted by (i) the charter or by-laws (or such equivalent organizational or governing documents of any of SHFL’s subsidiaries as in effect on July 15, 2013), (ii) any indemnification agreement of SHFL or its subsidiaries or other applicable contract as in effect on July 15, 2013, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnitees or (iii) applicable law.

The merger agreement provides that, at SHFL’s option, SHFL will, or if SHFL is unable to, Bally will cause the surviving corporation to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officer’s liability coverage of SHFL’s existing directors’ and officers’ insurance policies and SHFL’s existing fiduciary liability insurance policies. If SHFL or the surviving corporation fails to obtain such “tail” policies as of the effective time of the merger, (i) the surviving corporation will continue to maintain in effect, for a period of at least 6 years from and after the effective time of the merger, such insurance on terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under SHFL’s existing policies as of July 15, 2013, or (ii) Bally will provide, or cause the surviving corporation to provide, for a period of not less than 6 years after the effective time of the merger, the indemnitees who are insured under SHFL’s current policies with comparable insurance that is no less favorable than the existing SHFL policy as of July 15, 2013, provided that the annual premium for such endorsement does not exceed 300% of the annual premium currently paid by SHFL. If the annual premiums of such insurance coverage exceed such amount, Bally or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Financing of the Merger

Bally and Merger Sub are obligated to use, to cause their respective affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing at or prior to the merger closing and to obtain the proceeds of the debt financing on the terms and conditions, taken as a whole (including the flex provisions) described in the debt commitment letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using their respective reasonable best efforts to: (i) comply with and maintain in effect the debt commitment letter, (ii) taking into account the expected timing of the marketing period, satisfy, or cause their representatives to satisfy, as promptly as practicable and on a timely basis, all conditions to the debt financing contemplated by the debt commitment letters and the financing agreements relating thereto, (iii) accept (and comply with) to the fullest extent all “market flex” contemplated by the debt commitment letters and financing agreements, (iv) assuming the conditions for the consummation of the debt financing provided for under the debt commitment letters or any financing agreements related thereto have been satisfied (other than (x) any conditions within the control of Bally and Merger Sub and (y) those conditions that by their terms are to be satisfied by actions taken at the merger closing (provided such conditions are reasonably capable of being satisfied)), enforce its rights under the debt commitment letters and financing agreements in the event of a breach by the financing sources under the debt commitment letters and financing agreements relating thereto, (v) subject to the satisfaction of the conditions precedent thereto, cause the financing sources to fund the debt financing at or prior to the time the closing of the merger is required to occur under the terms and conditions of the merger agreement and (vi) deliver, as promptly as is reasonably practicable following July 15, 2013, the confidential information memoranda contemplated by the debt commitment letters to the financing sources.

Bally and Merger Sub will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt financing letters if such amendment, modification or waiver would or would reasonably be expected to, among other things, (i) reduce the aggregate amount of the debt financing below the amount contemplated in the debt commitment letters delivered as of July 15, 2013, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing, in each case, in a manner adverse to Bally or SHFL, (iii) make it less likely that the debt financing would be funded or otherwise prevent or delay or impair the ability or likelihood of Bally or Merger Sub to timely consummate the merger and the other transactions contemplated by the merger agreement or (iv) adversely impact the ability of Bally or Merger Sub to enforce its rights against the other parties to the committed financing.

If all or any portion of the debt financing becomes unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the debt commitment letters or the financing agreements for any reason or any of the debt commitment letters or the financing agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Bally is obligated to promptly so notify SHFL and (ii) Bally has agreed to use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the merger closing date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources, in an amount sufficient to replace such unavailable debt financing, and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such alternative financing, copies of which will be promptly provided to SHFL. No new debt commitment letter may expand upon the conditions precedent or contingencies to the funding of the debt financing on the merger closing as set forth in the debt commitment letters in effect on July 15, 2013 or otherwise include terms (including any “flex” provisions) that would reasonably be expected to prevent, materially hinder or materially delay the consummation of the transactions contemplated by the merger agreement.

Bally and Merger Sub each acknowledge in the merger agreement that the obtaining of the proceeds of the debt financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, each of Bally and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

SHFL has agreed to reasonably cooperate, at the reasonable request of Bally and at Bally’s sole expense, in connection with Bally’s arrangement of the debt financing, including by:

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providing Bally with the required financial information regarding SHFL and its subsidiaries (as described under the section entitled “Terms of the Merger Agreement—Marketing Period” beginning on page 76 of this proxy statement);

•	using reasonable best efforts to cause its senior officers to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with ratings agencies;

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using reasonable best efforts, upon Bally’s prior written request, to furnish Bally at least 5 business days prior to the merger closing with reasonable documents or other information relating to SHFL or its subsidiaries required by bank regulatory authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011;

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using commercially reasonable efforts to assist Bally in obtaining accountants’ comfort letters from SHFL’s independent accountants on customary terms and consistent with the accountants’ customary practice in connection with the debt financing;

•	using reasonable best efforts to furnish Bally with quarterly financial and operating data relating to SHFL and its subsidiaries’ assets and operations that is reasonably requested by Bally;

•	using reasonable best efforts to obtain attorney audit response letters reasonably requested by Bally and customary for financings similar to the debt financing;

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providing requested authorization letters to the financing sources (including with respect to absence of material non-public information about SHFL and its subsidiaries and their securities in the public-side version of the documents distributed to prospective lenders);

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assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with debt financings;

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using commercially reasonable efforts to provide any customary payoff or similar letters in connection with any debt facilities of SHFL or its subsidiaries or affiliates being terminated in connection with the consummation of the transactions contemplated hereby; and

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agreeing to enter into such agreements and to use its commercially reasonable efforts to deliver such officer’s certificates as are customary in financings of such type and otherwise grant liens on the assets of SHFL or any of its subsidiaries pursuant to such agreements as may be reasonably requested (provided that no obligation of SHFL or any of its subsidiaries under any such agreement, pledge or grant shall be effective until the effective time of the merger).

Bally has agreed to promptly reimburse SHFL for any reasonable and documented out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by SHFL, its subsidiaries and their respective representatives in connection with the arrangement of the debt financing. Bally has further agreed to indemnify and hold harmless each of SHFL, its affiliates and their respective representatives against any liabilities incurred in connection with the arrangement of the debt financing, alternative financing or any other refinancing contemplated by the merger agreement, including any such liabilities incurred with respect to the use of SHFL’s information in connection such financing, alternative financing or other refinancing.

Shareholder Litigation

SHFL has agreed to give Bally the reasonable opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any shareholder litigation against SHFL and/or any of its directors or officers relating to the merger agreement, including the plan of merger, or any of the transactions contemplated by the merger agreement, including the merger, and SHFL has agreed not to settle any such litigation (including paying or agreeing to pay any legal fees) without the prior written consent of Bally (such consent not to be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Bally and SHFL in the preparation and filing of this proxy statement;

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Bally’s agreement not to, and not permit any of its subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisition, merger, consolidation or business combination) which would reasonably be expected to prevent or delay the receipt of antitrust approval or the required gaming approvals;

•	reasonable access to information about SHFL will be made available upon Bally’s request;

•	confidentiality obligations of and access by Bally to certain information about SHFL pursuant to the confidentiality agreement between Bally and SHFL;

•

SHFL and Bally providing each other prompt notice, in connection with the merger, of (i) any notice, complaint, investigation or hearing from any governmental authority, (ii) any written notice of any person alleging that the consent of such person is or may be required, (iii) any actions, suits, claims, investigations or proceedings involving either party or any of its subsidiaries which relate to the merger agreement or the transactions contemplated thereby, or (iv) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition to the consummation of the merger;

•	consultation between SHFL and Bally prior to public announcements relating to the merger or related transactions;

•	SHFL’s control over its and its subsidiaries operations prior to the effective time of the merger;

•	agreement of SHFL and Bally to exempt the disposition of equity securities by SHFL’s officers and directors under Section 16 of the Exchange Act; and

•	the delivery by SHFL to Bally of a certificate related to certain tax matters.

Conditions to Completion of the Merger

The obligations of Bally, Merger Sub and SHFL to effect the merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) by such party at or prior to the effective time of the merger of the following conditions:

•	the approval and adoption of the merger agreement, including the plan of merger, by SHFL shareholders;

•	the expiration or termination of the applicable waiting period (or any extension thereof) under the HSR Act;

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all of the required gaming approvals (described under the section entitled “Proposal 1: Approval and Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 68 of this proxy statement) shall have been obtained and be in full force and effect; and

•	the absence of any law or order having been enacted, issued, promulgated, enforced or entered by any governmental authority that would enjoin or otherwise prohibit the consummation of the merger.

The respective obligations of Bally and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Bally at or prior to the merger closing date of the following further conditions:

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the representations and warranties of SHFL set forth in the merger agreement with respect to (i) the capitalization of SHFL (except to the extent that any inaccuracies would be de minimis in the aggregate), (ii) SHFL’s authority relative to the merger agreement and (iii) the absence of broker’s or similar fees other than those of Macquarie Capital, being true and correct as of July 15, 2013 and at and as of the merger closing date as if made on the merger closing date;

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the other representations and warranties of SHFL set forth in the merger agreement being true and correct at and as of July 15, 2013 and at and as of the merger closing date as if made on the merger closing date (in each case without giving effect to any “material adverse effect” or “materiality” qualifications or limitations contained therein) (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties (without giving effect to any materiality, material adverse effect or similar qualifiers) the circumstances giving rise to which would not constitute a material adverse effect on SHFL;

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SHFL having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing of the merger;

•	Bally having received a certificate signed by an executive officer of SHFL certifying as to the matters described in the foregoing three bullet points; and

•	since July 15, 2013, there has not occurred any change, effect, development or circumstance that constitutes or would reasonably be expected to constitute a material adverse effect on SHFL.

SHFL’s obligations to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by SHFL at or prior to the merger closing date of the following further conditions:

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each of the representations and warranties of Bally and Merger Sub contained in the merger agreement, without giving effect to any qualifications as to “materiality” or “material adverse effect” or other similar qualifications, being true and correct as of July 15, 2013 and at and as of the merger closing date as if made on the merger closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not constitute a change, effect, development or circumstance which, individually or in the aggregate, has or would reasonably be expected to prevent or materially delay the ability of Bally or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis;

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Bally and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing of the merger; and

•	SHFL having received a certificate signed by an executive officer of Bally certifying as to the matters described in the foregoing two bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of each of Bally and SHFL. In addition, either Bally or SHFL may terminate the merger agreement prior to the effective time of the merger, if:

•

the merger has not been completed on or before May 15, 2014, which we refer to as the “termination date” in this proxy statement; provided, however, that if certain conditions are not satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth business day prior to the termination date, then SHFL or Bally may, by written notice delivered to such other party, unilaterally extend the termination date from time to time to a date not later than July 10, 2014, in which case the “termination date” shall for all purposes of the merger agreement be deemed to the date provided in such notice; provided, further, that this termination right will not be available to either party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the termination date (as the same may be extended) or (ii) the failure of the closing of the merger to occur by the termination date (as the same may be extended); provided, further, that neither Bally nor SHFL will have this termination right during the pendency of a legal proceeding by the other party for specific performance and if, prior to such termination date any party to the merger agreement brings an action to specifically enforce the performance of the terms of the merger agreement by the other party, the termination date will be automatically extended by (x) the period of time during which such action is pending plus 20 business days or (y) such other time period established by the court presiding over such legal proceeding;

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any restraint is in effect enjoining or otherwise prohibiting the consummation of the merger, and, if such restraint is a governmental order, such restraint has become final and non-appealable; provided that this termination right will not be available to a party that did not comply with its obligations under the regulatory matters covenants set forth in the merger agreement to prevent, oppose or remove such restraint or if the issuance of such final, non-appealable restraint was primarily due to the failure of such party, and in the case of Bally, including the failure of Merger Sub, to perform any of its obligations under the merger agreement; or

•	the approval and adoption of the merger agreement is not obtained at a duly held meeting of the SHFL shareholders or at any adjournment or postponement thereof.

The merger agreement may also be terminated by SHFL if:

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Bally or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the agreement, which breach or failure to perform (i) would give rise to a failure of a condition to SHFL’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by Bally or Merger Sub on or before the earlier of the termination date and the date that is 30 days following the receipt by Bally of written notice from SHFL of such breach or failure; provided that this termination right will not be available if SHFL is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

the SHFL board of directors has determined to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by and subject to the terms of the merger agreement, so long as concurrently with such termination, SHFL enters into the associated alternative acquisition agreement and pays, or causes to be paid, to Bally the termination fee of $43,335,601 described below; or

•

all conditions to Bally’s and Merger Sub’s obligation to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the merger closing), and Bally or Merger Sub fails to consummate the merger by the time the merger closing should have occurred pursuant to the merger agreement.

The merger agreement may also be terminated by Bally if:

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SHFL has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Bally’s and Merger Sub’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by SHFL on or before the earlier of the termination date and the date that is 30 days following the receipt by SHFL of written notice from Bally of such breach or failure; provided that this termination right will not be available if Bally or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

(i) SHFL does not include its board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its shareholders, (ii) a change in recommendation has occurred, (iii) SHFL has breached or failed to perform in any material respects its obligations with respect to the non-solicitation of acquisition proposals and other matters as further described under the section entitled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 86 of this proxy statement, (iv) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal has been commenced by a person unaffiliated with Bally, and SHFL has not published, sent or given to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first commenced within the meaning of Rule 14d-2 of the Exchange Act, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the board of directors’ recommendation to approve and adopt the merger agreement, (v) SHFL does not, following the public announcement of any bona fide acquisition proposal (other than a superior proposal) reaffirm publicly its board of directors’ recommendation to approve and adopt the merger agreement within 10 business days (or in the event that such acquisition proposal is publicly announced within (x) 10 business days of the special meeting, not later than 2 business days prior to the special meeting or (y) 3 business days of the special meeting, prior to the special meeting) after a written request by Bally to do so (which request is subject to certain procedural limitations) or (vi) SHFL or the SHFL board of directors (or any committee thereof) formally resolves or publicly proposes to take any of the foregoing actions; provided that this termination right will not be available once SHFL shareholder approval has been obtained.

Termination Fee; Effect of Termination

Under the merger agreement, SHFL will be required to pay Bally a termination fee equal to $43,335,601, which we refer to as the “termination fee” in this proxy statement, if the merger agreement is terminated:

•

by (i) either Bally or SHFL if (A) the effective time shall not have occurred on or before the termination date or (B) SHFL shareholder approval is not obtained at the special meeting or any adjournment or postponement thereof or (ii) Bally if and because SHFL has breached its covenants, agreements, representations or warranties under the merger agreement, and in any such case (I) SHFL has received an acquisition proposal from a third party after July 15, 2013 which has been publicly disclosed and has not been withdrawn either at or prior to the time of the shareholders’ meeting or prior to the termination of the merger agreement if there has been no shareholders’ meeting and (II) within 12 months of such termination of the merger agreement, SHFL enters into a definitive agreement to consummate, or consummates, a transaction regarding such acquisition proposal with such third party or any affiliate of such third party (in this context involving an acquisition of shares or assets of SHFL at the 50% level);

•	by SHFL if the SHFL board of directors has determined to enter into an alternative acquisition agreement related to a superior proposal;

•

by Bally, prior to the approval and adoption of the merger agreement by the SHFL shareholders, if (i) SHFL does not include its board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its shareholders, (ii) a change in recommendation has occurred, (iii) SHFL breached or failed to perform in any material respects its obligations with respect to the non-solicitation of acquisition proposals and other matters as further described under the section entitled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 86 of this proxy statement, (iv) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal was commenced by a person unaffiliated with Bally, and SHFL did not publish, send or give to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first commenced within the meaning of Rule 14d-2 of the Exchange Act, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the board of directors’ recommendation to approve and adopt the merger agreement, (v) SHFL did not, following the public announcement of any bona fide acquisition proposal (other than a superior proposal) reaffirm publicly its board of directors’ recommendation to approve and adopt the merger agreement within 10 business days (or in the event that such acquisition proposal is publicly announced within (x) 10 business days of the special meeting, not later than 2 business days prior to the special meeting or (y) 3 business days of the special meeting, prior to the special meeting) after a written request by Bally to do so (which request is subject to certain procedural limitations) or (vi) SHFL or the SHFL board of directors (or any committee thereof) formally resolves or publicly proposes to take any of the foregoing actions.

If the merger agreement is validly terminated, the merger agreement will become null and void without liability on the part of any party to the merger agreement (or any of its representatives), and, except for the confidentiality provisions, provisions relating to the effect of termination and certain general provisions of the merger agreement, each of which will survive the termination of the merger agreement, all rights and obligations of any party will cease. However, the parties have agreed that if (i) any termination of the merger agreement resulted, directly or indirectly, from the breach of any covenant or other agreement contained in the merger agreement or the intentional breach of any representation or warranty contained in the merger agreement or (ii) the breach of any covenant or other agreement contained in the merger agreement or the intentional breach of any representation or warranty contained in the merger agreement caused the merger not to be consummated then, in either case, the breaching party shall be fully liable for any and all damages, costs, liabilities or other losses suffered by the other party as a result of such failure or breach.

The parties have agreed that, other than with respect to claims for breach of any covenant or agreement contained in the merger agreement or an intentional breach of any representation or warranty contained in the merger agreement by SHFL or such breach by SHFL causes the merger not to occur, if any termination fee is paid to Bally, (i) such payment will be the sole and exclusive remedy of Bally and Merger Sub against SHFL and its subsidiaries or any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees for and (ii) Bally will not seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, including the plan of merger, and the transactions contemplated by the merger agreement, including the merger, will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement, including reimbursement for all reasonable costs and expenses (including reasonable attorney’s fees) of the prevailing party in any action at law or suit in equity to enforce the merger agreement or the rights of any of the parties thereunder.

Specific Performance

The merger agreement generally provides that the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security in connection with any such order or injunction. The election of any party to the merger agreement to pursue an injunction or specific performance will not restrict, impair or otherwise limit such party from subsequently seeking to terminate the merger agreement and seeking to collect damages in respect of any breach.

Third Party Beneficiaries

The merger agreement provides that it will be binding upon, inure to the benefit of and be enforceable by SHFL, Bally and Merger Sub and their respective permitted successors and permitted assigns. The merger agreement is not intended to and will not confer any rights or remedies upon any person other than SHFL, Bally and Merger Sub and their respective successors and permitted assigns, except for certain exceptions, including: (i) equity and equity award holders’ right to receive payment under the terms and conditions of the merger agreement, (ii) SHFL’s right, on behalf of the holders of SHFL equity and equity award holders, to pursue damages (including pursuing damages for such holders’ loss of economic benefits from the transactions contemplated by the merger agreement) in the event of fraud or breach of the merger agreement by Bally or Merger Sub, (iii) directors’ and officers’ indemnification and insurance and (iv) certain provisions with respect to indemnitees and financing sources.

Amendments; Waivers

Subject to compliance with applicable law, the merger agreement may be amended by SHFL, Bally and Merger Sub at any time before or after approval by SHFL shareholders of the matters presented in connection with the merger by an instrument in writing signed by each of the parties to the merger agreement. However, amendments which by law require approval by shareholders must be further approved by SHFL shareholders if SHFL shareholders have already approved the matters presented in connection with the merger, and certain sections may not be amended in a matter that is adverse to the financing sources without the prior written consent of the financing sources.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Item 402(t) of Regulation S-K promulgated under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation arrangements for our named executive officers disclosed in the section of this proxy statement entitled “Proposal 1: Approval and Adoption of the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 61 of this proxy statement.

The payments summarized there in the table entitled “Golden Parachute Compensation” and as further described in the accompanying footnotes and the associated narrative discussion represent all the compensation known at this time that may be paid or become payable to the SHFL named executive officers that is based on or otherwise related to the merger.

The SHFL board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The SHFL board of directors recommends that the shareholders of SHFL approve the following resolution:

“RESOLVED, that the shareholders of SHFL approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise related to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures”.

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Under our amended and restated bylaws, the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL stock which are present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal, while broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal.

Because the vote on the compensation proposal is advisory only, it will not be binding on either SHFL or Bally. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of SHFL shareholders.

The SHFL board of directors recommends that the SHFL shareholders vote “FOR” the compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

SHFL shareholders are being asked to approve a proposal, which we refer to as the “adjournment proposal” in this proxy statement, to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the special meeting, or otherwise with the consent of Bally.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the SHFL shareholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of SHFL common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger agreement, including the plan of merger.

The SHFL board of directors believes that if the number of shares of SHFL common stock present in person or represented at the special meeting and voting in favor of the merger proposal is not sufficient to approve and adopt the merger agreement, it is in the best interests of the holders of SHFL common stock to enable the board to continue to seek to obtain a sufficient number of additional votes to approve and adopt the merger agreement.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Under our amended and restated bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of SHFL stock which are present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The SHFL board of directors recommends that the SHFL shareholders vote “FOR” the adjournment proposal.

MARKET PRICE OF SHFL COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NASDAQ under the symbol “SHFL”. As of the record date, SHFL had [—] shares of SHFL common stock issued and outstanding and SHFL had approximately [—] holders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on the NASDAQ and the dividends declared per share in the periods shown.

	Common Stock		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
Fiscal Year Ending October 31, 2013
First Quarter	15.00	12.35	—	—
Second Quarter	17.22	14.54	—	—
Third Quarter	23.08	15.19	—	—
Fourth Quarter (as of August 21, 2013)	22.80	22.72	—	—

Fiscal Year Ended October 31, 2012
First Quarter	12.99	10.12	—	—
Second Quarter	18.77	12.79	—	—
Third Quarter	17.90	11.75	—	—
Fourth Quarter	16.23	13.14	—	—

Fiscal Year Ended October 31, 2011
First Quarter	11.80	9.07	—	—
Second Quarter	11.57	8.65	—	—
Third Quarter	11.35	8.71	—	—
Fourth Quarter	10.88	7.35	—	—

On July 15, 2013, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on the NASDAQ were $18.78 and $18.22 per share, respectively, and the closing sale price on that date was $18.70 compared to which the merger consideration represents a premium of approximately 24.3%. On [—], 2013, the last trading day before the date of this proxy statement, the high and low sale prices for our common stock as reported on the NASDAQ were $[—] and $[—] per share, respectively, and the closing price on that date was $[—].

No cash dividends were paid on our common stock during this current 2013 fiscal year or in either fiscal years 2012 or 2011. Our ability to pay future cash dividends will depend upon, among other things, our earnings, anticipated expansions, capital requirements, compliance with limitations under our revolving credit facility, and our financial condition. Furthermore, under the terms of the merger agreement, SHFL is generally prohibited from declaring, authorizing, making or paying any dividend or distribution. We do not expect to pay cash dividends in the foreseeable future.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 19, 2013, concerning “beneficial” ownership of our common stock, as that term is defined in the rules and regulations of the SEC, by: (i) each director; (ii) each “named executive officer”, as that term is defined in Item 402(a)(3) of SEC Regulation S-K; and (iii) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested options that are immediately exercisable or exercisable within 60 days, restricted share units and restricted shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Shares of Common Stock
Name of Beneficial Owner(1)	Owned(2)	Options Exercisable and Restricted Share Units Vesting Within 60 Days(3)	Total Beneficially Owned(4)	Percent of Class(5)
Michael Gavin Isaacs	31,288	59,881	91,169	*
Linster W. Fox	157	40,000	40,157	*
Louis J. Castle, II	12,400	66,568	78,968	*
Roger Snow	4,155	32,574	36,729	*
Kathryn S. Lever	8,615	16,744	25,359	*
Gary Saunders	76,753	221,090	297,843	*
John R. Bailey	55,580	151,357	206,937	*
Daniel M. Wade	16,580	49,357	65,937	*
Eileen F. Raney	21,580	26,107	47,687	*
A. Randall Thoman	16,696	27,929	44,625	*

All directors and executive officers as a group (10 persons)	243,804	691,607	935,411	1.63%

(*)	Less than 1% of the outstanding shares of the Company’s common stock.
(1)	The business address for each person is c/o SHFL entertainment, Inc., 6650 El Camino Road, Las Vegas, NV 89118.
(2)	Includes restricted shares awarded under the Shuffle Master, Inc. 2004 Equity Incentive Plan (as Amended and Restated on January 28, 2009) and the Shuffle Master, Inc. 2004 Equity Incentive Plan for Non-Employee Directors. These restricted shares are subject to forfeiture if certain conditions, determined at the time of grant, are not satisfied.
(3)	Represents options held by the individual that are exercisable as of August 19, 2013 or within 60 days thereafter. This column also includes restricted share units that vest within 60 days of August 19, 2013 as noted in footnotes 4 and 5 below. Restricted share units are equity awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.
(4)	Represents the sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of August 19, 2013.
(5)	The percentage shown is based upon 56,623,747 shares of common stock issued and outstanding as of August 19, 2013 adjusted to include shares of common stock that could be issued upon the exercise of outstanding options and restricted share units held by that person that are currently exercisable or exercisable within 60 days of August 19, 2013. Shares underlying these options and restricted share units, however, are not considered outstanding when computing the percentage ownership of any other person.

The following table sets forth information regarding ownership of outstanding shares of the Company’s common stock by those individuals or groups who have advised the Company, or regarding whom the Company has obtained information as of August 19, 2013, that they own more than five percent (5%) of all outstanding shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(1)
EdgePoint Investment Group Inc., Cymbria Corporation, EdgePoint Global Growth & Income Portfolio, EdgePoint Global Portfolio, St James’s Place Global Equity Trust Unit(2)	5,982,784	10.57%
150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada
Eagle Asset Management, Inc.(3)	5,266,068	9.30%
880 Carillon Parkway St. Petersburg, Florida 33716
BlackRock, Inc.(4)	4,143,854	7.32%
40 East 52nd Street New York, New York 10022
The Vanguard Group, Inc.(5)	3,415,604	6.03%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	The percentage shown is based upon 56,623,747 shares of common stock issued and outstanding as of August 19, 2013.
(2)	The amount shown and the information contained in this footnote are derived from the Schedule 13G of EdgePoint Investment Group Inc., Cymbria Corporation, EdgePoint Global Growth & Income Portfolio, EdgePoint Global Portfolio and St James’s Place Global Equity Trust Unit (collectively, the “EdgePoint group” dated April 2, 2013, which represents holdings as of March 18, 2013 and based on information provided by the EdgePoint group, the EdgePoint group has the shared power to vote (or direct the voting of) and shared power to dispose of all 5,982,784 shares.
(3)	The amount shown and the information contained in this footnote are derived from the Schedule 13G of Eagle Asset Management, Inc. dated January 29, 2013, which represents holdings as of December 31, 2012 and based on information provided by Eagle Asset Management, Inc. Eagle Asset Management, Inc. has the sole power to vote (or direct the voting of) and sole power to dispose of all 5,266,068 shares.
(4)	The amount shown and the information contained in this footnote are derived from the Schedule 13G of BlackRock, Inc. dated February 8, 2013, which represents holdings as of December 31, 2012 and based on information provided by BlackRock, Inc., BlackRock, Inc. has the sole power to vote (or direct the voting of) and sole power to dispose of all 4,143,854 shares.
(5)	The amount shown and the information contained in this footnote are derived from the Schedule 13G of The Vanguard Group dated February 13, 2013, which represents holdings as of December 31, 2012 and based on information provided by The Vanguard Group, The Vanguard Group has the sole power to vote (or direct the voting of) 82,215 shares, sole power to dispose of 3,335,739 shares and shared power to dispose of 79,865 shares.

OTHER MATTERS

As of the date of this proxy statement the SHFL board of directors has not received notice of any shareholder proposals and does not intend to propose any other matters for shareholder action at the special meeting other than as described in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participation in any future shareholder meetings. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed and the 2014 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our By-laws, as described below.

Any proposal that a shareholders wishes to include in proxy materials for our 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received on or before Saturday, October 5, 2013, in order to consider including them in our proxy materials for that meeting. Except as otherwise permitted under Rule 14a-8, in order for a matter to be acted upon at an annual meeting, notice of shareholder proposals and other nominations must be delivered to us in accordance with the provisions of Article II, Section 2.12 of our amended and restated bylaws not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or delivered or such public disclosure of the date of the annual meeting was made, whichever first occurs. All notices must be delivered to our General Counsel at 6650 El Camino Road, Las Vegas, NV 89118. Provided we do not change our meeting date, the submission period for notices of shareholder proposals (other than shareholder proposals submitted pursuant to Rule 14a-8) and director nominations will extend from Thursday, November 14, 2013, to Saturday, December 14, 2013. As of the date of this proxy statement, the SHFL board of directors has not received notice of any shareholder proposals for the 2014 annual meeting.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by SHFL through the Investor Relations section of our website, and the “Financial Reports and Filings” tab therein. The website address is www.shfl.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to our Corporate Secretary at SHFL entertainment, Inc., 6650 El Camino Road, Las Vegas, NV 89118, Attn: Corporate Secretary, or by calling the Corporate Secretary at (702) 897-7150.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, filed with the SEC on December 21, 2012;

•

our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2013, filed with the SEC on March 4, 2013, and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2012, filed with the SEC on June 4, 2013;

•	our 2013 Annual Proxy Statement filed with the SEC on February 1, 2013; and

•

our Current Reports on Form 8-K filed with the SEC on November 5, 2012, December 17, 2012, January 31, 2013, March 4, 2013, March 18, 2013, June 4, 2013, July 16, 2013, July 17, 2013, July 18, 2013 and July 26, 2013.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

SHFL entertainment, Inc.

Attention: Corporate Secretary

6650 El Camino Road

Las Vegas, NV 89118

(702) 897-7150

You may also obtain documents incorporated by reference by requesting them by telephone from Innisfree M&A Incorporated, our proxy solicitor, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833. Documents should be requested by [—], 2013 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of SHFL since the date of this proxy statement or that the information herein is correct as of any later date.

Bally and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Bally and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [—], 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

BALLY TECHNOLOGIES, INC.,

MANHATTAN MERGER CORP.,

and

SHFL ENTERTAINMENT, INC.

Dated as of July 15, 2013

A-i

A-ii

A-iii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2013, is made by and among Bally Technologies, Inc., a Nevada corporation (“Parent”), Manhattan Merger Corp., a Minnesota corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and SHFL entertainment, Inc., a Minnesota corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, including the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”), and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend that the shareholders of the Company approve this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, and (iv) directed that this Agreement, including the Plan of Merger, be submitted to such shareholders for approval and adoption;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its sole shareholder, (ii) approved this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend that the sole shareholder of Merger Sub approve this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, and (iv) directed that this Agreement, including the Plan of Merger, be submitted to such sole shareholder for approval and adoption;

WHEREAS, Bally Gaming, Inc., a Nevada corporation, as the sole shareholder of Merger Sub, has approved and adopted this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“6.5(e) Notice” shall have the meaning set forth in Section 6.5(e).

“6.12 Indemnitees” shall have the meaning set forth in Section 6.12(b).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less restrictive of the Third Party in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall not prohibit the making or amending of any Acquisition Proposal and (b) shall not otherwise prohibit compliance by the Company with any of the provisions set forth in Section 6.5.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(c).

“Alternative Financing” shall have the meaning set forth in Section 6.11(d).

“Antitrust Approvals” shall have the meaning set forth in Section 7.1(b).

“Antitrust Divestiture Action” shall have the meaning set forth in Section 6.3(b).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Las Vegas, Nevada or New York, New York are authorized or obligated by Law or executive order to close.

“Bylaws” shall have the meaning set forth in Section 4.1.

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.5(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to pension, retirement, group insurance, excess or supplemental benefits, vacation, stock options, restricted stock, restricted stock units, phantom shares, stock purchases, equity-related compensation, incentive compensation, deferred compensation, bonus, severance, change-in-control, retention, fringe benefits or other employment terms or employee benefits, including individual employment, consulting, change in control and severance agreements, whether or not subject to ERISA, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, or for which the Company or its Subsidiaries could reasonably be expected to have any liability (contingent or otherwise).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Committee of Disinterested Directors” shall have the meaning set forth in Section 4.24(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, effect, development or circumstance which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, sabotage, war or any escalation or worsening thereof; (v) the negotiation, execution, announcement or consummation of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority), and any suit, action or proceeding arising therefrom or in connection therewith); (vi) any action taken as expressly permitted or required by this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 to conduct its business in the ordinary course pursuant to the first paragraph of Section 6.1 shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or any action taken at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); or (viii) changes, effects, developments or circumstances arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; provided, further, that, with respect to clauses (i), (ii), (iii), and (iv), the impact of such change, effect, development or circumstance, is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.17.

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Plans” shall mean any of the Shuffle entertainment, Inc. 2012 Stock Incentive Plan, the Shuffle Master, Inc. 2004 Equity Incentive Plan (as amended and restated on January 28, 2009), the Shuffle Master, Inc. 2004 Equity Incentive Plan for Non-Employee Directors (as amended and restated on December 31, 2008), the Shuffle Master, Inc. 2003 Stock Option Plan for Non-Employee Directors, the Shuffle Master, Inc. 2002 Stock Option Plan and the Shuffle Master, Inc. Restated Outside Directors’ Option Plan (January 2002).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Company Restricted Share” shall mean each restricted share of Company Common Stock granted pursuant to the Company Plans.

“Company Restricted Share Unit” shall mean each restricted share unit or deferred stock unit granted pursuant to the Company Plans, excluding Performance Units.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Confidentiality Agreement” shall mean the confidentiality agreement dated April 19, 2013 between Parent and the Company.

“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease, purchase order or license.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Credit Facility” shall mean the Senior Secured Credit Agreement, dated as of October 29, 2010, as amended by Amendment No. 1, dated as of May 31, 2012, (and as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Facility Agreement”), by and among the Company, the Credit Facility Lenders and the Credit Facility Agent and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Agent” shall mean Wells Fargo Bank, National Association, in its capacity as administrative agent under the Credit Facility Agreement.

“Credit Facility Agreement” shall have the meaning set forth in the definition of “Credit Facility” in this Section 1.1.

“Credit Facility Lenders” shall mean the several banks and other financial institutions or entities from time to time that are parties to the Credit Facility Agreement.

“D&O Insurance” shall have the meaning set forth in Section 6.6(c).

“Damages” shall have the meaning set forth in Section 8.2.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Debt Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Disclosed Conditions” shall have the meaning set forth in Section 5.7(e).

“Dissenter’s Rights” shall have the meaning set forth in Section 3.5(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b).

“Divestment” shall have the meaning set forth in Section 6.3(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall have the meaning set forth in Section 4.26.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries) based on or under Environmental Law or arising out of or resulting from: (i) the Release of Hazardous Substance at any location; or (ii) exposure to any Hazardous Substance.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, transport or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and/or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and/or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Fee Letter” shall mean any fee letter entered into in connection with the Debt Commitment Letter.

“Financing Agreements” shall have the meaning set forth in Section 5.7(b).

“Financing Parties” shall have the meaning set forth in Section 9.10(c).

“Financing Source” shall mean the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letters or Financing Agreements), in each case, in connection with the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns; it being understood that Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Foreign Benefit Plan” shall mean each material benefit plan that is comparable to a Company Benefit Plan and that is maintained pursuant to the Laws of a country other than the United States.

“GAAP” shall mean the United States generally accepted accounting principles.

“Gaming Approvals” shall have the meaning set forth in Section 6.3(c).

“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations.

“Gaming Law” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casino, or online gaming products and services or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” shall mean any United States (federal, state or local), tribal, or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau or commission, including any Gaming Authority.

“Hazardous Substance” shall mean substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials”, “petroleum”, “petroleum by-product”, or words of similar import under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as shareholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall mean all intellectual property rights, including all U.S. and foreign (i) patents, innovation patents, utility models, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, inter partes reviews (IPRs), post-grant reviews, substitutions, and extensions thereof, (ii) trademarks, service marks, logos, and domain names, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data and technology supporting the foregoing, (v) trade secrets and rights in other confidential information, including rights in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity and other rights to use the names and likeness of individuals, (vii) rights in designs, and (viii) applications and registrations for the foregoing.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters who have been brought “over the wall” by the Company with respect to the Company’s sale process and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters.

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws (including statutory and common laws), rules, regulations or Orders promulgated or recognized by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Lien” shall mean liens (statutory or otherwise), claims, mortgages, encumbrances, pledges, easements, rights-of-way, covenants, conditions, restrictions, options, rights of first offer or refusal, third party rights, limitations on voting rights, encroachments, title defects, security interests or charges of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership), excluding restrictions imposed by securities laws.

“Macquarie Capital” shall have the meaning set forth in Section 4.23.

“Marketing Period” shall mean the first period of thirty (30) consecutive calendar days after the date of this Agreement throughout which Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.12(a); provided, that such thirty (30) consecutive-day-period shall not commence until five (5) days after the Company’s delivery of such Required Financial Information; provided, further, that (a) if such period has not ended prior to August 19, 2013, then such period will not commence until September 3, 2013, (b) such period shall not be required to be consecutive to the extent it would include November 28, 2013 through December 1, 2013 (which dates shall not count for the purposes of the thirty (30) consecutive-day-period), (c) if such period has not ended prior to December 24, 2013, then such period will not commence until January 2, 2014, (d) such period shall not be required to be consecutive to the extent it would include January 18, 2014 through January 20, 2014 (which dates shall not count for the purposes of the thirty (30) consecutive-day-period), (e) such period shall not be required to be consecutive to the extent it would include February 15, 2014 through February 17, 2014 (which dates shall not count for the purposes of the thirty (30) consecutive-day-period) and (f) such period shall not be required to be consecutive to the extent it would include April 18, 2014 through April 21, 2014 (which dates shall not count for the purposes of the thirty (30) consecutive-day-period); provided, further, that notwithstanding anything to the contrary in this Agreement, the last date of the Marketing Period shall not be after May 1, 2014, at which time the Marketing Period will be deemed to have completed.

“Material Company Lease” shall mean any Company Lease which has annual rent obligations in excess of $500,000 and has a remaining term (excluding any renewal options), as of the date of this Agreement, in excess of three (3) years.

“MBCA” shall mean the Minnesota Business Corporation Act, as amended.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(d).

“New Plans” shall have the meaning set forth in Section 6.9(a)(iii).

“NYSE” shall mean the New York Stock Exchange.

“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by, before or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall have the meaning set forth in Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance which, individually or in the aggregate, has or would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Unit” shall mean each equity-based unit that is subject to performance-based conditions and is granted pursuant to a Company Plan.

“Performance Unit Payment” shall have the meaning set forth in Section 3.3(a)(ii).

“Permitted Liens” shall mean (a) any Lien for Taxes or utilities not yet due or delinquent and Liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, in an amount for which adequate accruals or reserves have been established on the financial statements of the Company (if such accruals or reserves are required pursuant to GAAP); (b) any zoning and other land use restrictions; (c) Liens that will be removed prior to or on the Merger Closing; (d) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, provided, however, that, such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (e) except as set forth on Section 1.1(b) of the Company Disclosure Letter, Liens disclosed on existing title reports or existing surveys provided to Parent; (f) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property; provided, however, that such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (g) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practice; provided, however, that the underlying obligations (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceeding; (h) rights of parties in possession pursuant to Company Leases disclosed to Parent; (i) licenses or other grants of rights to use Intellectual Property Rights or (j) Liens which are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been made available to Parent.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Plan of Merger” shall have the meaning set forth in the recitals to this Agreement.

“Proceeding” shall have the meaning set forth in Section 4.12.

“Proposed Changed Terms” shall have the meaning set forth in Section 6.5(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.2(c).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (i) it has no further comments on the Proxy Statement, or (ii) it does not intend to review the Proxy Statement; provided, however, in the case of clause (ii), the Proxy Statement Clearance Date shall not be earlier than the date which is ten (10) days following the date on which the Proxy Statement is initially filed with the SEC.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, of Hazardous Substances.

“Representatives” shall mean, with respect to any Person, the following: any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Financial Information” shall have the meaning set forth in Section 6.12(a).

“Required Gaming Approvals” shall have the meaning set forth in Section 7.1(c).

“Required Payment Amount” shall have the meaning set forth in Section 5.7(d).

“Requisite Shareholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(d).

“Restricted Award Payment” shall have the meaning set forth in Section 3.3(a)(iii).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Minnesota.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Solvent” shall have the meaning set forth in Section 5.11.

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean (i) any and all federal, provincial, state, local, foreign and other taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation, taxes or other charges on or with respect to, or in the nature of, income, franchises, windfall or other profits, gross receipts, alternative minimum, property, sales, use, capital stock, consumption, goods and services, social services, lease, service, service use, payroll, employment, wages, social security, workers’ compensation, unemployment compensation, pension, health insurance, severance, occupation, premium, net worth excise, withholding, ad valorem, stamp, transfer, value added, gains, escheat, license, registration and documentation fees; customs’ duties, tariffs, and similar charges, (ii) any liability for payments of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of any group of entities for any period or otherwise through operation of Law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Claim” shall have the meaning set forth in Section 4.16(d).

“Tax Returns” shall mean returns, reports, information statements, declarations, estimates, forms, elections, certificates or other documents, including any schedule or attachment, or amendment and supplement, thereto, with respect to Taxes required or permitted to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Third Party” shall mean any Person or group other than the Company, Parent, Merger Sub and their respective Affiliates.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“US Benefit Plan” shall mean each Company Benefit Plan that primarily provides benefits and/or compensation to individuals located in the United States and/or their dependents.

“US Company Employees” shall have the meaning set forth in Section 6.9(a)(i).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “SHFL entertainment, Inc.” as the surviving corporation (the “Surviving Corporation”), shall succeed and assume all the rights and obligations of Merger Sub in accordance with the MBCA and shall continue to be governed by the laws of the State of Minnesota.

Section 2.2 Merger Closing. The closing of the Merger (the “Merger Closing”) will take place at 10:00 a.m., Las Vegas time, on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the corporate headquarters of the Company located in Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Merger Closing), then the Merger Closing shall occur instead on the Business Day following the satisfaction or (to the extent permitted by Law) waiver of such conditions after the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no fewer than three (3) Business Days’ prior notice to the Company, (b) the final day of the Marketing Period, subject in each case to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Merger Closing) or (c) on such other date or time as agreed to in writing by the parties hereto. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3 Effective Time. As promptly as reasonably practicable on the Merger Closing Date, the parties shall cause the articles of merger (the “Articles of Merger”), with respect to the Merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA to be filed with the Secretary of State, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 6.6, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit B attached hereto, in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Board of Directors. From and after the Effective Time, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

Section 2.7 Officers. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Cancellation of Company Securities. Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (in each case, other than shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties), Parent, Merger Sub or any other wholly owned Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) and, except as provided in Section 3.5, any shares of Company Common Stock the holder of which (i) has not voted in favor of approval of the Merger and adoption of the Plan of Merger, (ii) has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and (iii) as of the Effective Time has not effectively withdrawn or lost such dissenter’s rights (the “Dissenting Shares”)), shall be converted into the right to receive $23.25 in cash (such sum, the “Merger Consideration”), without interest. For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a), the Company Restricted Shares (which are addressed in Section 3.3) and, except as provided in Section 3.5, the Dissenting Shares) immediately prior to the Effective Time and (y) the Merger Consideration. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in the first sentence of this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) in accordance with Section 3.2, the Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them. Pursuant to Section 3.2(c)(ii), holders of Book-Entry Shares shall have the right to receive, in accordance with Section 3.2, the Merger Consideration without any requirement to deliver Certificates or a letter of transmittal.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Equitable Adjustment. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock of the Company, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration and any other similarly dependent item shall be equitably adjusted, without duplication, to reflect such change to provide the holders of shares of such capital stock of the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to prevent Parent or Merger Sub from exercising any remedies that may be available to them as a result of any such change.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that Wells Fargo Bank N.A. Shareholder Services is acceptable, for the payment of the Merger Consideration as provided in Section 3.1(b). Substantially concurrently with the filing of the Articles of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than holders of such shares to be canceled pursuant to Section 3.1(a) and, except as provided in Section 3.5, the Dissenting Shares) cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Nothing contained in this Section 3.2 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) and (ii) applied promptly to making the payments pursuant to Section 3.1(b). Except as provided in Section 3.2(d) or Section 3.2(f), the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.

(b) As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instruction shall be substantially as reasonably agreed by the Company and Parent and prepared prior to Merger Closing.

(c) Surrender Procedures.

(i) Certificates. Following the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 3.5, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the applicable former shareholders of the Company one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Parent or the Surviving Corporation for payment of their claims for Merger Consideration in respect thereof.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3 Equity Awards and Employee Stock Purchase Plan.

(a) Treatment of Options; Performance Units; Restricted Shares; Restricted Share Units.

(i) Company Options. As of the Effective Time, each Company Option that is outstanding and unexercised as of the date of this Agreement and immediately prior to the Effective Time (whether vested or unvested), shall be canceled without any action on the part of any holder of such Company Option in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, the Option Cash Payment. For purposes of this Agreement, “Option Cash Payment” means, with respect to any such Company Option, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price payable per share of Company Common Stock issuable under such Company Option, less any applicable withholding Taxes. For the avoidance of doubt, any such Company Option for which the exercise price per share of Company Common Stock is equal to or greater than the Merger Consideration shall be cancelled immediately prior to the Effective Time (whether vested or unvested) without payment of any additional consideration to the holder thereof.

(ii) Company Performance Units. As of the Effective Time, each Performance Unit that is outstanding as of the date of this Agreement and immediately prior to the Effective Time shall be canceled without any action on the part of any holder of such Performance Unit in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, the Performance Unit Payment. The “Performance Unit Payment” means, with respect to any such Performance Unit, a cash payment equal to the product of (A) the number of vested Performance Units as of the Effective Time (after taking into account change in control or other vesting provisions in the Company Plans and the award agreements governing the applicable Performance Units) multiplied by (B) the Merger Consideration, less any applicable withholding Taxes.

(iii) Company Restricted Shares; Restricted Share Units. As of the Effective Time, each Company Restricted Share and each Company Restricted Share Unit that is outstanding as of the date of this Agreement and immediately prior to the Effective Time, whether vested or unvested, shall be canceled in full and the holder thereof shall be entitled to receive in consideration for such cancellation, as promptly as reasonably practicable following the Effective Time, a cash payment equal to the Merger Consideration, less any applicable withholding Taxes (the “Restricted Award Payment”).

(iv) Certain Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall use commercially reasonable efforts to effectuate the foregoing provisions of this Section 3.3.

(v) Manner of Making Payment. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Option Cash Payments, all Performance Unit Payments and all Restricted Award Payments, in each case, as required pursuant to this Section 3.3(a) and shall cause the Surviving Corporation to make such payments to all holders of Company Options, Company Restricted Share Units, Performance Units and Company Restricted Shares, as applicable, as promptly as practicable following the Effective Time, and in any event, within five (5) Business Days thereafter.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 302A.471 of the MBCA, and who has properly exercised and perfected his or her demand for appraisal rights under Section 302A.473 of the MBCA (the “Dissenter’s Rights”), shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 3.1(b), but instead the holders of such Dissenting Shares shall be entitled to the payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with its Dissenter’s Rights. In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in the following sentence. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, effectively withdrawn or lost his or her right to appraisal under the Dissenter’s Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the Dissenter’s Rights shall cease and such shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.1(b).

(b) The Company shall provide prompt written notice to Parent of any demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to the Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for Dissenting Shares shall be returned by the Paying Agent to Parent, upon demand; provided, that Parent shall remain liable to pay, or cause the Surviving Corporation to pay, the Merger Consideration with respect to any shares of Company Common Stock covered by the third sentence of Section 3.5(a).

Section 3.6 Withholdings. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Option Cash Payment, the Performance Unit Payment and the Restricted Award Payment, as applicable, and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Restricted Shares, Company Performance Units or Company Restricted Share Units, or any other Person, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.7 Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the applicable merger consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company, in each case since October 31, 2010 or incorporated by reference into any such document and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent that they are predictive or forward-looking in nature, in each case, other than any specific factual information contained therein); provided, however, that in no event shall any disclosure in any such form, report, schedule, statement or other document qualify or limit the representations and warranties of the Company set forth in Section 4.2, Section 4.3, Section 4.22, Section 4.23, Section 4.24, or Section 4.25, or (ii) disclosed in any corresponding section of the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (a) is a corporation or legal entity duly organized or formed, validly existing and (with respect to jurisdictions that recognize such concept) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted, except, in the case of any Subsidiary of the Company, where the failure to be so organized or formed, existing and (with respect to jurisdictions that recognize such concept) in good standing or to have such power and authority would not be material and adverse to the Company and its Subsidiaries, taken as a whole, and (b) is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The copies of the Amended and Restated Articles of Incorporation of the Company (the “Charter”) and Amended and Restated Bylaws of the Company (the “Bylaws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, true, complete and correct copies of such documents. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 4.2 Capitalization; Subsidiaries. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 151,875,000 shares of Company Common Stock. As of July 12, 2013, (i) 56,563,459 shares of Company Common Stock were issued and outstanding (including 81,737 outstanding Company Restricted Shares) and (ii) there were no shares of Company Common Stock held in treasury. As of July 12, 2013, there were 7,407,870 shares of Company Common Stock reserved for issuance under Company Plans (including, as of July 12, 2013, outstanding Company Options to purchase 2,696,210 shares of Company Common Stock, 76,600 Performance Units and 670,815 shares subject to outstanding Company Restricted Share Units). Except as set forth above, as of July 12, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) Except as set forth in Section 4.2(a) and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, bonds, debentures, notes, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any other equity or equity-based awards, whether settled in cash or other property, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Except as set forth in Section 4.2(a), there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of or that restricts the transfer of any capital stock, other voting securities or equity interests of the Company or any Subsidiary of the Company.

(c) As of the date of this Agreement, (i) except as would not constitute a Company Material Adverse Effect, all Company Options and other equity-based awards under the Company Plans have been granted in compliance with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s Charter and Bylaws as in effect at the time of the applicable grant and (ii) except as would not be material to the Company and its Subsidiaries taken as a whole, (w) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are legally and beneficially owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of all Liens, (x) the Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than the Subsidiaries of the Company, (y) no shares of capital stock of the Company are owned by any Subsidiary of the Company and (z) all outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining, at the Shareholders’ Meeting, the approval of the Merger and the adoption of the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Shareholder Approval, as well as the filing of the Articles of Merger with the Secretary of State as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

(b) The Company Board, by resolutions adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, unanimously (i) determined that this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend that the shareholders of the Company approve this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”), and (iv) directed that such matter be submitted for the consideration of the shareholders of the Company at the Shareholders’ Meeting.

(c) Assuming the accuracy of the representation in Section 5.12, the Requisite Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary under the Charter and Bylaws and by Law (including the MBCA) for the Company to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger.

Section 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Shareholder Approval, conflict with or violate the Charter or Bylaws, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or impairment of rights under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute a Company Material Adverse Effect.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except pursuant to (i) the Exchange Act, the Securities Act or state securities or “blue sky” Laws, (ii) the HSR Act and any other applicable U.S. or non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004/EC of the European Community, as amended (“Foreign Antitrust Laws” and, together with the HSR Act, “Antitrust Laws”), (iii) the MBCA and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) Gaming Laws, (v) the rules of the NASDAQ, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute a Company Material Adverse Effect.

(c) As of the date of this Agreement, to the Knowledge of the Company, there are no facts or circumstances with respect to the Company, its Subsidiaries or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to the Company or any of its Subsidiaries under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 4.5 Permits and Licenses. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, findings of suitability and orders of or from a Governmental Authority (including all authorizations under Gaming Laws) necessary for the Company and its Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as it is now being conducted (the “Company Permits”), other than those Company Permits with respect to which the failure to possess would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 4.5 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Company Permits. Except, individually or in the aggregate, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all such Company Permits are in full force and effect and (ii) none of the Company or its Subsidiaries is in default (with or without notice or lapse of time or both) or violation of any such Company Permit. Neither the Company nor any of its Subsidiaries has received any written notice since October 31, 2010 from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit, in each case, in any material and adverse respect, any Company Permit. To the Knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions providing grounds for any suspension, revocation or withdrawal of any Company Permit other than (a) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (b) to the extent resulting from, directly or indirectly, (i) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)) or (ii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals.

Section 4.6 Compliance with Laws.

(a) The Company and its Subsidiaries are in compliance with, and have not received written notice of any default or violation of, any Laws (other than Gaming Laws) applicable to the Company or any of its Subsidiaries or their respective business or operations or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for instances of noncompliance, default or violation that would not constitute a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance with, and have not received written notice of any material default or violation of, any Gaming Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case, except for the instances of non-compliance, default or violation that would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of the Company products or services and all Internet websites owned, maintained or operated by the Company or its Subsidiaries and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information, in each case, except for the instances of non-compliance that would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no claims are pending, or, to the Knowledge of the Company, are threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any Person alleging a violation of such Person’s privacy or confidentiality rights or rights relating to personal information.

Section 4.7 Company SEC Documents; Financial Statements.

(a) Since October 31, 2010, the Company has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished prior to the date of this Agreement by the Company with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) except with regard to the financial statements contained therein, which are addressed in Section 4.7(b), did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since October 31, 2010 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company, (i) there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC and (ii) none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is, or since October 31, 2010 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations, consolidated cash flows and (except in the case of the Company’s Quarterly Report filings with the SEC on Form 10-Q) changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and (iii) have been prepared in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since October 31, 2010 and to the date of this Agreement, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Since October 31, 2010, (i) neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley Act.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information derived from Parent’s public SEC filings or supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9 Disclosure Controls and Procedures. The Company (a) has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (b) since October 31, 2010 and to the date of this Agreement, has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” or “material weakness” in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and (iii) any credible and material claim or allegation regarding any of the foregoing of which the Company has Knowledge. As and to the extent described in the Company SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.10 Absence of Certain Changes or Events. Since October 31, 2012, and to the date of this Agreement, except for matters in connection with the transactions contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and (b) there has not been any change, effect, development or circumstance that constitutes, or would be reasonably expected to constitute, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Liabilities. Except (a) as and to the extent reflected or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, which would not be material to the Company and its Subsidiaries, taken as a whole, (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations that would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.12 Absence of Litigation. There is no claim, suit, action, litigation, arbitration, mediation, proceeding or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that constitutes, or would be reasonably expected to constitute, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order of any Governmental Authority that constitutes a Company Material Adverse Effect. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries and (y) no such Proceeding is threatened, in either case that is reasonably likely to have a Company Material Adverse Effect.

Section 4.13 Environmental Matters. Except as would not constitute a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all Environmental Permits necessary to carry on their respective businesses as they are now being conducted, and compliance with the terms and conditions thereof) and there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) during the time of its ownership or occupation of a property, the Company and its Subsidiaries have not caused or permitted and, to the Knowledge of the Company, are not otherwise liable for, any Releases of Hazardous Substances on, at, in or underneath any property, whether currently or previously owned or leased by the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that all matters with respect to compliance with, or liabilities arising under, Environmental Laws or respecting Hazardous Substances shall be excluded from all other representations and warranties in this Article IV. The representations and warranties contained in this Section 4.13 shall be the exclusive representations and warranties with respect to such matters.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14 of the Company Disclosure Letter lists the name of each material US Benefit Plan and each material Foreign Benefit Plan. With respect to each such US Benefit Plan and Foreign Benefit Plan, the Company has made available to Parent prior to the date of this Agreement copies of the following: (i) the most recent Company Benefit Plan documents and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law); (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date of this Agreement and relating to any Company Benefit Plan, (vi) the most recent actuarial report and/or financial statements relating to any Company Benefit Plan and (vii) a written description of any material US Benefit Plan or material Foreign Benefit Plan that is not in writing. Except as specifically set forth in the foregoing documents made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved.

(b) Each US Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code and all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or, to the extent not required to be made or paid on or prior to the date of this Agreement, have been fully reflected on the Company’s financial statements in accordance with GAAP, except, in each case, for issues of non-compliance that would not constitute a Company Material Adverse Effect. There are no pending, or to the Knowledge of the Company, threatened, material investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits in the ordinary course) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

(c) No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has ever sponsored, contributed to or incurred any liability (contingent or otherwise) with respect to any Multiemployer Plan or any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a)

of the Code, and, to the Knowledge of the Company nothing has occurred since the date of such determination or opinion letter that has adversely affected or is reasonably likely to adversely affect such qualification or tax-exempt status.

(e) Each Foreign Benefit Plan has been administered in compliance with its terms and operated in material compliance with applicable Laws. Each Foreign Benefit Plan required to be registered or approved by a non-U.S. Governmental Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that has adversely affected or is reasonably likely to adversely affect such status.

(f) No Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code, ERISA or similar Law of any state or foreign jurisdiction and at no expense to the Company or any of its Subsidiaries.

(g) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that would reasonably be expected to result in material liability. Neither the Company, nor any Subsidiary or ERISA Affiliate maintain any “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and other applicable Law.

(h) Each US Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in all material respects the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and the final Treasury Regulations promulgated thereunder, and has been operated since November 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (iii) cause or result in a limitation on the right of the Company and its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code.

(j) Section 4.14(j) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Company Option, Company Restricted Share, Company Restricted Share Unit, or other equity-based award outstanding under any Company Plan, the number of shares of Company Common Stock issuable or amount payable thereunder and, if applicable, the exercise or conversion price relating thereto. The per share exercise price or purchase price for each Company Option was equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the applicable Company Plan on the effective date of the corporate action effectuating the grant of such Company Option.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) domain names, in each case, owned by the Company or any of its Subsidiaries. The Intellectual Property Rights set forth on Section 4.15(a) of the Company Disclosure Letter are subsisting, and to the Company’s Knowledge, valid and enforceable. The Company or its Subsidiaries exclusively own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Intellectual Property Rights set forth on Section 4.15(a) of the Company Disclosure Letter and all other material Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use, and to the extent applicable, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, perform, display, license and dispose of all material Intellectual Property Rights as currently used or exploited by the Company and its Subsidiaries in the business of the Company or any of its Subsidiaries.

(c) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and other transactions contemplated by this Agreement will: (i) materially impair the right of the Company or any of its Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Intellectual Property Rights owned, purported to be owned or licensed as currently used or exploited by the Company or any of its Subsidiaries or (ii) result in or require the licensing or non-assertion of any material Intellectual Property Rights of the Parent or its Affiliates (other than the Company and its Subsidiaries).

(d) As of the date of this Agreement, there is no pending, or to the Company’s Knowledge, threatened Proceeding against the Company or any of its Subsidiaries concerning the validity, enforceability or ownership of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries or the right of the Company or any of its Subsidiaries to use or otherwise exploit any Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries. None of the Intellectual Property Rights owned by the Company or any of its Subsidiaries are subject to any Order restricting in any material manner the use, distribution, transfer, licensing or other exploitation by the Company or any of its Subsidiaries of such Intellectual Property Rights or the Company’s (or its applicable Subsidiary’s) ownership thereof.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted and as has been conducted since October 31, 2010 does not infringe upon or misappropriate, and has not infringed upon or misappropriated, any Intellectual Property Rights of any other Person, except for any such infringement or misappropriation that would not constitute a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since October 31, 2010 through the date of this Agreement, and, since the date of this Agreement except as would not constitute or would not be reasonably expected to constitute a Company Material Adverse Effect, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of its Subsidiaries (including in the form of an unsolicited written offer from a third party to license Intellectual Property Rights of such third party, or any written requests for indemnification from any Person in respect of claims of infringement asserted against such Person) that has not been settled or otherwise fully resolved. To the Company’s Knowledge, no other Person has infringed in any material manner any Intellectual Property Rights owned by the Company or any of its Subsidiaries since October 31, 2010 through the date of this Agreement, and none of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement.

(f) Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a material trade secret of the Company or any of its Subsidiaries. Except with respect to Intellectual Property Rights that the Company or its Subsidiaries already own by operation of Law, the Company or one of its Subsidiaries has secured valid written assignments from (i) all current and former employees of the Company or any of its Subsidiaries who have contributed to the development of material Intellectual Property Rights that are being used in the conduct of the Company’s and its

Subsidiaries’ businesses, and (ii) all current and former consultants and contractors who developed or created any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries that are being used in the conduct of the Company’s and its Subsidiaries’ businesses and that the Company or its Subsidiaries purport to own. Neither the Company nor any of its Subsidiaries has developed jointly with any other party any material Intellectual Property Rights with respect to which such other party has any ownership rights.

(g) No source code of any software that is owned by the Company or any of its Subsidiaries and is material to the business of the Company or its Subsidiaries has been licensed or otherwise provided by the Company or any of its Subsidiaries to a third party other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries who are bound by confidentiality obligations with respect to such source code.

(h) The Company and its Subsidiaries have taken commercially reasonable steps to protect software used or created by the Company and its Subsidiaries from any disabling codes or instructions and any viruses or other intentionally created, undocumented contaminants that are intended to be used to access, modify, delete, damage or disable any internal computer systems (including software) of the Company and its Subsidiaries. To the Company’s Knowledge, as of the date of this Agreement, the software distributed by the Company and its Subsidiaries to third parties is free of any significant bugs, errors, or similar impediments to the functionality of such software for its intended purpose. To the Company’s Knowledge, there have been no breaches of security that resulted in a disclosure of any material trade secrets owned by the Company or any of its Subsidiaries.

(i) The Company has not distributed, licensed or otherwise used any Open Source Materials in any manner that has resulted or will result in any material proprietary software of the Company or its Subsidiaries being required to be (i) disclosed or distributed in source code form or (ii) delivered at no charge or otherwise being dedicated to the public.

(j) Neither the Company nor any of its Subsidiaries is currently participating, has participated in the past in a manner that is continuing, or currently has applied for future participation in, any standards-setting organization or industry body, consortium or other similar multi-party special interest group whereby the Company or any of its Subsidiaries agreed to license or assign any material Intellectual Property Rights.

Section 4.16 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws and such Tax Returns are true and complete in all material respects;

(b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate taxing authority all material Taxes (whether or not shown on any Tax Return) due and payable or required by applicable Law to be withheld and remitted, or (i) where payment is not yet due, (A) with respect to Taxes incurred prior to the date of the most recent financial statements contained in the Company SEC Documents, has established an adequate accrual in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents and (B) with respect to Taxes incurred after the date of the most recent financial statements contained in the Company SEC Documents, has not incurred any material Taxes other than those Taxes incurred in the ordinary course of business in amounts consistent with prior years (adjusted for changes in ordinary course business operations) or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents.

(c) There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d) There is no audit, examination, investigation, inquiry, claim, suit or other proceeding (“Tax Claim”) pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax. No written claim has been made by any governmental authority in a jurisdiction where either the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(e) Neither the Company nor the Subsidiaries have agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, United States taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of (i) a change in method of accounting for Tax purposes for a taxable period ending on or prior to the Merger Closing Date (including by reason of Section 481 of the Code or any similar provisions of state, local, or foreign law), (ii) any installment sale or open transaction disposition made on or prior to the Merger Closing Date, (iii) any prepaid amount received on or prior to the Merger Closing Date, (iv) any election under Section 108(i) of the Code; (v) any agreement with a taxing authority (including a gain recognition agreement and a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign Law; (vi) any Tax holiday or Tax exemption, (vii) an intercompany transaction or excess loss account (as described in Treasury Regulations under Section 1502 of the Code) or (viii) the dual consolidated loss provisions of Section 1503(d) of the Code.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax indemnity or Tax sharing agreement, (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or (iii) at any point in the preceding seven (7) years, has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which the Company was at all times the common parent corporation.

(h) No material Tax ruling, Tax holiday or other agreement with any governmental authority with respect to Taxes will expire, be revoked or otherwise terminate prior to the stated or applicable term thereof as a result of the Merger. The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday, and other agreement in all material respects.

(i) No Subsidiary of the Company that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code that has not been properly reported as such in a United States federal income tax return made available to Parent.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(k) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2); and

(m) For the purposes of this Section 4.16, where the context permits, each reference to the Company or any of its Subsidiaries shall include a reference to any current or former Subsidiary of the Company and any other Person for whose Taxes the Company or any of its Subsidiaries could be held liable under applicable Law.

Section 4.17 Material Contracts.

(a) Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract, a true, correct and complete copy of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that:

(i) constitutes, or would be required to be filed by the Company as, a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) creates (or governs the operation of) a joint venture, alliance or partnership that is material to the operation of the Company and its Subsidiaries, taken as whole, other than any such joint venture, alliance or partnership that is between or among the Subsidiaries of the Company and/or the Company;

(iii) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement, which has not yet been consummated, pursuant to which the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of $1,000,000;

(iv) is a Contract, other than a purchase order, with a supplier to the Company or its Subsidiaries of components or materials for use in (x) the products or (y) the services of the Company or its Subsidiaries and involves payments by the Company or its Subsidiaries to such supplier, individually or in the aggregate, in excess of $1,000,000 per year;

(v) is a Contract with a customer of the Company, or any of its Subsidiaries, set forth on Schedule 4.21 of the Company Disclosure Schedule and involves payments to the Company or any of its Subsidiaries in excess of $500,000 per year;

(vi) with respect to any acquisition or disposition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000 per year;

(vii) relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $3,500,000 other than any such Contract among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $3,500,000;

(viii) obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $3,500,000;

(ix) is entered into between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand, other than in the ordinary course of business;

(x) constitutes (A) a material license for Intellectual Property Rights granted to the Company or its Subsidiaries, other than with respect to commercially available “off-the-shelf” software or other commercially readily available hardware or software licensed to the Company or any of its Subsidiaries pursuant to a standard end-user license agreement, (B) a material license for

Intellectual Property Rights granted by the Company or its Subsidiaries, (C) to the extent not already included in subsection (B), any other exclusive license for Intellectual Property Rights granted by the Company or its Subsidiaries, other than in the ordinary course of business, (D) any Contract limiting the Company’s or any of its Subsidiaries’ rights to use or enforce material Intellectual Property Rights owned by the Company or any Subsidiary, including covenants not to sue or co-existence agreements or (E) any Contract including any assignment by the Company or any of its Subsidiaries of material Intellectual Property Rights in the last twelve (12) months, excluding employee invention assignment contracts;

(xi) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries; or

(xii) to the Knowledge of the Company, (A) other than Contracts with distributors, prohibits the Company or any of its Subsidiaries from (x) engaging or competing in any material line of business, in any geographical location or with any Person or (y) selling any products or services of or to any other Person or in any geographic region or (B) grants the other party or any third Person “most favored nation” status.

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, is in full force and effect, except as would not constitute a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its Subsidiaries has received any written notice of any material breach or default under any Company Material Contract. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to set forth in Section 4.17 of the Company Disclosure Letter and, a Company Material Contract shall not include, any contract that (x) is terminable upon ninety (90) days (or less) notice without material penalty or premium, (y) will be fully performed or satisfied at or prior to the Effective Time or (z) has a remaining term (excluding any renewal options), as of the date of this Agreement, of one (1) year or less; provided, that this sentence shall not apply with respect to Contracts with respect to the Company’s iGaming business.

Section 4.18 Real Property.

(a) Except as would not constitute a Company Material Adverse Effect, as of the date of this Agreement, the Company or one of its Subsidiaries has good and valid fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens). Section 4.18(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the Owned Real Property. As of the date of this Agreement there are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the Material Company Leases (the “Leased Real Property”), including a street address or other description of the premises leased and the Company or Subsidiary that leases the same. Copies of all Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent. Except as would not constitute a Company Material Adverse Effect, as of the date of this Agreement, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Material Company Lease, free and clear of all Liens (other than Permitted Liens). The Company is not in material default under any Material Company Lease. Each Material Company Lease is in full force and effect and is the valid and binding obligation of the Company or Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party (or parties) thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries has received any written notice of any material event of default under any of the Material Company Leases, nor to the Knowledge of the Company is there any condition or event which, with notice or lapse of time or both, would constitute a material default under a Material Company Lease.

(c) Except as would not reasonably be expected to constitute a Company Material Adverse Effect, as of the date of this Agreement, the Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.19 Labor Matters. Neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement with a labor union in the United States or any agreement (other than agreements applicable by Law) with any works council, labor union or other similar labor organization outside the United States. Since October 31, 2010, neither the Company nor any of its Subsidiaries has been the subject of any proceeding or charges before the National Labor Relations Board, or any similar labor regulatory body outside the United States, including but not limited to any proceeding or charges asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since October 31, 2010, any labor strike, walkout, work stoppage, or lockout involving the Company or any of its Subsidiaries, except for any such (i) proceeding or charges or (ii) labor strike, walkout, work stoppage or lockout which would not have a Company Material Adverse Effect. To the Knowledge of the Company, since October 31, 2010, neither the Company nor any or its Subsidiaries has been the subject of any labor organizing efforts with respect to any of its or their employees. During the period from October 31, 2010 to the date of this Agreement, neither the Company nor any of its Subsidiaries has been the subject of any labor disputes or labor arbitration proceeding, except for any such disputes or proceeding the outcome of which would not constitute a Company Material Adverse Effect. As a result of the transactions contemplated by this Agreement, including the Merger, except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (a) are not required to provide notification to or engage in consultation with, or (b) will provide any required notification to or engage in consultation with, any labor union, works council or other similar labor organization.

Section 4.20 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not constitute a Company Material Adverse Effect.

Section 4.21 Suppliers and Customers. Section 4.21 of the Company Disclosure Letter sets forth the names of the ten (10) largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve (12) month period ended on October 31, 2012) and the ten (10) largest suppliers of component parts used by the Company and its Subsidiaries in the manufacturing of gaming machines (as measured by aggregate cost of items or services purchased for the twelve (12) month period ended on October 31, 2012). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any (i) dispute with any such customer or supplier or (ii) breach of any Contract with such party by the Company or its Subsidiaries, that, in either case, would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has notified any such customer or supplier in writing of any material dispute or material breach of any such Contract by such customer or supplier.

Section 4.22 Certain Payments. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective Representatives acting or purporting to act on behalf of the Company) has (a) used or is using, or has offered to use, directly or indirectly, any funds or other assets for any illegal contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) used or is using, or has offered to use, any funds or other assets for any direct or indirect unlawful payments to any foreign or domestic government officials or employees or political parties, (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other foreign or domestic anti-bribery or anti-corruption laws, (d) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) made or is making, or has offered to make, any bribe, payoff, influence payment, kickback, unlawful rebate or other unlawful payment of any nature.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”) on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the consideration to be received by the holders (other than Parent, Merger Sub and their respective Affiliates) of outstanding Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view, and a true, correct and complete copy of such opinion has been or will be promptly made available to Parent solely for informational purposes (it being agreed that none of Parent nor Merger Sub, nor any of their respective Affiliates, shareholders or Representatives shall have any right to rely on such opinion).

Section 4.24 Minnesota Business Corporations Act.

(a) Assuming the accuracy of the representation contained in Section 5.12, no further action is required by the Company Board or any committee thereof (including the Company Committee of Disinterested Directors) or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) A committee of disinterested (as defined in Section 302A.673 Subd. 1(d)(3) of the MBCA) directors of the Company Board (such committee, the “Company Committee of Disinterested Directors”) has unanimously adopted resolutions approving this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, which approval, to the extent applicable constituted approval under the provisions of Section 302A.673, Subd. 1 of the MBCA, as a result of which this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, are not and will not be subject to the restrictions on business combinations under the provisions of Section 302A.673 of the MBCA. The Company Board has unanimously adopted resolutions approving this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, which approval, to the extent applicable, constituted approval under the provisions of Section 302A.011, subds. 38 (d) and/or (h) of the MBCA, as a result of which this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger, are not and will not be subject to the restrictions on control share acquisitions under the provisions of Section 302A.671 of the MBCA.

(c) There is no other state anti-takeover statute or regulation, any takeover-related provision in the Charter or Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.25 Brokers. No broker, finder or investment banker (other than Macquarie Capital) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available, solely for informational purposes, to Parent a true and complete copy of any Contract between the Company and Macquarie Capital pursuant to which Macquarie Capital could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room for Project Manhattan run by IntraLinks, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and (with respect to jurisdictions that recognize such concept) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, where the failure to be so qualified or licensed or to be in good standing (with respect to jurisdictions that recognize such concept) would not constitute a Parent Material Adverse Effect. The organizational or governing documents of Parent and Merger Sub (collectively, the “Parent Organizational Documents”), which, with respect to Parent, as are most recently filed with the SEC and with respect to Merger Sub, as provided to the Company, are, in each case, true, complete and correct copies of such documents. Parent has previously provided to the Company true and complete copies of the certificate of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents.

Section 5.2 Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Debt Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Debt Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Debt Financing (other than, with respect to the consummation of the Merger, the filing of the Articles of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger, and the Debt Financing, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b), including all Gaming Approvals, have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Debt Financing, any Lien required or permitted thereunder) on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not constitute a Parent Material Adverse Effect.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, and the Debt Financing, or performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except pursuant to the Exchange Act, the Securities Act, state securities or “blue sky” Laws, any applicable Antitrust Laws or Gaming Laws, filing and recordation of appropriate merger documents as required by the MBCA and the rules of the NYSE and such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute a Parent Material Adverse Effect.

Section 5.4 Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened in writing against either Parent or Merger Sub as would constitute a Parent Material Adverse Effect.

Section 5.5 Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any shareholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (c) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, in each case, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7 Financing; Available Funds.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed (i) debt commitment letters from Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Union Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Goldman Sachs Bank USA (collectively, the “Lenders”), dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto and (subject to the proviso set forth below) together with the related Fee Letter, collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Parent and/or Merger Sub for the purpose of funding the transactions contemplated by this Agreement and the refinancing of Parent’s existing senior secured credit facility (if required thereby) (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, an accurate and complete copy has been delivered to the Company with redaction of the fee amounts, market flex provisions, and other customary redactions.

(b) As of the date of this Agreement, the Debt Commitment Letters, in the forms provided to the Company by Parent, and any definitive agreements with respect to the Debt Financing (which definitive agreements, whether entered into before or after the date of this Agreement are referred to collectively in this Agreement as the “Financing Agreements”) are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date of this Agreement, no Debt Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect.

(c) As of the date of this Agreement, neither Parent nor Merger Sub nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Debt Commitment Letters or Financing Agreements, and to Parent’s knowledge no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default or failure to satisfy a condition precedent on the part of Parent or Merger Sub or any other Person under any of the Debt Commitment Letters or Financing Agreements or (ii) otherwise result in any portion of the Debt Financing not being available. As of the date of this Agreement, neither Parent nor Merger Sub have received any notice or other communication from any Lender or any party to any of the Debt Commitment Letters or Financing Agreements with respect to (i) any actual or potential breach or default on the part of Parent, Merger Sub or any other party to any of the Debt Commitment Letters or Financing Agreements or (ii) any intention of such party to terminate any of the Debt Commitment Letters or Financing Agreements or to not provide all or any portion of the Debt Financing. As of the date of this Agreement, Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letters and Financing Agreements): (x) have no reason to believe that, assuming the satisfaction of the conditions set forth in Section 7.1, Section 7.2(a), Section 7.2(b) and Section 7.2(d) and the completion of the Marketing Period, they will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing; and (y) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 7.1, Section 7.2(a), Section 7.2(b) and Section 7.2(d) and the completion of the Marketing Period, would reasonably be expected to (1) cause any of the Debt Commitment Letters or Financing Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, or (2) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letters to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Merger Closing). Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date of this Agreement.

(d) Assuming the satisfaction of the conditions set forth in Section 7.1, Section 7.2(a), Section 7.2(b) and Section 7.2(d), the aggregate proceeds from the Debt Financing, when taken together with the Parent’s and its Subsidiaries cash and cash equivalents, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide Parent with the funds necessary for Parent to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including for Parent to pay the aggregate Merger Consideration, the aggregate Option Cash Payments, the aggregate Restricted Award Payments, the aggregate Performance Unit Payments and the aggregate amount of any repayment or refinancing of debt, if any, contemplated by this Agreement or the Debt Commitment Letters and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing (such amounts, collectively, the “Required Payment Amount”).

(e) As of the date of this Agreement, there are no and, except as consistent with Section 6.11, there will not be any conditions precedent or other contingencies related to the obligation of any party to any of the Debt Commitment Letters or Financing Agreements to fund or invest, as applicable, the full amount (or any portion) of the Debt Financing, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “market flex” provisions, other than as expressly set forth in the Debt Commitment Letters as in effect on the date of this Agreement (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and none of Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letters (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters). As of the date of this Agreement, there are no side letters and (except for the Debt Commitment Letters and the Financing Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender, Financing Source or other Person relating to the Debt Financing or the Debt Commitment Letters that could adversely affect the availability of the Debt Financing. Other than as set forth in the Debt Commitment Letters delivered to the Company on or prior to the date of this Agreement, there are no conditions precedent relating to the funding of the full amount of the Debt Financing that would, or could reasonably be expected to, (i) impair the validity of the Debt Commitment Letters, (ii) reduce the aggregate amount of the Debt Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause any Debt Commitment Letters to be ineffective, or (v) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

(f) Except with respect to the Persons set forth in Section 5.7(f) of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has entered into any contract, agreement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the transactions contemplated hereby or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal.

Section 5.8 Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Debt Financing).

Section 5.9 Gaming Approvals and Licensing Matters. Since June 30, 2008, none of Parent, Merger Sub or, to the Knowledge of Parent, any of their respective officers, directors, or Affiliates, any existing beneficial owner of five percent (5%) or more of the voting stock of Parent, or any lender under the Debt Commitment Letters, in each case who or which will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended. As of the date of this Agreement, to the Knowledge of Parent, there are no facts or circumstances with respect to Parent, Merger Sub, or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to Parent or Merger Sub under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 5.10 Investment Intention. Parent is acquiring through the Merger, the shares of capital stock of the Company or the Surviving Corporation, as applicable, for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 5.11 Solvency. Each of Parent and Merger Sub is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Parent’s obligations to consummate the Merger, each of (x) the Surviving Corporation and its Subsidiaries, in each case, on a consolidated basis, will, after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any Alternative Financing and the payment of the Required Payment Amount, be Solvent, at and immediately after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.12 MBCA Section 302A.671; Ownership of Company Securities. Neither Parent nor Merger Sub, nor or any affiliate or associate of either of the foregoing, is, nor at any time during the last four (4) years has either Parent or Merger Sub, or any affiliate or associate of either of the foregoing, been, an “interested shareholder” of the Company as defined in Section 302A.011 of the MBCA. Parent and its Subsidiaries, affiliates and associates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.13 Management Agreements. Other than this Agreement, as of the date of this

Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Company’s Affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14 Brokers. Other than Goldman Sachs & Co. and Groton Partners, each of whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.15 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, and with respect to Contracts referenced in Section 6.1(i)(A) only, shall be deemed given if Parent has not responded to the Company’s request for such consent within five (5) Business Days), (iii) as may be permitted or required pursuant to this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to preserve substantially intact their respective business organizations, preserve their respective assets (including, without limitation, Intellectual Property Rights), rights and properties in good repair and condition, keep available the services of their respective current officers, employees and consultants and preserve their respective goodwill and relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with each of them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision; and (y) the Company shall not and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Charter or, in any material respect, the Bylaws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock; provided, however that the Company may issue shares upon the exercise of any Company Option or the vesting of any Company Restricted Share Unit or Performance Unit;

(c) (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company; (ii) split, combine or reclassify or amend the terms of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other securities except for repurchase of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment or any other repurchases, in each case, to the extent required by any Company Plan;

(d) except as and to the extent required pursuant to existing written agreements or Company Benefit Plans or Foreign Benefit Plans in effect as of the date of this Agreement, or written agreements for newly hired employees entered into in the ordinary course of business, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees of the Company or any of its Subsidiaries except for merit increases in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus compensation review process conducted each year and the award and payment of customary annual bonuses), (ii) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Company or any of its Subsidiaries, except for merit increases and annual incentive bonuses in the ordinary course of business consistent with past practice, (iii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iv) enter into any employment agreement (other than offer letters to new hires in the United States or customary employment agreements for internationally located new hires in the ordinary course of business) with any employee or executive officer of the Company (except (x) to the extent necessary to replace a departing employee who is not an executive officer and who receives compensation and benefits consistent with that provided to the departing employee, (y) for employment agreements terminable on less than thirty (30) days’ notice without penalty or in accordance with applicable Law, and (z) for extension of employment agreements in the ordinary course of business consistent with past practice), (v) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such plan, trust, fund, policy or arrangement, or (vi) forgive any loans or issue any loans to directors, officers, or employees of the Company or any of its Subsidiaries;

(e) grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date of this Agreement;

(f) acquire (including by merger, consolidation, or acquisition of stock or assets) any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to (i) acquisitions of majority interests in any corporation, partnership, limited liability company, other business organization or of any division or material amount of assets with collective purchase prices not exceeding $5,000,000 in the aggregate and (ii) any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(g) dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets (other than Intellectual Property Rights, which are covered in Section 6.1(n) below) of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to existing Contracts;

(h) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person except for indebtedness (i) incurred under the Company’s existing credit facilities (including revolving credit facilities) or incurred to replace, renew, extend, refinance or refund any existing indebtedness, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, (iii) incurred under letters of credit in the ordinary course of business, (iv) as otherwise required in the ordinary course of business consistent with past practice in all material respects or (v) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries; provided, that any indebtedness incurred under clauses (i) through (iii) above shall not, at any time outstanding, exceed, in the aggregate, $20,000,000;

(i) (x) other than in the ordinary course of business, consistent with past practice, materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Contract that is material to the Company and its Subsidiaries, taken as a whole or (y) enter into (A) any Contract (other than an employment, consulting, non-disclosure or confidentiality Contract or a Contract entered into in connection with the settlement of infringement actions with respect to Intellectual Property Rights, in each case, in the ordinary course of business consistent with past practice) with respect to the Company’s iGaming business which cannot be terminated without material penalty upon notice of ninety (90) days or less and has an initial term of more than two (2) years, (B) any Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less which, if entered into prior to the date of this Agreement, would be a Company Material Contract described in clause (ii), (vi), (viii), (ix), (xi) or (xii) of such definition or (C) any other Company Material Contract outside the ordinary course of business consistent with past practice, other than, in the case of this clause (y), Contracts entered into in compliance with Section 6.1(f);

(j) make any material change in its financial, tax or accounting methods, practices or principles, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, (iv) as disclosed in the Company SEC Documents or (v) as recommended by the Company’s independent auditors;

(k) waive, release, assign, settle or compromise any (X) governmental complaint (other than those related to Taxes, which shall be governed by Section 6.1(l)) or (Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning this Agreement) other than settlements of, or compromises for, any litigation (I) where the amounts paid or to be paid are (A) covered, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any material increase in the premiums due under such policies or (B) otherwise less than $5,000,000 in the aggregate or (II) that do not impose equitable relief on, or the admission of wrongdoing by the Company or any of its Subsidiaries;

(l) make, rescind or modify any material Tax election, change any accounting methods, principles, procedures or practices for Tax purposes, file any amended Tax Return or claim for refund or credit of Taxes, file any Tax Return other than consistent with past practices, extend or request an extension of the limitations period on the assessment or collection of Taxes, or settle or compromise any material Tax liability or Tax Claim;

(m) fail to maintain insurance consistent with past practices for the business of the Company and its Subsidiaries, taken as a whole;

(n) (i) sell, assign, transfer, pledge or mortgage any Intellectual Property Rights, except for non-material Intellectual Property Rights in the ordinary course of business consistent with past practice; (ii) grant any licenses of Intellectual Property Rights or covenants not to sue (other than Intellectual Property Rights with respect to the Company’s iGaming business) except for licenses or covenants not to sue granted in the ordinary course of business consistent with past practice; (iii) abandon or cease to prosecute any Intellectual Property Rights set forth on Section 4.15(a) of the Company Disclosure Letter or any other Intellectual Property Rights, unless the Company or its Subsidiaries has determined in its reasonable business judgment that any such Intellectual Property Rights, or the further prosecution thereof, are no longer necessary for or desirable in the conduct of the business of the Company or its Subsidiaries; or (iv) grant any licenses of, or covenants not to sue regarding, any Intellectual Property Rights with respect to the Company’s iGaming business which cannot be terminated without material penalty upon notice of ninety (90) days or less and have an initial term of more than two (2) years;

(o) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(p) commence any material action other than (i) an action as a result of an action commenced against the Company or any of its Subsidiaries, (ii) in connection with the transactions contemplated by this Agreement or (iii) in the ordinary course of business consistent with past practice that would not reasonably be expected to result in the payment of money damages in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(q) change its fiscal year;

(r) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries, other than in the ordinary course of business;

(s) enter into any new line of business outside of its existing business;

(t) enter into any new lease of real property or amend the terms of any existing lease of real property, except for those leases that (i) are entered into or amended in the ordinary course of business; (ii) impose liabilities in the aggregate, over the duration of the lease term, of not more than $1,000,000; and (iii) have a term not longer than one (1) year (including any option to renew thereunder, whether or not actually exercised);

(u) acquire any real property except with respect to properties acquired for a purchase price of not more than $2,500,000;

(v) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $2,500,000; or

(w) enter into any written agreement to do any of the foregoing.

Section 6.2 Proxy Statement; Shareholders’ Meeting.

(a) Preparation and Filing of Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (and in any event no later than forty (40) calendar days after the date of this Agreement), the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.5(c) or Section 6.5(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. Each of the parties hereto shall use their commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response, and shall give due consideration to all reasonable additions, deletions, or changes suggested thereto by Parent, Merger Sub and their counsel.

(b) Covenants of Parent with Respect to the Proxy Statement. Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Mailing of Proxy Statement; Shareholders’ Meeting. The Company, in consultation with Parent, shall, as promptly as practicable (and in any event within ten (10) Business Days following the Proxy Statement Clearance Date), (x) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Shareholders’ Meeting”), (y) as promptly as reasonably practicable following such record date, mail (or cause to be mailed) to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting a Proxy Statement (such date, the “Proxy Date”) and (z) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall duly call, convene and hold the Shareholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company, in its reasonable judgment and following consultation with Parent, shall determine the length of any period for the solicitation of proxies from its shareholders and, furthermore, that the Company may postpone, recess or adjourn the Shareholders’ Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. Once the Company has established a record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Bylaws. Unless the Company Board shall have effected a

Change in Recommendation, the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NASDAQ. The Company agrees that its obligations pursuant to the first sentence of this Section 6.2(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Change in Recommendation.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.3 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the provisions of Section 6.3(b), each of the parties hereto shall (and shall cause its applicable Affiliates and Subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the parties agrees to use its reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or non-actions by, any Governmental Authority (including Gaming Authorities) or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and any other applicable Antitrust Law necessary to start any applicable waiting period and including under Gaming Laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement, including the Merger, under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent, (iii) vigorously defend or contest any claims, lawsuits, actions or other legal proceedings, whether judicial or administrative and whether brought by a Governmental Authority or any third party, challenging this Agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) oppose any request by any Governmental Authority or any other person for any divestiture, hold separate condition, or any other restriction with respect to any assets, businesses, or product lines of either Parent or the Company, provided, however, that Parent and Merger Sub, subject to the limitations on Antitrust Divestiture Actions set forth in Section 6.3(b), shall use reasonable best efforts to ensure that the Merger closes before the Termination Date and to eliminate any impediments thereto, and (v) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b) Without limiting the general obligations of Parent or Merger Sub under Section 6.3(a), Parent and Merger Sub agree to promptly take, and to cause their respective Affiliates to take, and, notwithstanding anything to the contrary contained in this Agreement, including Section 6.1, the Company and its Affiliates shall be permitted to take (without affecting any representation, warranty, covenant or condition in this Agreement), any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses (or agreeing to change or modify any course of conduct regarding future operations or otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein), (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may be conditioned upon consummation of the transactions contemplated by this Agreement) (each an “Antitrust Divestiture Action”), as are required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or delaying the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither Parent nor Merger Sub shall be required to take or agree to take any Antitrust Divestiture Action if, (aa) as a result of such Antitrust Divestiture Action, Parent, the Company, or any of their respective Subsidiaries would be foreclosed, precluded, or prohibited from, or in any way limited in, producing, marketing, selling, offering for sale, deriving any revenue from or otherwise owning all or any portion of the Company’s iGaming assets (including social gaming content and other iGaming assets) if such Antitrust Divestiture Action would reasonably be expected to have a material impact on the iGaming business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (bb) as a result of such Antitrust Divestiture Action, Parent, the Company, or their respective Subsidiaries would be foreclosed, precluded, or prohibited from, or in any way limited in, producing, marketing, selling, offering for sale, deriving any revenue from or otherwise owning the assets (including intellectual property assets or licenses), categories of assets, subsidiaries, affiliates, or businesses that are currently utilized or planned to be utilized by the Parent or its Subsidiaries for either (A) each of the Company’s and Parent’s respective proprietary iGaming platforms or (B) each of the Company’s and Parent’s respective proprietary remote gaming servers or (cc) in the aggregate, the Antitrust Divestiture Action would exceed the “Detriment Limit.” For purposes of this Agreement, (x) an Antitrust Divestiture Action would exceed the Detriment Limit if the assets, businesses or product lines required to be divested or held separate (the “Divestment”) in order to obtain actions or non-actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals under Antitrust Laws accounted for more than $35,000,000 of gross revenues, on a consolidated basis, for the twelve months ended October 31, 2012 and (y) revenues associated with any Divestment of all or any portion of the Company’s iGaming business shall not be counted towards the Detriment Limit. The Company and its Affiliates hereby agree to take all necessary steps to achieve any Antitrust Divestiture Action requested by Parent and Merger Sub; provided, however, that, the Company and its Subsidiaries shall not be required to take, and Parent and Merger Sub shall not take, any such action which would bind the Company or its Subsidiaries in respect of any matter if the Merger Closing does not occur. Further, and for the avoidance of doubt, Parent will not take any actions that would preclude, impair or delay the consummation of the Merger. Each of the parties hereto shall promptly (and, in the case of the HSR Act, in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law, and thereafter promptly make any other required submissions under the HSR Act and any other applicable Antitrust Law, in each case, with respect to the transactions contemplated hereby, including the Merger. In furtherance and not in limitation of the foregoing or anything else in this Section 6.3, each party agrees to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or early termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any other Antitrust Law as soon as practicable. The transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby, including the Merger, beyond the Termination Date.

(c) Without limiting the general obligations of Parent or Merger Sub under Section 6.3(a), Parent and Merger Sub agree to promptly take, and to cause their respective Affiliates to take, and, notwithstanding anything to the contrary contained in this Agreement, including Section 6.1, the Company and its Affiliates shall be permitted to take (without affecting any representation, warranty, covenant or condition in this Agreement), any and all steps necessary to avoid or eliminate each and every impediment and obtain all licenses, approvals and consents under any Gaming Laws that may be required by any Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including taking any and all steps necessary to (i) as promptly as practicable after the date of this Agreement, obtain all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required under applicable Gaming Laws to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to acquire, own and operate the Company (collectively, “Gaming Approvals”); (ii) make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to this Agreement and the transactions contemplated hereby, including the Merger, as required under the Gaming Laws; (iii) schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; (iv) comply with the terms and conditions of any and all of the foregoing as necessary to obtain the Gaming Approvals; and (v) avoid any action or proceeding by any Gaming Authority challenging the consummation of transactions contemplated hereby. Parent and its Representatives and Affiliates shall (A) file or cause to be filed (x) (i) with respect to the Required Gaming Approvals, within thirty (30) calendar days after the date of this Agreement and (ii) with respect to all other Gaming Approvals, within forty-five (45) calendar days after the date of this Agreement, all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (including in all such cases, where appropriate indications of further information to come by supplementary filing) and (y) as promptly as practicable after the date of this Agreement all other required applications and documents in connection with obtaining the Gaming Approvals, (B) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings (if applicable), (C) act diligently and promptly to pursue the Gaming Approvals, (D) cooperate with the Company in connection with the making of all filings referenced in the preceding sentence, (E) promptly notify the Company of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals and supply the Company with copies of all correspondence (other than to the extent privileged) between Parent or any of its Representatives and Affiliates and any Gaming Authority with respect to Gaming Approvals and (F) otherwise keep the Company reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Company upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

(d) Subject to applicable Law, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential). Neither party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by this Agreement with a Governmental Authority without giving the other party a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such other party’s participation or attendance in the communication or meeting); provided, however, that Parent and Merger Sub shall be entitled to direct the antitrust defense of the Merger in any investigation or litigation by, or any negotiation regarding any antitrust issues or proposed remedies with, any Governmental Authority or any other person seeking to challenge the Merger and the Company shall (x) not make any offer, acceptance, or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, timing agreements, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent, and (y) use its reasonable best efforts to provide full and effective support of Parent and Merger Sub in all material respects in all such negotiations and discussions to the extent requested by Parent and Merger Sub.

Section 6.4 Access to Information; Confidentiality. From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will, and will cause its Subsidiaries to, provide to Parent and its authorized Representatives (x) reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective properties, assets, books, contracts, commitments, personnel and records as Parent may reasonably request, (y) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (z) such financial and operating data (including Tax Returns filed and those in preparation and the workpapers of the Company, its Subsidiaries and its auditors) of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (a) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) violate any applicable Laws, (iii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries or (iv) breach any agreement of the Company or any of its Subsidiaries with any Third Party; provided, that each party shall use its commercially reasonable efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access or disclosure; or (b) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto. All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder.

Section 6.5 Acquisition Proposals.

(a) Except as otherwise provided in this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, (i) initiate, solicit or knowingly encourage, directly or indirectly, the making of any Acquisition Proposal or (ii) engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any Third Party relating to an Acquisition Proposal, other than informing Third Parties of the provisions contained in this Section 6.5. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Requisite Shareholder Approval is obtained at the Shareholders’ Meeting, in the event that the Company receives a written Acquisition Proposal, the Company and the Company Board and their Representatives may engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any Third Party making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, however, that (x) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available to Parent substantially concurrently with it being so furnished to such Third Party.

(c) Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or so modify), the Company Board Recommendation or (B) adopt a formal resolution approving, adopting or recommending any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or allow the Company or any of its Subsidiaries to execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with any Third Party relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, the Company Board may make a Change in Recommendation if the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties to the shareholders of the Company under applicable Law.

(d) Without limiting Section 6.5(c), in response to a written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) and, concurrently with such termination, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) unless the Company (x) has complied with its obligations set forth in Section 6.5(e), and (y) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) and Section 6.5(d), (x) unless the Company shall have provided to Parent five (5) Business Days’ prior written notice (the “6.5(e) Notice”) advising Parent that the Company Board intends to take such action (and (unless a copy of the relevant proposed transaction agreement has been provided to Parent) specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and the identity of the Third Party making any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement, and (y):

(i) during such five (5) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to implement changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., Las Vegas time, on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined (after consultation with its outside counsel and financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

(it being understood that any material revision or amendment to the terms of such Superior Proposal shall require a new 6.5(e) Notice and, in such case, all references to five (5) Business Days in this Section 6.5(e) shall be deemed to be two (2) Business Days).

(f) The Company shall promptly (and in any event within forty-eight (48) hours of receipt) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (excluding the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall keep Parent reasonably informed in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence thereof, any material change to the terms thereof) of any such Acquisition Proposal, including furnishing copies of any material written inquiries, correspondence and draft documentation.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s shareholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Acquisition Proposal, (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s shareholders) or (iii) making any disclosure not of the type provided in clauses (i) or (ii) above to the Company’s shareholders that is reasonably required by applicable Law; provided, however, that any disclosures permitted under this Section 6.5(g) shall not, in themselves, constitute a Change in Recommendation or form a basis for Parent to terminate this Agreement pursuant to Section 8.1(d)(ii).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company (based on fair market value, as determined in good faith by the Company Board); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company (based on fair market value, as determined in good faith by the Company Board).

(ii) “Superior Proposal” shall mean an Acquisition Proposal (the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines, in its good faith judgment, after consultation with its outside counsel and financial advisors, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), now existing in favor of the Indemnitees as provided in the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or in any Contract between such Indemnitee and the Company or any of its Subsidiaries (in each case as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement and any transactions contemplated hereby, in either case, to the fullest extent permitted by (i) the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement), (ii) any indemnification agreement of the Company or its Subsidiaries or other applicable Contract as in effect on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees or (iii) applicable Law. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and Bylaws and the Company’s Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b) Without limiting the provisions of Section 6.6(a), to the fullest extent the Company would have been permitted to do so under applicable Law, Parent and the Surviving Corporation will pay in advance of the final disposition of any claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of a written affirmation by the Indemnitee of a good faith belief that the criteria for indemnification set forth in MBCA Section 302A.521 subd. 2 have been satisfied and a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c) Prior to the Effective Time, at the Company’s option, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date of this Agreement. If such “tail” prepaid policy has been obtained by either the Company or the Surviving Corporation prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the date of this Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. To the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

(e) The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such Person may have under the Charter or Bylaws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation, under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f) Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6 and use its reasonable best efforts to ensure that a Person no less financially viable than the Surviving Corporation (in the event the Effective Time occurs) remains responsible for the obligations of such party under this Section 6.6.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any written notice of any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, or (d) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder and any failure to make such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent) have been satisfied or give rise to any right of termination to any party hereto under Article VIII.

Section 6.8 Public Announcements. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and neither the Company nor Parent (nor any of their respective Affiliates) shall issue any such press release or make any such other public announcement prior to such consultation, except that no such consultation shall be required to the extent otherwise provided by this Agreement or with respect to any disclosures as may be required by Law, Order, court process, the applicable rules of the NASDAQ or the NYSE or any listing agreement with the NASDAQ or the NYSE. Notwithstanding any other provision of this Agreement, (i) the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.8 shall not apply to any disclosure by Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9 Employee Matters.

(a) U.S. Continuing Employees.

(i) During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who are located in the United States (“US Company Employees”) a base salary or wage rate at least equal to the US Company Employees’ base salary or wage rate in effect as of immediately prior to the Effective Time and other compensation and benefits that are, in the aggregate, comparable to those provided to similarly situated employees of Parent and its Subsidiaries.

(ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations under any Company Benefit Plan in accordance with the terms thereof as in effect on the date of this Agreement.

(iii) For purposes of eligibility and vesting (but not for benefit accrual other than determining the level of paid time off and severance pay accrual) under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any US Company Employees after the Merger Closing (the “New Plans”), each US Company Employee shall be credited with his or her years of service with the Company (including any predecessor), the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Merger Closing, to the same extent as such US Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall US Company Employees be entitled to service credit to the extent such service credit would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each US Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such US Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any US Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) International Continuing Employees. Except as may otherwise be required by applicable Law, for the one (1)-year period commencing at the Effective Time, the employment of the employees of the Company and the Subsidiaries of the Company located outside of the United States shall continue with Parent, the Surviving Corporation or a Subsidiary thereof on terms and conditions of employment, including compensation and benefit plans and arrangements (including vacation policies, retirement benefits, health, welfare and fringe benefits, and any severance or similar arrangements), that are, in the aggregate, comparable to those provided by Parent to similarly situated employees of Parent, or such other terms and conditions of employment as may be required by applicable Law.

(c) Nothing contained in this Agreement shall create any third party beneficiary rights in any continuing employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits that may be provided to any continuing employee by the Parent or Surviving Corporation or under any benefit plan that the Parent or Surviving Corporation may maintain) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, any benefit plan of Parent or the Surviving Corporation or any Company Benefit Plan, and nothing in this Agreement, express or implied, is intended to, or does, constitute the establishment of, or an amendment to, any benefit plan of Parent or the Surviving Corporation or any Company Benefit Plan.

(d) Nothing contained in this Agreement shall confer upon any continuing employee any right with respect to continued employment by the Parent or Surviving Corporation, nor shall anything herein interfere with the right of the Parent or Surviving Corporation to terminate the employment of any continuing employee at any time, with or without cause, following the effective date of his or her employment with the Parent or Surviving Corporation or, subject to the foregoing provisions of this Section 6.9, restrict the Parent or the Surviving Corporation in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the continuing employees.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent or delay the receipt of the Antitrust Approvals or the Required Gaming Approvals.

Section 6.11 Financing.

(a) Parent and Merger Sub acknowledge and agree that at any time prior to the Effective Time, the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.12 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

(b) Parent and Merger Sub shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at or prior to the Merger Closing and to obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Debt Commitment Letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing their Affiliates to use) their respective reasonable best efforts to:

(i) comply with and maintain in effect the Debt Commitment Letters, negotiate and enter into Financing Agreements with respect thereto (and maintain such in effect and comply with the terms thereof) on the terms and conditions contained therein (as such terms may be modified or adjusted in accordance with the terms of any “flex” provisions set forth in the Debt Commitment Letters (including as specified in any Fee Letter provided pursuant to Section 5.7)) or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein; provided, however, that, without limiting the foregoing, in no event shall any of the Financing Agreements: (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letters (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letters) in a manner that would adversely impact in any material respect the ability of Parent to consummate the Merger; (B) expand, amend or modify any of the conditions or other contingencies to the funding of the Debt Financing set forth in the Debt Commitment Letter, or impose any new or additional condition to the receipt or funding of the Debt Financing, in each case that would reasonably be expected to prevent or materially delay the Merger Closing or the availability of the Debt Financing as of the Merger Closing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letters) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the date on which the Debt Financing would be obtained; or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the Financing Sources;

(ii) taking into account the expected timing of the Marketing Period, satisfy, or cause their Representatives to satisfy, as promptly as practicable and on a timely basis, all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements relating thereto (including by paying any commitment, engagement or placement or other fees that become due and payable under or with respect to any of the Debt Commitment Letters or Financing Agreements);

(iii) accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letters and the Financing Agreements;

(iv) assuming the conditions to the consummation of the Debt Financing provided for in the Debt Commitment Letters (which, for the avoidance of doubt, includes Alternative Financing, if any, that is being used in accordance with Section 6.11, pursuant to the commitments with respect thereto) or any Financing Agreements related thereto have been satisfied (other than (x) any conditions that are within the control of Parent or Merger Sub and (y) those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), enforce its rights under the Debt Commitment Letters and Financing Agreements in the event of a breach by the Financing Sources under the Debt Commitment Letters and Financing Agreements relating thereto;

(v) subject to the satisfaction of the conditions precedent thereto, cause the Financing Sources to fund the Debt Financing at or prior to the time the Merger Closing is required to occur pursuant to the terms and conditions hereof; and

(vi) deliver as promptly as is reasonably practicable following the date hereof, the confidential information memoranda contemplated by the Debt Commitment Letters to the Financing Sources.

(c) Neither Parent nor Merger Sub shall agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or any Financing Agreements without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), from that contemplated by the Debt Commitment Letters delivered as of the date of this Agreement, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner adverse to Parent or the Company, (iii) increase the amount of the Debt Financing or decrease the amount of Equity Financing, in each case, from the amounts set forth in the Debt Commitment Letters delivered on the date of this Agreement, (iv) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (v) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or (vi) otherwise contravene the limitations set forth in Section 6.11(b)(i)(A)-(D). Neither Parent nor Merger Sub shall agree to the withdrawal, repudiation, termination or rescission of any Debt Commitment Letter or Financing Agreement or any provision thereof without the prior written consent of the Company. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.11(c), Parent shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letters” shall include such documents as amended, supplemented or modified in compliance with this Section 6.11(c) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended, supplemented or modified in compliance with this Section 6.11 and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.11, as applicable.

(d) In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letters or the Financing Agreements for any reason or any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Parent shall promptly so notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Merger Closing Date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to replace such unavailable Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with customary redactions with respect to the fee letter). Notwithstanding the foregoing, no New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Merger Closing as set forth in the Debt Commitment Letters in effect on the date of this Agreement or otherwise include terms (including any “flex”

provisions) that would reasonably be expected to prevent, materially hinder or materially delay the consummation of the transactions contemplated by this Agreement. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.11(d), (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter (and any related Fee Letter) to the extent not superseded by a New Debt Commitment Letter (or related new Fee Letter), as the case may be, at the time in question and any New Debt Commitment Letter (and any related new Fee Letter) to the extent then in effect.

(e) Any breach of the Debt Commitment Letters by Parent or Merger Sub shall be deemed a breach by Parent of this Section 6.11. Parent shall (i) furnish the Company (A) drafts of the Financing Agreements following the reasonable request of the Company and (B) complete, correct and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened breach by any party of any of the Debt Commitment Letters or, to the extent such breach or default would reasonably be expected to prevent, materially hinder, or materially delay the consummation of the transactions contemplated by this Agreement, the Financing Agreements of which Parent, Merger Sub or any of their Representatives or Affiliates becomes aware or any termination or threatened termination thereof and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within two (2) Business Days) notice (I) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) of the Debt Commitment Letter of which Parent becomes aware, (II) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letters by Parent or Merger Sub, or any default, termination or repudiation by any party to any of the Debt Commitment Letters or Financing Agreements or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letters or Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Merger Closing and (III) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Financing Agreements or will be unable to obtain Alternative Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance disclosed pursuant to clause (I), (II) or (III) of this subsection (e).

(f) Notwithstanding anything contained in this Agreement to the contrary, (i) each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Merger Closing.

Section 6.12 Financing Cooperation.

(a) Subject to Section 6.11(a) and the remaining provisions of this Section 6.12, prior to the Merger Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, reasonably cooperate with Parent in connection with Parent’s arrangement of the Debt Financing, which cooperation by the Company shall consist of, at the reasonable request of Parent, (i) furnishing Parent with the financial information regarding the Company and its Subsidiaries required by clause (ii) of paragraph (e) of Exhibit C to the Debt Commitment Letters (for the avoidance of doubt, giving effect to the last sentence of such paragraph (f)) (the “Required Financial Information”), provided, however, for the avoidance of doubt, that such information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (ii) using reasonable best efforts to cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, (iii) using reasonable best efforts, upon Parent’s prior written request, to furnish Parent at least five (5) Business Days prior to the Merger Closing with reasonable documents or other information relating to the Company or its Subsidiaries required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, (iv) using commercially reasonable efforts to assist Parent in obtaining accountants’ comfort letters from the Company’s independent accountants on customary terms and consistent with the accountants’ customary practice in connection with the Debt Financing, (v) using reasonable best efforts to furnish Parent, quarterly financial and operating data relating to the Company and its Subsidiaries’ assets and operations that is reasonably requested by Parent, (vi) using reasonable best efforts to obtain attorney audit response letters reasonably requested by Parent and customary for financings similar to the Debt Financing, (vii) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of the documents distributed to prospective lenders), (viii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with debt financings, (ix) using commercially reasonable efforts to provide any customary payoff or similar letters in connection with any debt facilities of the Company or its Subsidiaries or Affiliates being terminated in connection with the consummation of the transactions contemplated hereby and (x) agreeing to enter into such agreements and to use its commercially reasonable efforts to deliver such officer’s certificates, as are customary in financings of such type and otherwise grant liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time. Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing, and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company. Following Parent’s request, the Company will update the Required Financial Information so that such Required Financial Information remains in compliance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules or regulations of the SEC) and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) prior to the Effective Time, (C) enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, or (D) take any action that would (I) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (II) cause any representation or warranty in this Agreement to be breached, (III) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (IV) conflict with the Charter, the Bylaws (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws, (V) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (VI) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (VII) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period, or (VIII) authorize any corporate action prior to the Effective Time.

(b) Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.12. The Company, its Affiliates and their respective Representatives (collectively, the “6.12 Indemnitees”) shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the 6.12 Indemnitees in connection with the arrangement of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto. This Section 6.12(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the 6.12 Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent. All nonpublic or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) The Company hereby consents to the use of its and its Subsidiaries logos in connection with the Debt Financing; provided, however, that, such logos are used solely in a manner that is reasonable and customary for such purposes that does not suggest that the Company or any of its Subsidiaries has any responsibility for the documents or materials in which such logos are used (or the contents thereof) and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or Intellectual Property Rights.

(d) Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied if (i) the Company’s breach(es), if any, of its obligations under this Section 6.12 did not cause the failure of the Debt Financing to be obtained or (ii) Parent does not have the right to terminate this Agreement pursuant to Section 8.1(d)(i) as a result of any breaches of this Section 6.12 by the Company.

Section 6.13 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 6.14 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15 Rule 16b-3 Matters. Prior to the Effective Time, the Company and Parent shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent common stock (including derivative securities with respect to Parent common stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, will be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Shareholder Litigation. The Company shall give Parent the reasonable opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any shareholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Merger or other transactions contemplated herein, and no full or partial settlement of any such litigation, including in each case, any payment of fees, will be agreed to by the Company without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.17 Withholding Certificate. Prior to the Merger Closing Date, the Company shall deliver to Parent a certificate, substantially in the form provided for in Section 1.1445-2(c)(3)(i) and 1.897-2(h)(2) of the Treasury Regulations, certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five (5) year period ending on the Merger Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a) the Requisite Shareholder Approval shall have been obtained;

(b) any applicable waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted (the “Antitrust Approvals”);

(c) the Gaming Approvals set forth on Section 7.1(c) of the Company Disclosure Letter (the “Required Gaming Approvals”) shall have been obtained and shall be in full force and effect; and

(d) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn (provided, however, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.3) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in Section 4.2(a) (Capitalization; Subsidiaries), Section 4.3 (Authority Relative to Agreement) and the first sentence of Section 4.25 (Brokers) shall be true and correct in all respects as of the date of this Agreement and at and as of the Merger Closing Date as if made on the Merger Closing Date (except, with respect to Section 4.2(a), to the extent that any inaccuracies would be de minimis, in the aggregate) and (ii) each of the remaining representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as if made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not constitute a Company Material Adverse Effect (it being understood that, for purposes of clause (ii) above, when determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties shall be disregarded);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c) the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b); and

(d) since the date of this Agreement, there shall not have occurred any change, effect, development or circumstance that constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.

Section 7.3 Conditions to the Obligations of the Company. In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as if made on the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not constitute a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c) Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on May 15, 2014 (the “Termination Date”); provided, however, that if the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been satisfied (or, with respect to the conditions set forth in Section 7.1(c) only, duly waived by all parties entitled to the benefit of such conditions) by the fifth (5th) Business Day prior to the Termination Date, then either the Company or Parent may, by written notice delivered to the other party, unilaterally extend the Termination Date from time to time to a date not later than July 10, 2014; in which case, the Termination Date shall for all purposes be deemed to be the date provided in such notice;

provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to either party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date (as the same may be extended) or (2) the failure of the Merger Closing to occur by the Termination Date (as the same may be extended); provided, further, that the parties agree that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 9.9; or

(ii) any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and, if such Restraint is an Order, such Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.3 to prevent, oppose or remove such Restraint; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii) the Requisite Shareholder Approval shall not have been obtained at a duly held Shareholders’ Meeting or at any adjournment or postponement thereof; or

(c) by the Company if:

(i) Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) (I) is not capable of being cured prior to the Termination Date or (II) is not cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of Section 6.5(d) and Section 6.5(e), so long as concurrently with such termination, the Company (1) enters into the associated Alternative Acquisition Agreement and (2) pays, or causes to be paid, to Parent the Termination Fee specified in Section 8.3(a)(ii); or

(iii) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing), and Parent or Merger Sub fails to consummate the Merger by the time the Merger Closing should have occurred pursuant to Section 2.2.

(d) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (B) (I) is not capable of being cured prior to the Termination Date or (II) is not cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) (A) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement distributed to its stockholders, (B) a Change in Recommendation has occurred, (C) the Company shall have breached or failed to perform in any material respect any of its obligations set forth in Section 6.5, (D) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first commenced within the meaning of Rule 14d-2 promulgated under the Exchange Act, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Board Recommendation, (E) the Company shall have failed, following the public announcement of any bona fide Acquisition Proposal (other than a Superior Proposal), to reaffirm publicly the Company Board recommendation within ten (10) Business Days after Parent requests in writing that such Company Board Recommendation under such circumstances be reaffirmed publicly (which request may only be made (i) once with respect to such Acquisition Proposal (except to the extent any material modification to such Acquisition Proposal is publicly announced, in which case, Parent shall be entitled to make an additional request and (ii) on or before 5:00 pm (New York) on the third (3rd) Business Day following the initial public announcement of such Acquisition Proposal); provided, however, to the extent such Acquisition Proposal is publicly announced within ten (10) Business Days of the Shareholders’ Meeting, such affirmation shall be made not later than two (2) Business Days prior to the Shareholders’ Meeting, unless such Acquisition Proposal is publicly announced within three (3) Business Days of the Shareholder Meeting, in which case such affirmation shall be made prior to such Shareholder Meeting, or (F) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly propose to take any of the foregoing actions; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) once the Requisite Shareholder Approval has been obtained at the Shareholders’ Meeting.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that if (x) such termination resulted, directly or indirectly, from the breach of any covenant or other agreement contained herein or the intentional breach of any representation or warranty contained herein or (y) the breach of any covenant or other agreement contained herein or any intentional breach of any representation or warranty contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses (including pursuant to Section 9.13), liabilities or other losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such failure or breach; provided, further that the Confidentiality Agreement and the provisions of Section 4.25 (Brokers), Section 5.14 (Brokers), Section 6.4 (Access to Information; Confidentiality) (last sentence only), Section 6.11(a) (Financing), Section 6.12(b) (Financing Cooperation), Article I (Definitions), Article VIII (Termination) and Article IX (General Provisions) shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3 Termination Fee.

(a) Termination Fee Payable. If, but only if, the Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and (y) the Company (A) receives or has received an

Acquisition Proposal from a Third Party after the date of this Agreement, which Acquisition Proposal is publicly disclosed and has not been withdrawn either (I) at or prior to the time of the Shareholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Shareholders’ Meeting, and (B) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement to consummate, or consummates, a transaction regarding such Acquisition Proposal with the Third Party, or any Affiliate of the Third Party, who made such Acquisition Proposal described in clause (A) above, then the Company shall pay, or cause to be paid, to Parent an amount equal to $43,335,601 (the “Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following the date of the consummation of such transaction regarding an Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination; or

(iii) Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination.

(b) Certain Limitations.

(i) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(ii) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that, to the extent any termination of this Agreement resulted, directly or indirectly, from a breach of any covenant or agreement contained in this Agreement or an intentional breach of any representation or warranty contained in this Agreement by the Company or such breach by the Company shall cause the Merger Closing not to occur as provided under Section 8.2, Parent shall be entitled to both the payment of the Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, in respect of such breach (as reduced by any Termination Fee paid by the Company).

(c) Integral Part of Transaction. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement. If the Company shall fail to pay or cause to be paid in a timely manner the amounts due pursuant to Section 8.3(a) and in order to obtain such payment Parent makes a claim that results in a judgment against the Company for payment of the Termination Fee and reasonable and documented out-of-pocket expenses of Parent, the Company shall pay to Parent Parent’s reasonable and documented costs and expenses (including Parent’s reasonable and documented attorney’s fees and expenses) incurred in connection with such suit, together with interest on the amounts due at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Shareholder Approval; provided, however, that after the Requisite Shareholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the shareholders of the Company without such further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that Section 9.5 (solely with respect to the rights or benefits granted to the Financing Sources therein), Section 9.7(a)(iii), Section 9.10(c), and Section 9.12 may not be amended without the prior written consent of the Financing Sources.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable

Law, any party hereto may, by action taken or authorized by its board of directors, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 8.4, waive compliance with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power hereunder. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.6 Expenses. Except as expressly set forth herein (including Section 6.12(b), Section 6.16, Section 8.2, Section 8.3, this Section 8.6 and Section 9.13), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger, or any of the other transactions contemplated by this Agreement, is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case, in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses) shall be borne equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by e-mail of a PDF attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any

Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Bally Technologies, Inc.

6601 South Bermuda Road

Las Vegas, Nevada 89119

United States

Phone: (702) 584-7700

Email: mlerner@ballytech.com

Attention: Mark Lerner, Esq., Secretary, Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Suite 4600

Los Angeles, California 90071-3197

Phone: (213) 229-7504

Email: jlesage@gibsondunn.com

            cchoh@gibsondunn.com

Attention: Jeffrey A. Le Sage, Esq.

                  Candice S. Choh, Esq.

and

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Phone: (612) 766-8577

Email: steven.kennedy@faegrebd.com

            jon.nygren@faegrebd.com

Attention: Steven C. Kennedy, Esq.

                 Jonathan L.H. Nygren, Esq.

if to the Company:

SHFL entertainment, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

Phone: (702) 897-7150

Fax: (702) 897-2284

Email: klever@shfl.com

Attention: Katie S. Lever, Esq., General Counsel & Executive Vice President

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Fax: (212) 735-2000

Email: Howard.Ellin@skadden.com

Richard.Witzel@skadden.com

Attention: Howard L. Ellin, Esq.

Richard C. Witzel, Jr., Esq.

and

Leonard, Street and Deinard Professional Association

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

Phone: (612) 335-1517

Fax: (612) 335-1657

Email: mark.weitz@leonard.com

Attention: Mark S. Weitz, Esq.

and

Greenberg Traurig, LLP

3773 Howard Hughes Parkway, Suite 400 North

Las Vegas, NV 89169

Phone: (702) 792-3733

Fax: (702) 792-9002

Email: bonnerm@gtlaw.com

Attention: Michael Bonner, Esq.

and, except as set forth above, such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosure of such fact, circumstance or information with respect to all other Sections of the Company Disclosure Letter or Parent Disclosure Letter to which the relevance of such information is reasonably apparent on its face. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) When a reference is made in this Agreement to an Article, Section, Appendix, Schedule, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement.

(d) All terms defined in this Agreement shall have the defined meanings when used in capitalized form in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any Law defined or referred to herein, or in any agreement or instrument entered into or delivered in conjunction with the transactions contemplated hereby and referred to herein, means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date. References to a Person are also to its successors and permitted assigns. The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole.

(f) The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 15, 2013. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa. References to “$” or “dollars” in this Agreement shall mean United States dollars.

(g) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 9.4 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent and its permitted assigns may assign its rights under this Agreement without the Company’s consent for collateral security purposes to any Financing Sources and/or any of their Affiliates; and provided, further, in each case, that Parent remains obligated to the Company pursuant to the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries.

(a) This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for (i) from and after the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (ii) the provisions of Section 6.6 (Directors’ and Officers’ Indemnification and Insurance) (iii) with respect to the Financing Sources, the provisions of this Section 9.7, Section 8.4 (solely the last sentence thereof), Section 9.5 (solely with respect to the rights or benefits granted to the Financing Sources thereunder), Section 9.10(c) and Section 9.12, (iv) from and after the Effective Time, the right of holders of Company Options to receive the Option Cash Payment at the Effective Time, (v) from and after the Effective Time, the right of the holders of Company Restricted Shares or Company Restricted Share Units to receive the Restricted Award Payments at the Effective Time, (vi) from and after the Effective Time, the right of the holders of Performance Units to receive the Performance Unit Payments at the Effective Time, (vii) the right of the Company, on behalf of the holders of Company Common Stock, the holders of Company Restricted Shares or Company Restricted Share Units, the holders of Company Options and the holders of Performance Units, as applicable, to pursue damages (including pursuing damages for their loss of economic benefits from the transactions contemplated by this Agreement) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub; provided, that this clause is not intended and under no circumstances shall be deemed, to create any right of the holders of Company Common Stock, the holders of Company Restricted Shares or Restricted Share Units, the holders of Company Options and the holders of Performance Units to bring an action against Parent or Merger Sub pursuant to this Agreement or otherwise, (viii) the provisions of Section 6.6 (which shall be enforceable by the Indemnitees), (ix) the provisions of Section 6.10 and (x) the provisions of Section 6.12(b) (which shall be enforceable by the 6.12 Indemnitees).

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

Section 9.9 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties hereto (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.7) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The election of any party hereto to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such party from subsequently seeking to terminate this Agreement and seeking to collect Damages in respect of any breach pursuant to Article VIII.

(b) If, prior to the Termination Date, any party brings any action to specifically enforce the performance of the terms and provisions hereof by any other party hereto, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

Section 9.10 Consent to Jurisdiction.

(a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada and to the jurisdiction of the United States District Court for the State of Nevada, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Nevada state or federal court.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of courts of the State of Nevada located in Clark County, Nevada, any other court of the State of Nevada and any Federal court sitting in the State of Nevada in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the State of Nevada located in

Clark County, Nevada (or, if (but only if) the courts located in Clark County, Nevada shall be unavailable, any other court of the State of Nevada or any Federal court sitting in the State of Nevada). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything herein to the contrary, (i) none of the Company and any of its respective Representatives or Affiliates shall have any rights or claims against any Financing Source or any of the respective former, current or future Affiliate or Representatives of the Financing Sources (collectively, the “Financing Parties”) in connection with this Agreement or the Debt Financing, and no Financing Party shall have any rights or claims against any of the Company or any of its respective Representatives in connection with this Agreement or the Debt Financing, in each case whether at law or equity, in contract, in tort or otherwise; provided, that, following the Merger Closing Date, the foregoing shall not limit the rights of the Financing Parties under any Debt Financing, and (ii) without prejudice to clause (i) above, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (or appellate courts thereof), and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a PDF attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BALLY TECHNOLOGIES, INC.,
a Nevada corporation

By:	/s/ Ramesh Srinivasan
	Name:	Ramesh Srinivasan
	Title:	President and Chief Executive Officer

MANHATTAN MERGER CORP., a Minnesota corporation

By:	/s/ Ramesh Srinivasan
	Name:	Ramesh Srinivasan
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SHFL ENTERTAINMENT, INC., a Minnesota corporation

By:	/s/ Gavin Isaacs
	Name:	Gavin Isaacs
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

Macquarie Capital (USA) Inc.1

A Member of the Macquarie Group of Companies

125 West 55th Street New York NY 10019 UNITED STATES	Telephone Tollfree Facsimile	1 212 231 1000 1 800 648 2878 1 212 231 1717
Internet www.macquarie.com

July 15, 2013

PERSONAL AND CONFIDENTIAL

Board of Directors

SHFL entertainment, Inc.

1106 Palms Airport Drive,

Las Vegas, NV 89119

Members of the Board of Directors:

We understand that SHFL entertainment, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of July 15, 2013 (the “Merger Agreement”), with Bally Technologies, Inc. (“Parent”) and Manhattan Merger Corp. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share (the “Company Common Stock”), other than Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case issued and outstanding immediately prior to the Effective Time, and the Dissenting Shares (collectively, the “Excluded Shares”), will be converted into the right to receive an amount in cash equal to $23.25 per share, without interest (the “Consideration”). The foregoing is referred to herein as the “Transaction”. As a result of the Transaction, the Company will become a wholly owned subsidiary of Parent. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed a draft of the Merger Agreement dated July 14, 2013 and received on July 15, 2013, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii)	Reviewed certain publicly available business and financial information relating to the Company and its subsidiaries that we deemed to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and its subsidiaries that were prepared and furnished to us by the management of the Company;

(iv)	Reviewed certain financial projections relating to the Company and its subsidiaries that were provided to us by the management of the Company and upon which we have been instructed to rely;

[1]	Macquarie Capital (USA) Inc. is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital (USA) Inc. Macquarie Capital (USA) Inc.

(v)	Discussed the past and present operations, financial projections, current financial condition and prospects of the Company and its subsidiaries with certain members of senior management of the Company;

(vi)	Reviewed the reported prices and trading activity of the Company Common Stock;

(vii)	Compared the financial performance of the Company with publicly available information concerning certain other companies that we deemed relevant, and compared the prices and trading activity of the Company Common Stock with that of certain publicly-traded companies that we deemed relevant;

(viii)	Reviewed the financial terms of certain publicly available transactions involving companies we deemed relevant;

(ix)	Considered the information garnered in our efforts to solicit and hold discussions with, at the direction of the Company, certain specified third parties to solicit indications of interest from such third parties in the possible acquisition of the Company; and

(x)	Performed such other financial analyses and examinations and considered such other factors that we deemed appropriate for purposes of this opinion.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of the Company which were furnished to us, we have assumed that such financial projections have been reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, with your consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, reaffirm or withdraw this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock (other than holders of Excluded Shares), of the Consideration to be paid to such holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities or options, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any

B-2

of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration in cash to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement or otherwise. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent or Merger Sub, or the ability of the Company, Parent or Merger Sub to pay its obligations when they come due.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Transaction. We will also receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital (USA) Inc. or its affiliates may actively trade in the bank loans or debt or equity securities, or options on securities, of (x) the Company and affiliates of the Company, (y) Parent and affiliates of Parent and (z) any other company that may be involved in the Transaction, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have in the past provided, may be currently providing and in the future may provide, financial advisory services and investment banking services to the Company, affiliates of the Company, and to Parent and its affiliates, for which we or such affiliates have received, and/or would expect to receive, compensation, including (i) other than in connection with the Transaction, (ii) approximately $200,000 in fees received from the Company for a fairness opinion rendered in the Company’s fiscal year 2012 in connection with an acquisition made by the Company, and (iii) holding non-beneficial ownership of the Company constituting less than 0.5% of the outstanding Company Common Stock and non-beneficial ownership of Parent constituting less than 0.5% of its outstanding common stock.

It is understood that this opinion is solely for the information of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction, and may not be disclosed to any third party or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in the proxy statement that the Company will file with the Securities and Exchange Commission on Schedule 14A in connection with the Transaction, provided that the opinion is reproduced in full in such filing and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to whether such holder should act or vote in connection with the Transaction or any other matter. This opinion has been approved by a fairness opinion committee of Macquarie Capital (USA) Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

B-3

Annex C

SECTION 302A.471 RIGHTS OF DISSENTING SHAREHOLDERS

Subdivision 1. Actions creating rights.

A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights.

The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

SECTION 302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action.

If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent.

If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.

If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.

If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PRELIMINARY COPY

SPECIAL MEETING OF SHAREHOLDERS OF

SHFL entertainment, Inc.

[—], 2013

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

i	Please detach along perforated line and mail in the envelope provided.	i

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The approval and adoption of the merger agreement, including the plan of merger, thereby approving the transactions contemplated thereby, including the merger	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.   The proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to SHFL’s named executive officers in connection with the consummation of the merger

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.   The proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the SHFL board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement

	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting and Proxy Statement.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If signatory is a corporation or company, please sign the full corporate name by a duly authorized officer. If signatory is a partnership, please sign in partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com

SHFL ENTERTAINMENT, INC.

6650 El Camino Road

Las Vegas, NV 89118

Proxy for Special Meeting of Shareholders on [•], 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of Michael Gavin Isaacs and Linster W. Fox, or either of them your proxies, each with full power of substitution and power to act alone, to represent and vote as designated on the reverse side, all the shares of common stock of SHFL entertainment, Inc. held of record by the undersigned on [—], 2013 at the special meeting of shareholders to be held at [—] on [—], 2013 and any adjournment or postponement thereof.

The availability of this proxy is governed by Minnesota law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of SHFL common stock represented by this proxy given in connection with this special meeting.

(Continued and to be signed on the reverse side)